Exhibit 10.22.1

MASTER INDENTURE

dated as of May 24, 2006

by and between

TRINITY RAIL LEASING V L.P.,

a Texas limited partnership,

as issuer of the Equipment Notes,

and

WILMINGTON TRUST COMPANY,

as Indenture Trustee for the Equipment Notes

i

Page

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.01 Representations and Warranties	64
Section 5.02 General Covenants	71
Section 5.03 Portfolio Covenants	77
Section 5.04 Operating Covenants	82

ARTICLE VI

THE INDENTURE TRUSTEE

Section 6.01 Acceptance of Trusts and Duties	92
Section 6.02 Absence of Duties	92
Section 6.03 Representations or Warranties	92
Section 6.04 Reliance; Agents; Advice of Counsel	92
Section 6.05 Not Acting in Individual Capacity	94
Section 6.06 No Compensation from Noteholders	95
Section 6.07 Notice of Defaults	95
Section 6.08 Indenture Trustee May Hold Securities	95
Section 6.09 Corporate Trustee Required; Eligibility	95
Section 6.10 Reports by Issuer	95
Section 6.11 Certain Rights of the Control Party/Requisite Majority	96

ARTICLE VII

SUCCESSOR TRUSTEES

Section 7.01 Resignation and Removal of Indenture Trustee	96
Section 7.02 Appointment of Successor	97

ARTICLE VIII

INDEMNITY

Section 8.01 Indemnity	98
Section 8.02 Noteholders’ Indemnity	99
Section 8.03 Survival	99

Page

ARTICLE IX

SUPPLEMENTAL INDENTURES

Section 9.01 Supplemental Indentures Without the Consent of the Noteholders	99
Section 9.02 Supplemental Indentures with the Consent of Noteholders	100
Section 9.03 Execution of Series Supplements to Master Indenture	101
Section 9.04 Effect of Series Supplements to Master Indenture	101
Section 9.05 Reference in Equipment Notes to Supplements	101
Section 9.06 Issuance of Additional Series of Equipment Notes	102

ARTICLE X

MODIFICATION AND WAIVER

Section 10.01 Modification and Waiver with Consent of Holders	104
Section 10.02 Modification Without Consent of Holders	105
Section 10.03 Subordination and Priority of Payments	105
Section 10.04 Execution of Amendments by Indenture Trustee	105

ARTICLE XI

SUBORDINATION

Section 11.01 Subordination	106

ARTICLE XII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 12.01 Discharge of Liability on the Equipment Notes; Defeasance	107
Section 12.02 Conditions to Defeasance	108
Section 12.03 Application of Trust Money	109
Section 12.04 Repayment to Issuer	109
Section 12.05 Indemnity for Government Obligations and Corporate Obligations	110
Section 12.06 Reinstatement	110

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Right of Indenture Trustee to Perform	110

Schedule	Description
Schedule 1	Account Information

Exhibit	Description

Exhibit A	Form of Class A Equipment Note

Exhibit B	Form of Class B Equipment Note
Exhibit C-1	Form of Certificate to be Given by Noteholders
Exhibit C-2	Form of Certificate to be Given by Euroclear or Clearstream
Exhibit C-3	Form of Certificate to Depository Regarding Interest
Exhibit C-4	Form of Depositary Certificate Regarding Interest
Exhibit C-5	Form of Transfer Certificate for Exchange or Transfer from
144A Book-Entry Note to Regulation S Book-Entry Note
Exhibit C-6	Form of Initial Purchaser Exchange Instructions
Exhibit C-7	Form of Certificate to be Given by Transferee of Beneficial
Interest in a Regulation S Temporary Book-Entry Note
Exhibit D	Form of Investment Letter to be Delivered in Connection with
Transfers to Non-QIB Accredited Investors
Exhibit E	Railcar Type Concentration Limits
Exhibit F	[Reserved]
Exhibit G-1	Form of Monthly Report
Exhibit G-2	Form of Annual Report
Exhibit H	Form of Full Service Lease
Exhibit I	Form of Net Lease
Exhibit J	[Reserved]

v

This MASTER INDENTURE, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time (but excluding any Series Supplement), this “Master Indenture”), by and between TRINITY RAIL LEASING V L.P., a Texas limited partnership, as issuer of the Equipment Notes ( “TRL-V” or “Issuer” ), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as indenture trustee for each Series of Equipment Notes (the “Indenture Trustee”).

WITNESSETH:

WHEREAS, Issuer and the Indenture Trustee are executing and delivering this Master Indenture in order to provide for the issuance, from time to time, by Issuer of Equipment Notes in one or more Series, the Principal Terms of which shall be specified in one or more Series Supplements to this Master Indenture; and

WHEREAS, except as otherwise provided herein, the obligations of Issuer under all Equipment Notes issued pursuant to this Master Indenture and the other Secured Obligations shall be secured on a pari passu basis by the Collateral further granted and described below;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

GRANTING CLAUSES

Issuer hereby pledges, transfers, assigns, and otherwise conveys to the Indenture Trustee for the benefit and security of the Noteholders, the Series Enhancer and other Secured Parties, and grants to the Indenture Trustee for the benefit and security of the Noteholders and other Secured Parties a security interest in and Encumbrance on, all of Issuer’s right, title and interest, whether now existing or hereafter created or acquired and wherever located, in, to and under the assets and property described below (collectively, the “Collateral” ):

(a) each Issuer Document (including, without limitation, all Leases and the Management Agreement), in each case, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements” );

(b) all licenses, manufacturer’s warranties and other warranties, Supporting Obligations, Payment Intangibles, Accounts, Instruments, Chattel Paper, General Intangibles and all other rights and obligations related to any Assigned Agreement, including, without limitation, (i) all rights, powers, privileges, options and other benefits of Issuer to receive moneys and other property due and to become due under or pursuant to the Assigned Agreements, including, without limitation, all rights, powers, privileges, options and other benefits to receive and collect rental payments, income, revenues, profits and other amounts, payments, tenders or security (including any cash collateral) from any other party thereto (including, in the case of Leases, from the Lessees thereunder), (ii) all rights, powers, privileges, options and other benefits of Issuer to receive proceeds of any casualty insurance, condemnation award, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) all claims of Issuer for damages arising out of or for breach of or default under any Assigned Agreement and (iv) the rights, powers, privileges, options and other benefits of Issuer to perform under each Assigned Agreement, to compel performance and otherwise exercise all remedies thereunder and to terminate each Assigned Agreement;

(c) all (i) Railcars conveyed to Issuer from time to time, whether pursuant to the Asset Transfer Agreement or otherwise, and any and all substitutions and replacements therefor, (ii) all licenses, manufacturer’s warranties and other warranties, Supporting Obligations, Payment Intangibles, Chattel Paper, General Intangibles and all other rights and obligations related to such Railcars (or any substitutions or replacements thereof), (iii) all Railroad Mileage Credits allocable to such Railcars and any payments in respect of such credits, (iv) all tort claims or any other claims of any kind or nature related to such Railcars and any payments in respect of such claims, (v) all SUBI Certificates evidencing a SUBI interest in the Trinity Marks related to such Railcars and (vi) all other payments owing by any Person (including any railroads or similar entities) in respect of or attributable to such Railcars or the use, loss, damage, casualty, condemnation of such Railcars or the Marks associated therewith, in each case whether arising by contract, operation of law, course of dealing, industry practice or otherwise;

(d) all Indenture Accounts and all Investment Property therein (including, without limitation, all (i) securities, whether certificated or uncertificated, (ii) Security Entitlements, (iii) Securities Accounts, (iv) commodity contracts and (v) commodity accounts) in which Issuer has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property with respect thereto, including, without limitation, any Permitted Investments purchased with funds on deposit in any Indenture Accounts, and all income from the investment of funds therein;

(e) all insurance policies maintained by Issuer or for its benefit (including, without limitation, all insurance policies maintained by the Manager or the Insurance Manager for the benefit of Issuer) covering all or any portion of the Collateral, and all payments thereon or with respect thereto; and

(f) all Proceeds, accessions, profits, products, income benefits, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of Issuer described in the preceding clauses (including, without limitation, Issuer’s claims for indemnity thereunder and payments with respect thereto).

Such Security Interests are made in trust and subject to the terms and conditions of this Master Indenture as collateral security for the payment and performance in full by Issuer of all Outstanding Obligations and for the prompt payment in full by Issuer of the respective amounts due and the prompt performance in full by Issuer of all of its other obligations, in each case, under Issuer Documents (including the Equipment Notes) and the Operative Agreements to which Issuer is a party (collectively, the “Secured Obligations” ), all as provided in this Master Indenture.

For avoidance of doubt it is expressly understood and agreed that, to the extent the UCC is revised subsequent to the date hereof such that the definition of any of the foregoing terms included in the description of Collateral is changed, the parties hereto desire that any property which is included in such changed definitions which would not otherwise be included in the foregoing grant on the date hereof be included in such grant immediately upon the effective date of such revision.

The Indenture Trustee acknowledges such Security Interests, accepts the duties created hereby in accordance with the provisions hereof and agrees to hold and administer all Collateral for the use and benefit of all present and future Secured Parties.

Issuer hereby irrevocably authorizes the Indenture Trustee at any time, and from time to time, to file, without the signature of Issuer, in any filing office in any UCC jurisdiction necessary or desirable to perfect the Security Interests granted herein, any initial financing statements, continuation statements and amendments thereto that (i) indicate or describe the Collateral regardless of whether any particular asset constituting Collateral falls within the scope of Article 9 of the UCC in the same manner as described herein or in any other manner as the Indenture Trustee or any Series Enhancer may determine in its sole discretion is necessary or desirable to ensure the perfection of the Security Interests granted herein, or (ii) provide any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Issuer is an organization, the type of organization and any organization identification number issued to Issuer. Issuer agrees to furnish the information described in clause (ii) of the preceding sentence to the Indenture Trustee promptly upon the Indenture Trustee’s request. Nothing in the foregoing shall be deemed to create an obligation of the Indenture Trustee to file any financing statement, continuation statements or amendment thereto.

Priority. Issuer intends the Security Interests in favor of the Indenture Trustee to be prior to all other Encumbrances in respect of the Collateral, and Issuer has taken and shall take or cause to be taken all actions necessary to obtain and maintain, in favor of the Indenture Trustee, for the benefit of the Noteholders and other Secured Parties, a first priority, perfected security interest in the Collateral, to the extent that perfection can be achieved by the filing of a UCC-1 financing statement in any UCC jurisdiction and/or other similar filings with the STB. With respect to Leases where the Lessee thereunder is a Canadian resident, Issuer has taken and shall take or cause to be taken all actions necessary or advisable to obtain and maintain, in favor of the Indenture Trustee, a first priority, perfected security interest in the related Collateral including, without limitation, (a) making all such filings, registrations and recordings with the Registrar General of Canada as are necessary or advisable to obtain and maintain a first priority, perfected security interest in such Collateral and (b) to the extent that the Canada Transportation Act does not apply exclusively to such Lease, making all such filings, registrations and recordings, and taking all such actions as are necessary or advisable to obtain and maintain a perfected purchase-money security interest in the Portfolio Railcars which are the subject matter of such Lease under applicable Canadian provincial or territorial personal property security legislation (or, to the extent that a purchase-money security interest in such Portfolio Railcars has not or cannot be obtained, Issuer shall promptly obtain from each Person who has made a filing, registration or recording against the applicable Lessee under any applicable Canadian provincial or territorial personal property security legislation, which filing, registration or recording perfects or could perfect a security interest or other interest in any of such Portfolio Railcars, a release, waiver or subordination (in form and substance satisfactory to the Indenture Trustee and each Series Enhancer) of such Person’s Encumbrance on such Portfolio Railcars). The Indenture Trustee shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party under all applicable law in addition to, and not in limitation of, the other rights, remedies and recourses granted to the Indenture Trustee by this Master Indenture or any law relating to the creation and perfection of security interests in the Collateral.

Continuance of Security.

(a) Except as otherwise provided under “Releases” below, the Security Interests created under this Master Indenture shall remain in force as continuing security to the Indenture Trustee, for the benefit of the Noteholders and other Secured Parties, until the repayment and performance in full with respect to all Secured Obligations, notwithstanding any intermediate payment or satisfaction of any part of the Secured Obligations or any settlement of account or any other act, event or matter whatsoever and shall secure Secured Obligations, including, without limitation, the ultimate balance of the moneys and liabilities hereby secured.

(b) No assurance, security or payment which may be avoided or adjusted under the law, including under any enactment relating to bankruptcy or insolvency and no release, settlement or discharge given or made by the Indenture Trustee on the faith of any such assurance, security or payment, shall prejudice or affect the right of the Indenture Trustee to recover the Secured Obligations from Issuer (including any moneys which it may be compelled to pay or refund under the provisions of any applicable insolvency legislation of any applicable jurisdiction and any costs payable by it pursuant to or otherwise incurred in connection therewith) or to enforce the Security Interests granted under this Master Indenture to the full extent of the Secured Obligations and accordingly, if any release, settlement or discharge is or has been given hereunder and there is subsequently any such avoidance or adjustment under the law, it is expressly acknowledged and agreed that such release, settlement or discharge shall be void and of no effect whatsoever.

(c) If the Indenture Trustee shall have grounds in its absolute discretion acting in good faith for believing that Issuer may be insolvent pursuant to the provisions of any applicable insolvency legislation in any relevant jurisdiction as at the date of any payment made by Issuer to the Indenture Trustee (provided that the Indenture Trustee shall have no duty to inquire or investigate and shall not be deemed to have knowledge of same absent written notice received by a responsible officer of the Indenture Trustee), the Indenture Trustee shall retain the Security Interests contained in or created pursuant to this Master Indenture until the expiration of a period of one month plus such statutory period within which any assurance, security, guarantee or payment can be avoided or invalidated after the payment and discharge in full of all Secured Obligations notwithstanding any release, settlement, discharge or arrangement which may be given or made by the Indenture Trustee on, or as a consequence of, such payment or discharge of liability, provided that, if at any time within such period, Issuer shall commence a voluntary winding-up or other voluntary case or other proceeding under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction seeking liquidation, reorganization or other relief with respect to Issuer or Issuer’s debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of an administrator, a trustee, receiver, liquidator, custodian or other similar official of Issuer or any substantial part of its property or if Issuer shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against Issuer, or making a general assignment for the benefit of any creditor of Issuer under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction, the Indenture Trustee shall continue to retain such Security Interest for such further period as the Indenture Trustee may reasonably determine on advice of counsel and such Security Interest shall be deemed to have continued to have been held as security for the payment and discharge to the Indenture Trustee of all Secured Obligations.

No Transfer of Duties. The Security Interests granted hereby are granted as security only and shall not (i) transfer or in any way affect or modify, or relieve Issuer from, any obligation to perform or satisfy any term, covenant, condition or agreement to be performed or satisfied by Issuer under or in connection with this Master Indenture or any Issuer Document or any Collateral or (ii) impose any obligation on any of the Secured Parties or the Indenture Trustee to perform or observe any such term, covenant, condition or agreement or impose any liability on any of the Secured Parties or the Indenture Trustee for any act or omission on the part of Issuer relative thereto or for any breach of any representation or warranty on the part of Issuer contained therein or made in connection therewith unless otherwise expressly provided therein.

Collateral.

(a) Generally. On each applicable Closing Date, all instruments, chattel paper, securities or other documents, including, without limitation, any Leases constituting Chattel Paper Originals and SUBI Certificates, representing or evidencing Collateral shall be delivered to and held by or on behalf of the Indenture Trustee on behalf of the Secured Parties pursuant hereto all in form and substance reasonably satisfactory to the Indenture Trustee acting at the direction of the Requisite Majority. Subject to subsections (c) and (d) under this heading, until the termination of the Security Interest granted hereby, if Issuer shall acquire (by purchase, contribution, substitution, replacement or otherwise) any additional Collateral (or instruments, chattel paper, securities or other documents representing any Collateral) at any time or from time to time after the date hereof, Issuer shall forthwith pledge and deposit such Collateral (or instruments, chattel paper, securities, or other documents representing such Collateral) as security for the Secured Obligations with the Indenture Trustee and deliver to the Indenture Trustee, and the Indenture Trustee shall accept under this Master Indenture such delivery.

(b) Safekeeping. The Indenture Trustee agrees to maintain the Collateral received by it (including possession of the Chattel Paper Originals) and all records and documents relating thereto at such address or addresses as may from time to time be specified by the Indenture Trustee in writing to each Secured Party and Issuer. The Indenture Trustee shall keep all Collateral and related documentation in its possession separate and apart from all other property that it is holding in its possession and from its own general assets and shall maintain accurate records pertaining to the Permitted Investments and Indenture Accounts included in the Collateral in such a manner as shall enable the Indenture Trustee, the Secured Parties and Issuer to verify the accuracy of such record keeping. The Indenture Trustee’s books and records shall at all times show that to the extent that any Collateral is held by the Indenture Trustee such

Collateral shall be held as agent of the Secured Parties and is not the property of the Indenture Trustee. The Indenture Trustee will promptly report to each Secured Party and Issuer any failure on its part to hold the Collateral as provided in this subsection and will promptly take appropriate action to remedy any such failure.

(c) Limitations on Common Schedules and Riders. On and after the date hereof, Issuer shall use commercially reasonable efforts to cause all Portfolio Railcars which are subject to a Lease (or become subject to a Lease pursuant to the exercise of any replacement, substitution or remarketing rights of Issuer under the Operative Agreements) to be identified in separate executed Schedules or Riders to the related “master lease agreement” with the applicable Lessee such that only Portfolio Railcars are identified on the applicable Schedules or Riders and no railcars are identified thereon which are owned by any Person other than Issuer (such other party, a “Non-Indenture Party” ); provided, however , that to the extent the separateness of such Schedule or Rider cannot be maintained, (i) in no event shall the percentage of Portfolio Railcars in the aggregate (measured by Adjusted Value) contained on Schedules or Riders which also include railcars owned by a Non-Indenture Party exceed 20% of the Portfolio Railcars in the aggregate (measured by Adjusted Value) and (ii) in all cases in which Schedules or Riders contain Portfolio Railcars together with other railcars owned by a Non-Indenture Party, the applicable Lessee(s) shall have agreed, if requested by the Indenture Trustee or the Requisite Majority (which request may only be made in connection with the exercise of remedies against such railcar), to re-execute one or more separate Schedules or Riders for such Portfolio Railcars and other applicable railcars such that the Schedules and Riders identifying the Portfolio Railcars do not identify any railcars other than such Portfolio Railcars.

(d) Custody of Leases. Upon the written request of Issuer, in the event that the separateness of Schedules or Riders cannot be maintained as aforesaid, the parties hereto agree to implement a custodial arrangement with respect to the Leases whereby Wilmington Trust Company, as custodian (or any other financial institution or trust company reasonably satisfactory to the parties hereto) will maintain custody of the original Leases (including all such non-separate Schedules and Riders) for the benefit of the Secured Parties and any Non-Indenture Party with an interest therein, as their interests may appear. Such custodial arrangement will be evidenced by a custodial agreement to contain terms and conditions reasonably satisfactory to the Requisite Majority.

(e) Notifications. The Indenture Trustee at the expense of Issuer shall promptly forward to Issuer and the Manager a copy of each notice, request, report, or other document relating to any Issuer Document included in the Collateral that is received by a Responsible Officer of the Indenture Trustee from any Person other than Issuer or the Manager on and after the Initial Closing Date.

Releases. If at any time all or any part of the Collateral is to be sold, transferred, assigned or otherwise disposed of by Issuer or the Indenture Trustee or any Person on its or their behalf (in each case as required or permitted by the Operative Agreements), the Indenture Trustee upon receipt of written notice from Issuer (with copies thereof delivered to each Series Enhancer (so long as it is a Control Party)) which notice shall be delivered at least five (5) Business Days prior to such sale, transfer, assignment or disposal, on or prior to the date of such sale, transfer, assignment or disposal (but not to be effective until the date of such sale, transfer, assignment or disposal) (or, in the case of a Lessee’s exercise of a purchase option, on, immediately prior to or after the date of such purchase, as may be requested by Issuer), at the expense of Issuer, execute such instruments of release prepared by Issuer, in recordable form, if necessary, in favor of Issuer or any other Person as Issuer may reasonably request, deliver the relevant part of the Collateral in its possession to Issuer, otherwise release the Security Interest constituted by this Master Indenture on such Collateral and release and deliver such Collateral to Issuer and issue confirmation, to the relevant purchaser, transferee, assignee, insurer, and such other Persons as Issuer may direct, upon being requested to do so by Issuer, that the relevant Collateral is no longer subject to the Security Interests. Any such release to Issuer shall be deemed to release or reassign as appropriate in respect of the Collateral such grants and assignments arising hereunder.

At the request of Issuer, upon the payment in full of all Secured Obligations, including, without limitation, the payment in full in cash of all unpaid principal of and accrued interest on all Equipment Notes and all amounts owed to any Policy Provider or other Series Enhancer under the Operative Agreements, the Indenture Trustee shall release the Security Interests in the Portfolio. In connection therewith, the Indenture Trustee agrees, at the expense of Issuer and without the necessity of any consent from any Secured Party, to execute such instruments of release, in recordable form if necessary, in favor of Issuer as Issuer may reasonably request in respect of the release of such Portfolio from the Security Interests, and to otherwise release the security interests constituted by this Master Indenture in and with respect to such Collateral to Issuer and to issue confirmation to such Persons as Issuer may direct, upon being requested to do so by Issuer, that such Collateral is no longer subject to the Security Interests.

Exercise of Issuer Rights Concerning Management Agreement. Issuer hereby agrees that, whether or not an Event of Default has occurred and is continuing, so long as this Master Indenture has not been terminated and the Security Interests on the Collateral released, the Indenture Trustee at the direction of the Requisite Majority shall have the exclusive right to exercise and enforce all of the rights of Issuer set forth in Sections 8.2, 8.3, 8.5 (other than the right to propose the list of replacement managers pursuant to Section 8.5(b)) and 8.6 of the Management Agreement (including, without limitation, the rights to deliver all notices, declare a Manager Default and/or a Manager Replacement Event, terminate the Management Agreement, elect to replace the Manager and/or elect to appoint a Successor Manager and select any replacement Manager, and the right to increase the Management Fee and/or add an incentive fee payable to any such Successor Manager); provided that so long as no Event of Default has occurred and is continuing, Issuer shall retain the non-exclusive right to approve the list of proposed replacement Managers (such approval not to be unreasonably withheld or delayed) and to deliver notices under Section 8.2 of the Management Agreement and declare a Manager Default thereunder. In furtherance of the foregoing, Issuer hereby irrevocably appoints the Indenture Trustee as its attorney-in-fact to exercise all rights described in this Granting Clause provision in its place and stead.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

For purposes of this Master Indenture, the terms set forth on Annex A hereto shall have the meanings indicated on such Annex A.

Section 1.02 Rules of Construction.

Unless the context otherwise requires:

(a) A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP.

(b) The terms “herein”, “hereof” and other words of similar import refer to this Master Indenture as a whole and not to any particular Article, Section or other subdivision.

(c) Unless otherwise indicated in context, all references to Articles, Sections, Appendices, Exhibits or Annexes refer to an Article or Section of, or an Appendix, Exhibit or Annex to, this Master Indenture.

(d) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(e) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f) References in this Master Indenture to an agreement or other document (including this Master Indenture) mean the agreement or other document and all schedules, exhibits, annexes and other materials that are part of such agreement and include references to such agreement or document as amended, supplemented, restated or otherwise modified in accordance with its terms and the provisions of this Master Indenture, and the provisions of this Master Indenture apply to successive events and transactions.

(g) References in this Master Indenture to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(h) References in this Master Indenture to the Equipment Notes of any Series include the conditions applicable to the Equipment Notes of such Series; and any reference to any amount of money due or payable by reference to the Equipment Notes of any Series shall include any sum covenanted to be paid by Issuer under this Master Indenture in respect of the Equipment Notes of such Series.

(i) References in this Master Indenture to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security shall be deemed to include, in respect of any jurisdiction other than the State of New York, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security available or appropriate in such jurisdiction as shall most nearly approximate such action, remedy or method of judicial proceeding described or referred to in this Master Indenture.

(j) Where any payment is to be made, funds applied or any calculation is to be made hereunder on a day which is not a Business Day, unless any Operative Agreement otherwise provides, such payment shall be made, funds applied and calculation made on the next succeeding Business Day, and payments shall be adjusted accordingly.

(k) For purposes of determining the balance of amounts credited to and/or deposited in an Indenture Account, the “value” of Permitted Investments deposited in and/or credited to an Indenture Account shall be the lower of the acquisition cost thereof and the then fair market value thereof and the “value” of Dollars and cash equivalents of Dollars (other than cash equivalents of Dollars included in the definition of Permitted Investments) shall be the face value thereof.

Section 1.03 Compliance Certificates and Opinions.

Upon any application or request by Issuer to the Indenture Trustee to take any action under any provision of this Master Indenture, Issuer shall furnish to the Indenture Trustee an Officer’s Certificate stating that, in the opinion of the signers thereof, all conditions precedent, if any, provided for in this Master Indenture relating to the proposed action have been complied with, and, if requested by the Indenture Trustee, an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Master Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Master Indenture or any indenture supplemental hereto shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions in this Master Indenture relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 1.04 Acts of Noteholders.

(a) Any direction, consent, waiver or other action provided by this Master Indenture in respect of the Equipment Notes of any Series or Class to be given or taken by Noteholders or any Control Party may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders or Control Party in person or by an agent or proxy duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, to each Rating Agency where it is hereby expressly required pursuant to this Master Indenture or to Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “ Act “ of the Noteholders or Control Party signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose under this Master Indenture and conclusive in favor of the Indenture Trustee or Issuer, if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the certificate of any notary public or other officer of any jurisdiction authorized to take acknowledgments of deeds or administer oaths that the Person executing such instrument acknowledged to him the execution thereof, or by an affidavit of a witness to such execution sworn to before any such notary or such other officer and where such execution is by an officer of a corporation or association, trustee of a trust or member of a partnership, on behalf of such corporation, association, trust or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other reasonable manner which the Indenture Trustee deems sufficient.

(c) In determining whether the Holders of Equipment Notes or any Control Party shall have given any direction, consent, request, demand, authorization, notice, waiver or other Act (a “ Direction “) under this Master Indenture (including without limitation any consent pursuant to Sections 4.04 or 9.02(a) hereof), Equipment Notes owned by any Issuer Group Member shall be disregarded and deemed not to be Outstanding for purposes of any such determination. In determining whether the Indenture Trustee shall be protected in relying upon any such Direction, only Equipment Notes that a Responsible Officer of the Indenture Trustee actually knows to be so owned shall be so disregarded. Notwithstanding the foregoing, (i) if any such Persons own 100% of the Equipment Notes of all Series then Outstanding and all Enhancement Agreements shall have been terminated, then such Equipment Notes shall not be so disregarded as aforesaid.

(d) Issuer may at its option, by delivery of Officers’ Certificates to the Indenture Trustee, set a record date other than the Record Date to determine the Noteholders in respect of the Equipment Notes of any Series entitled to give any Direction in respect of such Equipment Notes. Such record date shall be the record date specified in such Officer’s Certificate which shall be a date not more than 30 days prior to the first solicitation of Noteholders in connection therewith. If such a record date is fixed, such Direction may be given before or after such record date, but only the Noteholders of record of the applicable Series at the close of business on such record date shall be deemed to be Noteholders for the purposes of determining whether

Noteholders of the requisite proportion of Outstanding Equipment Notes of such Series have authorized or agreed or consented to such Direction, and for that purpose the Outstanding Equipment Notes of such Series shall be computed as of such record date; provided that no such Direction by the Noteholders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Master Indenture not later than one year after the record date.

(e) Any Direction or other action by the Holder of any Equipment Note or a Control Party shall bind the Holder of every Equipment Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, whether or not notation of such action is made upon such Equipment Note.

ARTICLE II

THE NOTES

Section 2.01 Authorization of Equipment Notes; Amount of Outstanding Principal Balance; Terms; Form; Execution and Delivery.

(a) The number of Series which may be created by this Master Indenture is not limited; provided, however, that (i) the Initial Equipment Notes shall be designated as “Series 2006-1” and shall consist of one Class, which shall be Class A Notes; (ii) Equipment Notes of any Additional Series shall be designated as consisting of either Class A Notes or Class B Notes or both; and (iii) the issuance of any Series of Equipment Notes shall (A) comply with the provisions of Section 9.06 hereof and (B) not result in, or with the giving of notice or the passage of time or both would not result in, the occurrence of an Early Amortization Event or an Event of Default. The aggregate principal balance of Equipment Notes of each Series that may be issued, authenticated and delivered under this Master Indenture is not limited except as shall be set forth in any Series Supplement and as restricted by the provisions of this Master Indenture.

(b) The Equipment Notes issuable under this Master Indenture shall be issued in such Series as may from time to time be created by Series Supplements pursuant to this Master Indenture and may be issued in such Classes of Class A Notes and/or Class B Notes within a Series as may be authorized by the related Series Supplement for such Series. Each Series shall be created by a separate Series Supplement and shall be given consecutive numbers in chronological order of issuance to differentiate the Equipment Notes of each such Series from the Equipment Notes of any other Series.

(c) Upon satisfaction of and compliance with the requirements and conditions to closing set forth in the related Series Supplement, Equipment Notes of the Series to be executed and delivered on a particular Closing Date pursuant to such related Series Supplement, may be executed by Issuer and delivered to the Indenture Trustee for authentication following the execution and delivery of the related Series Supplement creating such Series or from time to time thereafter, and the Indenture Trustee shall authenticate and deliver Equipment Notes upon Issuer’s request set forth in an Officer’s Certificate of Issuer signed by one of its authorized signatories, without further action on the part of Issuer. Notwithstanding anything to the contrary contained hereunder or in any Series Supplement, any such authentication may be made on separate counterparts and by facsimile.

(d) There shall be issued and delivered and authenticated on the relevant Closing Date to each of the Noteholders, Equipment Notes in the principal amounts and maturities and bearing the interest rates, in each case in registered form and substantially in the form set forth in the applicable Series Supplement, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Master Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements printed, lithographed, typewritten or engraved thereon, as may be required to comply with the rules of any securities exchange on which such Equipment Notes may be listed or to conform to any usage in respect thereof, or as may, consistently herewith, be prescribed by the Indenture Trustee executing such Equipment Notes, such determination by said Indenture Trustee to be evidenced by his execution of such Equipment Notes. Definitive Notes of each Series shall be printed, lithographed, typewritten or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Equipment Notes may be listed, all as determined by the Indenture Trustee executing such Equipment Notes, as evidenced by his execution of such Equipment Notes.

(i) Each Series of Equipment Notes (or Class thereof) sold in reliance on Rule 144A shall be represented by a single permanent global note in fully registered form, without coupons (each, a “144A Book-Entry Note” ), which will be deposited with DTC or its custodian, the Indenture Trustee or an agent of the Indenture Trustee and registered in the name of Cede as nominee of DTC.

(ii) Each Series of Equipment Notes (or Class thereof) offered and sold outside of the United States in reliance on Regulation S shall be represented by a Regulation S Temporary Book-Entry Note, which will be deposited with the Indenture Trustee or an agent of the Indenture Trustee as custodian for and registered in the name of Cede, as nominee of DTC. Beneficial interests in each Regulation S Temporary Book-Entry Note may be held only through Euroclear or Clearstream; provided, however, that such interests may be exchanged for interests in a 144A Book-Entry Note or a Definitive Note in accordance with the certification requirements described in Section 2.07 hereof. Each Unrestricted Book-Entry Note will be deposited with the Indenture Trustee and registered in the name of Cede as nominee of DTC.

(iii) A beneficial owner of an interest in a Regulation S Temporary Book-Entry Note may receive payments in respect of its Equipment Notes on Regulation S Temporary Book-Entry Notes only after delivery to Euroclear or Clearstream, as the case may be, of a written certification substantially in the form set forth in Exhibit C-1 to this Master Indenture, and upon delivery by Euroclear or Clearstream, as the case may be, to the Indenture Trustee and Note Registrar of a certification or certifications substantially in the form set forth in Exhibit C-2 to this Master Indenture. The delivery by a beneficial owner of the certification referred to above shall constitute its irrevocable instruction to Euroclear or Clearstream, as the case may be, to arrange for the exchange of the beneficial owner’s interest in the Regulation S Temporary Book-Entry Note for a beneficial interest in the Unrestricted Book-Entry Note after the Exchange Date in accordance with the paragraph below.

(iv) Not earlier than the Exchange Date, interests in each Regulation S Temporary Book-Entry Note will be exchangeable for interests in the related permanent global note (an “Unrestricted Book-Entry Note”). After (1) the Exchange Date and (2) receipt by the Indenture Trustee and Note Registrar of written instructions from Euroclear or Clearstream, as the case may be, directing the Indenture Trustee and Note Registrar to credit or cause to be credited to either Euroclear’s or Clearstream’s, as the case may be, depositary account a beneficial interest in the Unrestricted Book-Entry Note in a principal amount not greater than that of the beneficial interest in the Regulation S Temporary Book-Entry Note, the Indenture Trustee and Note Registrar shall instruct DTC to reduce the principal amount of the Regulation S Temporary Book-Entry Note and increase the principal amount of the Unrestricted Book-Entry Note, in each case by the principal amount of the beneficial interest in the Regulation S Temporary Book-Entry Note to be so transferred, and to credit or cause to be credited to the account of a Direct Participant a beneficial interest in the Unrestricted Book-Entry Note having a principal amount equal to the reduction in the principal amount of such Regulation S Temporary Book-Entry Note.

(v) Upon the exchange of the entire principal amount of the Regulation S Temporary Book-Entry Note for beneficial interests in the Unrestricted Book-Entry Note, the Indenture Trustee shall cancel the Regulation S Temporary Book-Entry Note in accordance with the Indenture Trustee’s policies in effect from time to time.

(vi) No interest in the Regulation S Book-Entry Notes may be held by or transferred to a United States Person except for exchanges for a beneficial interest in a 144A Book-Entry Note or a Definitive Note as described below.

(e) The Equipment Notes shall be executed on behalf of Issuer by the manual or facsimile signature of an Authorized Representative of Issuer.

(f) Each Equipment Note bearing the manual or facsimile signatures of any individual who was at the time such Equipment Note was executed an Authorized Representative of Issuer shall bind Issuer, notwithstanding that any such individual has ceased to hold such office prior to the authentication and delivery of such Equipment Notes or any payment thereon.

(g) At any time and from time to time after the execution of any Equipment Notes, Issuer may deliver such Equipment Notes to the Indenture Trustee for authentication and, subject to the provisions of clause (h) below, the Indenture Trustee shall authenticate such Equipment Notes by manual or facsimile signature upon receipt by it of an Officer’s Certificate of Issuer certifying that all conditions precedent in connection with the issuance of such Equipment Notes have been satisfied and directing the Indenture Trustee to authenticate such Equipment Notes. The Equipment Notes shall be authenticated on behalf of the Indenture Trustee by any Responsible Officer of the Indenture Trustee.

(h) No Equipment Note shall be entitled to any benefit under this Master Indenture or be valid or obligatory for any purpose, unless it shall have been executed on behalf of Issuer as provided in clause (e) above and authenticated by or on behalf of the Indenture Trustee as provided in clause (g) above. Such signatures shall be conclusive evidence that such Equipment Note has been duly executed and authenticated under this Master Indenture. Each Equipment Note shall be dated the date of its authentication.

Section 2.02 Restrictive Legends.

Except as specified in Section 2.11(f) hereof, each 144A Book-Entry Note, each Unrestricted Book-Entry Note and each Definitive Note issued in reliance on Section 4(2) of the Securities Act (and all Equipment Notes issued in exchange therefor or upon registration of transfer or substitution thereof) shall bear the following legend on the face thereof:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) AGREES THAT IF IT SHOULD RESELL OR OTHERWISE TRANSFER THIS NOTE WITHIN TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS NOTE OR THE LAST DATE ON WHICH THIS NOTE WAS HELD BY ISSUER OR ANY AFFILIATE THEREOF IT WILL DO SO ONLY (A) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; AND (2) AGREES THAT IF IT SHOULD RESELL OR OTHERWISE TRANSFER THIS NOTE IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS NOTE OR THE LAST DATE ON WHICH THIS NOTE WAS HELD BY ISSUER OR ANY AFFILIATE THEREOF, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS NOTE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFF-SHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.

BY ITS PURCHASE OF ANY NOTE, THE PURCHASER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED EITHER THAT (A) IT IS NOT AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), WHETHER OR NOT SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, A PLAN AS DEFINED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR OTHER PLAN’S INVESTMENT IN SUCH ENTITY, OR (B) ITS PURCHASE AND HOLDING OF SUCH NOTE WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL PLAN, ANY SUBSTANTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW).

Each Book-Entry Note shall also bear the following legend on the face thereof:

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS BOOK ENTRY NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS BOOK ENTRY NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

BY ITS PURCHASE OF ANY NOTE, THE PURCHASER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED EITHER THAT (A) IT IS NOT AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), WHETHER OR NOT SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, A PLAN AS DEFINED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR OTHER PLAN’S INVESTMENT IN SUCH ENTITY, or (B) ITS PURCHASE AND HOLDING OF SUCH NOTE WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL PLAN, ANY SUBSTANTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW).

Each Regulation S Temporary Book-Entry Note shall bear the following legend on the face thereof:

THIS NOTE IS A BOOK ENTRY NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Section 2.03 Note Registrar and Paying Agent

(a) With respect to each Series of Equipment Notes, there shall at all times be maintained an office or agency in the location set forth in Section 13.04 hereof where Equipment Notes of such Series may be presented or surrendered for registration of transfer or for exchange (each, a “Note Registrar”), and for payment thereof (each, a “Paying Agent” ) and where notices to or demands upon Issuer in respect of such Equipment Notes may be served. For so long as any Series of Equipment Notes is listed on any stock exchange, Issuer shall appoint and maintain a Paying Agent and a Note Registrar in the jurisdiction in which such stock exchange is located. Issuer shall cause each Note Registrar to keep a register of each such Series of Equipment Notes for which it is acting as Note Registrar and of their transfer and exchange (the “Register”). Written notice of the location of each such other office or agency and of any change of location thereof shall be given by the Indenture Trustee to Issuer and the Holders of such Series. In the event that no such office or agency shall be maintained or no such notice of location or of change of location shall be given, presentations and demands may be made and notices may be served at the Corporate Trust Office of the Indenture Trustee.

(b) Each Authorized Agent in the location set forth in Section 13.04 shall be a bank or trust company, shall be a corporation organized and doing business under the laws of the United States or any state or territory thereof or of the District of Columbia, with a combined capital and surplus of at least $75,000,000 (or having a combined capital and surplus in excess of $5,000,000 and the obligations of which, whether now in existence or hereafter incurred, are fully and unconditionally guaranteed by a corporation organized and doing business under the laws of the United States, any state or territory thereof or of the District of Columbia and having a combined capital and surplus of at least $75,000,000) and shall be authorized under the laws of the United States or any state or territory thereof to exercise corporate trust powers, subject to supervision by Federal or state authorities (such requirements, the “ Eligibility Requirements”). The Indenture Trustee shall initially be a Paying Agent and Note Registrar hereunder with respect to the Equipment Notes of each Series. Each Note Registrar other than the Indenture Trustee shall furnish to the Indenture Trustee, at stated intervals of not more than six months, and at such other times as the Indenture Trustee may request in writing, a copy of the Register maintained by such Note Registrar.

(c) Any corporation into which any Authorized Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authorized Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authorized Agent, shall be the successor of such Authorized Agent hereunder, if such successor corporation is otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the parties hereto or such Authorized Agent or such successor corporation.

(d) Any Authorized Agent may at any time resign by giving written notice of resignation to the Indenture Trustee and Issuer. Issuer may, and at the request of the Indenture Trustee shall, at any time terminate the agency of any Authorized Agent by giving written notice of termination to such Authorized Agent and to the Indenture Trustee. Upon the resignation or termination of an Authorized Agent or if at any time any such Authorized Agent shall cease to be eligible under this Section (when, in either case, no other Authorized Agent performing the functions of such Authorized Agent shall have been appointed by the Indenture Trustee), Issuer shall promptly appoint one or more qualified successor Authorized Agents to perform the functions of the Authorized Agent which has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section. Issuer shall give written notice of any such appointment made by it to the Indenture Trustee; and in each case the Indenture Trustee shall mail notice of such appointment to all Holders of the related Series as their names and addresses appear on the Register for such Series and to all Series Enhancers.

(e) Issuer agrees to pay, or cause to be paid, from time to time reasonable compensation to each Authorized Agent for its services and to reimburse it for its reasonable expenses to be agreed to pursuant to separate agreements with each such Authorized Agent.

Section 2.04 Paying Agent to Hold Money in Trust.

The Indenture Trustee shall require each Paying Agent other than the Indenture Trustee to agree in writing that all moneys deposited with any Paying Agent for the purpose of any payment on the Equipment Notes shall be deposited and held in trust for the benefit of the Holders entitled to such payment, subject to the provisions of this Section. Moneys so deposited and held in trust shall constitute a separate trust fund for the benefit of the Holders with respect to which such money was deposited.

The Indenture Trustee may at any time, for the purpose of obtaining the satisfaction and discharge of this Master Indenture or for any other purpose, direct any Paying Agent to pay to the Indenture Trustee all sums held in trust by such Paying Agent; and, upon such payment by any Paying Agent to the Indenture Trustee, such Paying Agent shall be released from all further liability with respect to such moneys.

Section 2.05 Method of Payment.

(a) On each Payment Date, the Indenture Trustee shall, or shall instruct a Paying Agent to, pay, to the extent of the Collections available therefor, to the Noteholders of each Series all interest, principal and premium, if any, on the Equipment Notes of such Series; provided , that in the event and to the extent receipt of any payment is not confirmed by the

Indenture Trustee or such Paying Agent by noon (New York City time) on such Payment Date or any Business Day thereafter, distribution thereof shall be made on the Business Day following the Business Day such payment is received; and provided further , that payment on a Regulation S Temporary Book-Entry Note shall be made to the Holder thereof only in conformity with Section 2.05(c) hereof. Each such payment on any Payment Date other than the Legal Final Payment Date with respect to any Series of Equipment Notes shall be made by the Indenture Trustee or Paying Agent to the Noteholders as of the Record Date for such Payment Date. The final payment with respect to any Equipment Note, however, shall be made only upon presentation and surrender of such Equipment Note by the Noteholder or its agent at the Corporate Trust Office or agency of the Indenture Trustee or Paying Agent specified in the notice given by the Indenture Trustee or Paying Agent with respect to such final payment.

(b) At such time, if any, as the Equipment Notes of any Series are issued in the form of Definitive Notes, payments on a Payment Date shall be made by check mailed to each Noteholder of a Definitive Note on the applicable Record Date at its address appearing on the Register maintained with respect to such Series. Alternatively, upon application in writing to the Indenture Trustee, not later than the applicable Record Date, by a Noteholder of one or more Definitive Notes of such Series having an aggregate original principal amount of not less than $1,000,000, any such payments shall be made by wire transfer to an account designated by such Noteholder at a financial institution in New York, New York; provided that the final payment for each Series of Equipment Notes shall be made only upon presentation and surrender of the Definitive Notes of such Series by the Noteholder or its agent at the Corporate Trust Office or agency of the Indenture Trustee or Paying Agent specified in the notice of such final payment given by the Indenture Trustee or Paying Agent. The Indenture Trustee or Paying Agent shall mail such notice of the final payment of such Series to each of the Noteholders of such Series, specifying the date and amount of such final payment.

(c) The beneficial owner of a Regulation S Temporary Book-Entry Note of any Series may arrange to receive interest installments through Euroclear or Clearstream on such Regulation S Temporary Book-Entry Note only after delivery by such beneficial owner to Euroclear or Clearstream, as the case may be, of a written certification substantially in the form of Exhibit C-3 hereto, and upon delivery of Euroclear or Clearstream, as the case may be, to the Paying Agent of a certification or certifications substantially in the form of Exhibit C-4 hereto. No interest shall be paid to any beneficial owner and no interest shall be paid to Euroclear or Clearstream on such beneficial owner’s interest in a Regulation S Temporary Book-Entry Note unless Euroclear or Clearstream, as the case may be, has provided such a certification to the Paying Agent with respect to such interest.

Section 2.06 Minimum Denomination.

Unless otherwise set forth in the Series Supplement for a Series, each Equipment Note shall be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Section 2.07 Exchange Option.

If the holder of a beneficial interest in an Unrestricted Book-Entry Note deposited with DTC wishes at any time to exchange its interest in the Unrestricted Book-Entry Note, or to transfer its interest in the Unrestricted Book-Entry Note to a Person who wishes to take delivery thereof in the form of an interest in the 144A Book-Entry Note, the holder may, subject to the rules and procedures of Euroclear or Clearstream and DTC, as the case may be, give directions for the Indenture Trustee and Note Registrar to exchange or cause the exchange or transfer or cause the transfer of the interest for an equivalent beneficial interest in the 144A Book-Entry Note. Upon receipt by the Indenture Trustee and Note Registrar of instructions from Euroclear or Clearstream (based on instructions from depositaries for Euroclear and Clearstream) or from a DTC Participant, as applicable, or DTC, as the case may be, directing the Indenture Trustee and Note Registrar to credit or cause to be credited a beneficial interest in the 144A Book-Entry Note equal to the beneficial interest in the Unrestricted Book-Entry Note to be exchanged or transferred (such instructions to contain information regarding the DTC Participant account to be credited with the increase, and, with respect to an exchange or transfer of an interest in the Unrestricted Book-Entry Note, information regarding the DTC Participant account to be debited with the decrease), the Indenture Trustee and Note Registrar shall instruct DTC to reduce the Unrestricted Book-Entry Note by the aggregate principal amount of the beneficial interest in the Unrestricted Book-Entry Note to be exchanged or transferred, and the Indenture Trustee shall instruct DTC, concurrently with the reduction, to increase the principal amount of the 144A Book-Entry Note by the aggregate principal amount of the beneficial interest in the Unrestricted Book-Entry Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in the instructions a beneficial interest in the 144A Book-Entry Note equal to the reduction in the principal amount of the Unrestricted Book-Entry Note.

If a holder of a beneficial interest in the 144A Book-Entry Note wishes at any time to exchange its interest in the 144A Book-Entry Note for an interest in a Regulation S Book-Entry Note, or to transfer its interest in the 144A Book-Entry Note to a Person who wishes to take delivery thereof in the form of an interest in the Regulation S Book-Entry Note, the holder may, subject to the rules and procedures of DTC, give directions for the Indenture Trustee and Note Registrar to exchange or cause the exchange or transfer or cause the transfer of the interest for an equivalent beneficial interest in the Regulation S Book-Entry Note. Upon receipt by the Indenture Trustee and Note Registrar of (a) instructions given in accordance with DTC’s procedures from a DTC Participant directing the Indenture Trustee and Note Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book-Entry Note in an amount equal to the beneficial interest in the 144A Book-Entry Note to be exchanged or transferred, (b) a written order given in accordance with DTC’s procedures containing information regarding the account of the depositaries for Euroclear or Clearstream or another Clearing Agency Participant, as the case may be, to be credited with the increase and the name of the account and (c) certificates in the forms of Exhibits C-5 and C-7 hereto, respectively, given by the Noteholder and the proposed transferee of the interest, the Indenture Trustee and Note Registrar shall instruct DTC to reduce the 144A Book-Entry Note by the aggregate principal amount of the beneficial interest in the 144A Book-Entry Note to be so exchanged or transferred and the Indenture Trustee and Note Registrar shall instruct DTC, concurrently with the reduction, to increase the principal amount of the Regulation S Book-Entry Note by the aggregate principal amount of the beneficial interest in the 144A Book-Entry Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in the instructions a beneficial interest in the Regulation S Book-Entry Note equal to the reduction in the principal amount of the 144A Book-Entry Note.

Notwithstanding anything to the contrary herein, an Initial Purchaser may exchange beneficial interests in the Regulation S Temporary Book-Entry Note held by it for interests in the 144A Book-Entry Note only after delivery by the Initial Purchaser of instructions to DTC for the exchange, substantially in the form of Exhibit C-6 hereto. Upon receipt of the instructions provided in the preceding sentence, the Indenture Trustee and Note Registrar shall instruct DTC to reduce the principal amount of the Regulation S Temporary Book-Entry Note to be so transferred and shall instruct DTC to increase the principal amount of the 144A Book-Entry Note and credit or cause to be credited to the account of the placement agent a beneficial interest in the 144A Book-Entry Note having a principal amount equal to the amount by which the principal amount of the Regulation S Temporary Book-Entry Note was reduced upon the transfer pursuant to the instructions provided in the first sentence of this paragraph.

If a Book-Entry Note is exchanged for a Definitive Note, the Equipment Notes may be exchanged or transferred for one another only in accordance with such procedures as are substantially consistent with the provisions of the three immediately preceding paragraphs (including the certification requirements intended to ensure that the exchanges or transfers comply with Rule 144 or Regulation S, as the case may be) and as may be from time to time adopted by the Indenture Trustee.

Section 2.08 Mutilated, Destroyed, Lost or Stolen Equipment Notes.

If any Equipment Note shall become mutilated, destroyed, lost or stolen, Issuer shall, upon the written request of the Holder thereof and presentation of the Equipment Note or satisfactory evidence of destruction, loss or theft thereof to the Indenture Trustee or Note Registrar, issue, and the Indenture Trustee shall authenticate and the Indenture Trustee or Note Registrar shall deliver in exchange therefor or in replacement thereof, a new Equipment Note of the same Series, payable to such Holder in the same principal amount, of the same maturity, with the same payment schedule, bearing the same interest rate and dated the date of its authentication. If the Equipment Note being replaced has become mutilated, such Equipment Note shall be surrendered to the Indenture Trustee or a Note Registrar and forwarded to Issuer by the Indenture Trustee or such Note Registrar. If the Equipment Note being replaced has been destroyed, lost or stolen, the Holder thereof shall furnish to Issuer, the Indenture Trustee or a Note Registrar (i) such security or indemnity as may be required by them to save Issuer, the Indenture Trustee and such Note Registrar harmless and (ii) evidence satisfactory to Issuer, the Indenture Trustee and such Note Registrar of the destruction, loss or theft of such Equipment Note and of the ownership thereof. The Noteholder will be required to pay any tax or other governmental charge imposed in connection with such exchange or replacement and any other expenses (including the fees and expenses of the Indenture Trustee and any Note Registrar) connected therewith.

Section 2.09 Payments of Transfer Taxes.

Upon the transfer of any Equipment Note or Equipment Notes pursuant to Section 2.07 hereof, Issuer or the Indenture Trustee may require from the party requesting such new Equipment Note or Equipment Notes payment of a sum to reimburse Issuer or the Indenture Trustee for, or to provide funds for the payment of, any transfer tax or similar governmental charge payable in connection therewith.

Section 2.10 Book-Entry Registration

(a) Upon the issuance of any Book-Entry Notes, DTC or its custodian will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by such Book-Entry Notes to the accounts of a Direct Participant. Ownership of beneficial interests in a Book-Entry Note will be limited to DTC Participants or Persons who hold interests through DTC Participants. Ownership of beneficial interests in the Book-Entry Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of Persons other than DTC Participants).

(b) So long as DTC, or its nominee, is the registered owner or holder of a Book-Entry Note, DTC or such nominee, as the case may be, will be considered the sole owner or Noteholder represented by such Book-Entry Note for all purposes under this Master Indenture, the Series Supplements and the Book-Entry Notes. Unless (a) DTC notifies Issuer that it is unwilling or unable to continue as depository for a Book-Entry Note, (b) Issuer elects to terminate the book-entry system for the Book-Entry Notes, or (c) an Event of Default has occurred and the Control Party of such Series certifies that continuation of a book-entry system through DTC (or a successor) for such Series is no longer in the best interests of such Noteholders of such Series, owners of beneficial interests in a Book-Entry Note will not be entitled to have any portion of such Book-Entry Note registered in their names, will not receive or be entitled to receive physical delivery of Equipment Notes in definitive form and will not be considered to be the owners or Noteholders under this Master Indenture, the Series Supplements or the Book-Entry Notes. In addition, no beneficial owner of an interest in a Book-Entry Note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the Series Supplements and, if applicable, those of Clearstream and Euroclear).

(c) Investors may hold their interest in a Regulation S Book-Entry Note through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the Exchange Date, investors also may hold such interests through organizations other than Clearstream and Euroclear that are DTC Participants. Clearstream and Euroclear will hold interests in a Regulation S Book-Entry Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in a Regulation S Book-Entry Note in customers’ accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will initially act as depositary for Clearstream and Morgan Guaranty Trust Company of New York, Brussels Office, will initially act as depositary for Euroclear. Investors may hold their interests in a 144A Book-Entry Note directly through DTC, if they are DTC Participants, or indirectly through organizations that are DTC Participants.

(d) All payments of principal and interest will be made by the Paying Agent on behalf of Issuer in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to Issuer.

None of Issuer, the Note Registrar, the Paying Agent or the Indenture Trustee shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be fully protected in relying on, such registration instructions. Upon the issuance of Definitive Notes of such Series, the Indenture Trustee shall recognize the Persons in whose name the Definitive Notes are registered in the Register as Noteholders hereunder. Neither Issuer nor the Indenture Trustee shall be liable if the Indenture Trustee or Issuer is unable to locate a qualified successor DTC.

Definitive Notes of any Series will be freely transferable and exchangeable for Definitive Notes of the same Series at the office of the Indenture Trustee or the office of a Note Registrar upon compliance with the requirements set forth herein. In the case of a transfer of only part of a holding of Definitive Notes, a new Definitive Note shall be issued to the transferee in respect of the part transferred and a new Definitive Note in respect of the balance of the holding not transferred shall be issued to the transferor and may be obtained at the office of the applicable Note Registrar.

(e) Any beneficial interest in one of the Book-Entry Notes as to any Series that is transferred to a Person who takes delivery in the form of an interest in another Book-Entry Note will, upon transfer, cease to be an interest in such Book-Entry Note and become an interest in such other Book-Entry Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Book-Entry Note for as long as it remains such an interest.

(f) Any Definitive Note delivered in exchange for an interest in a 144A Book-Entry Note pursuant to paragraph (b) of this Section shall, except as otherwise provided by paragraph (f) of Section 2.11, bear the Private Placement Legend applicable to a 144A Book-Entry Note set forth in Section 2.02 hereof.

(g) Any Definitive Note delivered in exchange for an interest in a Unrestricted Book-Entry Note pursuant to paragraph (b) of this Section shall, except as otherwise provided by paragraph (f) of Section 2.11, bear the Private Placement Legend applicable to a Unrestricted Book-Entry Note set forth in Section 2.02 hereof.

Section 2.11 Special Transfer Provisions.

(a) Transfers to Non-QIB InstitutionalAccredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of an Equipment Note (other than a Regulation S Temporary Book-Entry Note) to any Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons):

(i) The Note Registrar shall register the transfer of any Equipment Note, whether or not such Equipment Note bears the Private Placement Legend, if the proposed transferee has delivered to the Note Registrar (A) a certificate substantially in the form of Exhibit D hereto and (B) an Opinion of Counsel acceptable to Issuer that such transfer is in compliance with the Securities Act.

(ii) If the proposed transferor is a Direct Participant holding a beneficial interest in the 144A Book-Entry Note, upon receipt by the Note Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions given in accordance with the DTC’s and the Note Registrar’s procedures, the Note Registrar shall reflect on its books and records the date and a decrease in the principal amount of the 144A Book-Entry Note in an amount equal to the principal amount of the beneficial interest in the 144A Book-Entry Note to be transferred, and Issuer shall execute, and the Indenture Trustee shall authenticate and deliver, one or more Definitive Notes of like tenor and amount.

(b) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of an interest in a 144A Book-Entry Note or a Definitive Note issued in exchange for an interest in such 144A Book-Entry Note in accordance with Section 2.10(b) hereof to a QIB (excluding Non-U.S. Persons):

(i) If the Equipment Note to be transferred consists of (x) Definitive Notes, the Note Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Equipment Note stating, or has otherwise advised Issuer and the Note Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Equipment Note stating, or has otherwise advised Issuer and the Note Registrar in writing, that it is purchasing the Equipment Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account are QIBs within the meaning of Rule 144A, are aware that the sale to it is being made in reliance on Rule 144A and acknowledge that they have received such information regarding Issuer as they have requested pursuant to Rule 144A or have determined not to request such information and that they are aware that the transferor is relying upon their foregoing representations in order to claim the exemption from registration provided by Rule 144A or (y) an interest in a 144A Book-Entry Note, the transfer of such interest may be effected only through the book-entry system maintained by the DTC.

(ii) If the proposed transferee is a Direct Participant, and the Equipment Note to be transferred is a Definitive Note, upon receipt by the Note Registrar of the documents referred to in clause (i) and instructions given in accordance with the DTC’s and the Note Registrar’s procedures, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount at maturity of the 144A Book-Entry Note in an amount equal to the principal amount at maturity of the Definitive Note to be transferred, and the Indenture Trustee shall cancel the Definitive Note so transferred.

(c) Transfers of Interests in a Regulation S Temporary Book-Entry Note. The following provisions shall apply with respect to registration of any proposed transfer of interests in a Regulation S Temporary Book-Entry Note:

(i) The Note Registrar shall register the transfer of any interest in a Regulation S Temporary Book-Entry Note (x) if the proposed transferee is a Non-U.S. Person and the proposed transferor has delivered to the Note Registrar a certificate substantially in the form of Exhibit C-7 hereto or (y) if the proposed transferee is a QIB and the proposed transferor has checked the box provided for on the form of Equipment Note stating, or has otherwise advised Issuer and the Note Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Equipment Note stating, or has otherwise advised Issuer and the Note Registrar in writing, that it is purchasing the Equipment Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account are QIBs within the meaning of Rule 144A, are aware that the sale to them is being made in reliance on Rule 144A and acknowledge that they have received such information regarding Issuer as they have requested pursuant to Rule 144A or have determined not to request such information and that they are aware that the transferor is relying upon their foregoing representations in order to claim the exemption from registration provided by Rule 144A.

(ii) If the proposed transferee is a Direct Participant that provides the documents referred to in clause (i)(y) above, upon receipt by the Note Registrar of such documents and instructions given in accordance with the DTC’s and the Note Registrar’s procedures, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the 144A Book-Entry Note of the relevant Series, in an amount equal to the principal amount of the Regulation S Temporary Book-Entry Note of such Series to be transferred, and the Indenture Trustee shall decrease the amount of the Regulation S Temporary Book-Entry Note of such Series.

(d) Transfers of Interests in a Unrestricted Book-Entry Note. The Note Registrar shall register any transfer of interests in an Unrestricted Book-Entry Note or Definitive Note issued in exchange for an interest in a 144A Book-Entry Note in accordance with Section 2.10(b) hereof to U.S. Persons or to Non-U.S. Persons without requiring any additional certification.

(e) Transfers to Non-U.S. Persons at any Time. The following provisions shall apply with respect to any transfer of an Equipment Note to a Non-U.S. Person:

(i) Prior to the applicable Exchange Date, the Note Registrar shall register any proposed transfer of a Regulation S Temporary Book-Entry Note to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit C-7 hereto from the proposed transferor.

(ii) On and after the applicable Exchange Date, the Note Registrar shall register any proposed transfer of an Equipment Note to any Non-U.S. Person if the Equipment Note to be transferred is a Definitive Note or an interest in a 144A Book- Entry Note, upon receipt of a certificate substantially in the form of Exhibit C-7 from the proposed transferor.

(iii) (a) If the proposed transferor is a Direct Participant holding a beneficial interest in an Unrestricted Book-Entry Note, upon receipt by the Note Registrar of (x) the documents, if any, required by paragraph (ii) and (y) instructions in accordance with the DTC’s and the Note Registrar’s procedures, the Note Registrar shall reflect on its books and records the date and a decrease in the principal amount of a 144A Book-Entry Note in an amount equal to the principal amount of the beneficial interest in such 144A Book-Entry Note to be transferred, and (b) if the proposed transferee is a Direct Participant, upon receipt by the Note Registrar of instructions given in accordance with the DTC’s and the Note Registrar’s procedures, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the Unrestricted Book-Entry Note of the relevant Series in an amount equal to the principal amount of the beneficial interest in such 144A Book-Entry Note or any Definitive Notes issued in exchange for such interest in such 144A Book-Entry Note to be transferred, and the Indenture Trustee shall cancel the Definitive Note, if any, so transferred or decrease the amount of the 144A Book-Entry Note.

(f) ERISA Transfer Restrictions. Each purchaser and subsequent transferee of any Equipment Note will be deemed to have represented and warranted either that (i) it is not an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to the provisions of Title I of ERISA, a plan as defined in Section 4975 of the Code, or an entity whose underlying assets include “plan assets” by reason of an employee benefit plan’s or other plan’s investment in such entity, or (ii) its purchase and holding of the Equipment Note will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, any substantially similar federal, state or local law).

(g) Private Placement Legend. Upon the transfer, exchange or replacement of Equipment Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Equipment Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Equipment Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Equipment Notes that bear the Private Placement Legend unless either (i) the Private Placement Legend is no longer required under Section 2.02 hereof or, in respect of a Definitive Note, the condition set forth in paragraph (e)(ii) of this Section 2.11 exists or (ii) there is delivered to the Note Registrar an Opinion of Counsel reasonably satisfactory to Issuer and the Indenture Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(h) General. By its acceptance of any Equipment Note bearing the Private Placement Legend, each Holder of such Equipment Note acknowledges the restrictions on transfer of such Equipment Note set forth in this Master Indenture and in the Private Placement Legend and agrees that it will transfer such Equipment Note only as provided in this Master Indenture. The Note Registrar shall not register a transfer of any Equipment Note unless such transfer complies with the restrictions on transfer of such Equipment Note set forth in this Master Indenture. In connection with any transfer of Equipment Notes, each Holder agrees by its acceptance of the Equipment Notes to furnish the Indenture Trustee the certifications and legal opinions described herein to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Indenture Trustee shall not be required to determine (but may rely on a determination made by Issuer with respect to) the sufficiency of any such legal opinions.

(i) Issuer Group Member Limitations. Notwithstanding any other provision herein, no Equipment Note shall be transferred to any Issuer Group Member unless (i) the transferor thereof transfers such Equipment Notes to an Issuer Group Member in an arm’s length transaction, (ii) the transferor thereof is not an Issuer Group Member, (iii) such transfer is made solely for the purpose of retiring such Equipment Notes and (iv) Issuer delivers to the Indenture Trustee, prior to the effectiveness of such transfer, an Officer’s Certificate of Issuer pursuant to which Issuer covenants and agrees that it will or will cause such transferred Equipment Notes to be retired within 30 days of such transfer. Notwithstanding any other provisions of this Master Indenture to the contrary, no Issuer Group Member shall be entitled to receive any interest on any Equipment Notes held by it.

(j) Restrictions Not Applicable to Certain Series Enhancer Transfers. Notwithstanding the foregoing, the restrictions set forth in clause (f) and the last sentence of clause (h) hereof and any transfer restrictions designed generally to apply to voluntary transfers of Equipment Notes or beneficial interests therein, shall not apply to any transfer of an Equipment Note or interest therein by any Noteholder to any Policy Provider with respect to the applicable Series or Class of Notes in connection with any payment made by the Policy Provider in respect of such Equipment Notes, whether deemed to occur automatically by subrogation or by acceptance of the benefits of the Policy by the applicable Noteholder, or otherwise.

Section 2.12 Temporary Definitive Notes.

Pending the preparation of Definitive Notes of any Series, Issuer may execute and the Indenture Trustee may authenticate and deliver temporary Definitive Notes of such Series which are printed, lithographed, typewritten or otherwise produced, in any denomination, containing substantially the same terms and provisions as are set forth in the applicable exhibit hereto or in any indenture supplemental hereto, except for such appropriate insertions, omissions, substitutions and other variations relating to their temporary nature as the Authorized Representative of Issuer executing such temporary Definitive Notes may determine, as evidenced by his execution of such temporary Definitive Notes.

If temporary Definitive Notes of any Series are issued, Issuer will cause Definitive Notes of such Series to be prepared without unreasonable delay. After the preparation of Definitive Notes of such Series, the temporary Definitive Notes shall be exchangeable for Definitive Notes upon surrender of such temporary Definitive Notes at the Corporate Trust Office of the Indenture Trustee, without charge to the Holder thereof. Upon surrender for cancellation of any one or more temporary Definitive Notes, Issuer shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor Definitive Notes of like Series, in authorized denominations and in the same aggregate principal amounts. Until so exchanged, such temporary Definitive Notes shall in all respects be entitled to the same benefits under this Master Indenture as Definitive Notes.

Section 2.13 Statements to Noteholders.

(a) With respect to each Collection Period, Issuer shall, not later than the last Business Day before the Payment Date immediately following the last day of such Collection Period, cause the Administrator to deliver to the Indenture Trustee and each Series Enhancer, and the Indenture Trustee shall (or shall instruct any Paying Agent to) promptly thereafter (but not later than such Payment Date) distribute to the Rating Agencies, and to each Holder of record with respect to such Payment Date, a report, substantially in the form attached as Exhibit G-1 hereto prepared by the Administrator or Manager and setting forth the information described therein (each, a “Monthly Report”). Issuer shall cause the Administrator or Manager to deliver to the Indenture Trustee and each Series Enhancer with the Monthly Report for each June, and the Indenture Trustee shall (or shall instruct any Paying Agent to) distribute with the Monthly Report for each June to the Persons described in the first sentence in this Section 2.13(a), a report, substantially in the form attached as Exhibit G-2 hereto prepared by the Administrator or Manager and setting forth the information described therein (each, an “Annual Report”). The Indenture Trustee shall deliver, promptly upon written request, a copy of each Monthly Report and Annual Report to any Holder or other Secured Party and, at the written request of any Holder, to any prospective purchaser of any Equipment Notes from such Holder. If any Series of Equipment Notes is then listed on any stock exchange, the Indenture Trustee also shall provide a copy of each Monthly Report and each Annual Report to the applicable listing agent on behalf of such stock exchange.

(b) After the end of each calendar year but not later than the latest date permitted by law, the Administrator or Manager shall deliver to the Indenture Trustee, and the Indenture Trustee shall (or shall instruct any Paying Agent to) furnish to each Person who at any time during such calendar year was a Noteholder of record of any Equipment Notes, a statement (for example, a Form 1099 or any other means required by law) prepared by the Administrator or Manager containing the sum of the amounts determined pursuant to Exhibit G-1 hereto with respect to the Series of Equipment Notes for such calendar year or, in the event such Person was a Noteholder of record of any Series during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Administrator or Manager and which a Noteholder shall reasonably request as necessary for the purpose of such Noteholder’s preparation of its U.S. federal income or other tax returns. So long as any of the Equipment Notes are registered in the name of DTC or its nominee, such report and such other items will be prepared on the basis of such information supplied to the Administrator by DTC and the Direct Participants, and will be delivered by the Indenture Trustee, when received from the Administrator or Manager, to the DTC to the applicable beneficial owners in the manner described above. In the event that any such information has been provided by any Paying Agent directly to such Person through other tax-related reports or otherwise, the Indenture Trustee in its capacity as Paying Agent shall not be obligated to comply with such request for information.

(c) If required by the related Series Supplement for any Series, the Trustee shall distribute a copy of the Payment Date Schedule delivered by the Administrator pursuant to Section 3.12(e) to the Holders of the Equipment Notes of such Series promptly after receiving such Payment Date Schedule.

(d) At such time, if any, as the Equipment Notes of any Series are issued in the form of Definitive Notes, the Indenture Trustee shall prepare and deliver the information described in Section 2.13(b) to each Holder of record of a Definitive Note of such Series for the relevant period of beneficial ownership of such Definitive Note as appears on the records of the Indenture Trustee.

(e) Following each Payment Date and any other date specified herein for distribution of any payments with respect to the Equipment Notes and prior to a Redemption, the Indenture Trustee shall cause notice thereof to be given (i) by publication in such English language newspaper or newspapers as the Indenture Trustee shall approve having a general circulation in Europe, (ii) by either of (a) the information contained in such notice appearing on the relevant page of the Reuters Screen or such other medium for the electronic display of data as may be approved by the Indenture Trustee and notified to Noteholders or (b) publication in the Financial Times and The Wall Street Journal (National Edition) or, if either newspaper shall cease to be published or timely publication therein shall not be practicable, in such English language newspaper or newspapers as the Indenture Trustee shall approve having a general circulation in Europe and the United States and (iii) until such time as any Definitive Notes are issued and, so long as the Equipment Notes of any Series are registered with the DTC, Euroclear and/or Clearstream, delivery of the relevant notice to the DTC, Euroclear and/or Clearstream for communication by them to Noteholders of such Series. Notwithstanding the above, any notice to the Noteholders of any Series specifying any principal payment or any payment of premium, if any, shall be validly given by delivery of the relevant notice to the DTC, Euroclear and/or Clearstream for communication by them to such Noteholders, without the need for publication in the in an English language newspaper described in clause (i) of the preceding sentence. If any Series of Equipment Notes is listed on a stock exchange, notice specifying a redemption of principal of any Equipment Notes must be published in a daily newspaper of general circulation in the jurisdiction in which such stock exchange is located for so long as any class of Equipment Notes is listed on such stock exchange. Any such notice shall be deemed to have been given on the first day on which any of such conditions shall have been met.

(f) The Indenture Trustee shall be at liberty to sanction some other method of giving notice to the Noteholders of any Series if, in its opinion, such other method is reasonable, having regard to the number and identity of the Noteholders of such Series and/or to market practice then prevailing, is in the best interests of the Noteholders of such Series and will comply with the rules of any stock exchange on which any Series of Equipment Notes is listed as confirmed by the listing agent for such stock exchange or such other stock exchange (if any) on which the Equipment Notes of such Series are then listed, and any such notice shall be deemed to have been given on such date as the Indenture Trustee may approve; provided that notice of such method is given to the Noteholders of such Series in such manner as the Indenture Trustee shall require.

Section 2.14 CUSIP, CINS AND ISIN Numbers.

Issuer in issuing the Equipment Notes may use “CUSIP”, “CINS”, “ISIN” or other identification numbers (if then generally in use), and if so, the Indenture Trustee shall use CUSIP numbers, CINS numbers, ISIN numbers or other identification numbers, as the case may be, in notices of redemption or exchange as a convenience to Holders; provided that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Equipment Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Equipment Notes; provided further , that failure to use “CUSIP”, “CINS”, “ISIN” or other identification numbers in any notice of redemption or exchange shall not affect the validity or sufficiency of such notice.

Section 2.15 Debt Treatment of Equipment Notes. The parties hereto agree, and the holders of the Equipment Notes by their purchase thereof shall be deemed to have agreed, to treat the Equipment Notes as debt for U.S. federal income tax purposes.

ARTICLE III

ACCOUNTS; PRIORITY OF PAYMENTS

Section 3.01 Establishment of Accounts; Investments.

(a) Accounts. The Administrator, on behalf and at the direction of Issuer, will establish with the Indenture Trustee on or before the Initial Closing Date and maintain all of the following accounts: (i) a collections account (the “Collections Account”), (ii) a railcar replacement account (the “Mandatory Replacement Account”), (iii) an optional reinvestment account (the “Optional Reinvestment Account”), (iv) an expense account (the “Expense Account”), (v) one account for each Class of Equipment Notes to be issued on the Initial Closing Date (each, a “Series Account” with respect to such Series of which the Class is a part, and individually, a “Class Account” ), (vi) a Class A liquidity reserve account (the “Class A Liquidity Reserve Account”), (vii) a Class B liquidity reserve account (the “Class B Liquidity Reserve Account”), (viii) a Class B special reserve account (the “Class B Special Reserve Account”) and (ix) a Transition Expense Account (the “Transition Expense Account”). From time to time thereafter, including on any other Closing Date, the Administrator, on behalf and at the direction of Issuer, will establish with the Indenture Trustee such other Indenture Accounts as may be authorized or required by this Master Indenture and the other Operative Agreements.

(b) All Indenture Accounts shall be in the names and bear the account numbers set forth on Schedule 1 hereto. All amounts from time to time held in each Indenture Account shall be held (a) in the name of the Indenture Trustee, for the benefit of the Secured Parties, and (b) in the custody and under the “Control” (as such term is defined in the UCC) of the Indenture Trustee, for the purposes and on the terms set forth in this Master Indenture, and all such amounts shall constitute a part of the Collateral and shall not constitute payment of any Secured Obligation or any other obligation of Issuer until applied as hereinafter provided.

(c) Withdrawals and Transfers. The Indenture Trustee shall have sole dominion and control over the Indenture Accounts (including, inter alia , the sole power to direct withdrawals or transfers from the Indenture Accounts), and Issuer shall have no right to withdraw, or to cause the withdrawal of funds or other investments held in the Indenture Accounts or to direct the investment of such funds or the liquidation of any Permitted Investments, in each case other than as expressly provided herein.

(d) Investments. For so long as any Equipment Notes remain Outstanding, the Indenture Trustee, at the written direction of the Administrator, shall invest and reinvest the funds on deposit in the Indenture Accounts in Permitted Investments; provided , however , that if an Event of Default has occurred and is continuing, the Administrator shall have no right to direct such reinvestment and the Indenture Trustee shall invest such amount in Indenture Investments from the time of receipt thereof until such time as such amounts are required to be distributed pursuant to the terms of this Master Indenture. In the absence of written direction delivered to the Indenture Trustee from the Administrator, the Indenture Trustee shall invest any funds in Permitted Investments described in clause (f) of the definition thereof. The Indenture Trustee shall make such investments and reinvestments in accordance with the terms of the following provisions:

(i) the Permitted Investments shall have maturities and other terms such that sufficient funds shall be available to make required payments pursuant to this Master Indenture on the Business Day immediately preceding the first Payment Date after which such investment is made, in the case of investments of funds on deposit in the Collections Account; and

(ii) if any funds to be invested are not received in the Indenture Accounts by noon, New York City time, on any Business Day, such funds shall, if possible, be invested in overnight Permitted Investments.

(e) Earnings. Earnings on investments of funds in the Indenture Accounts shall be deposited in the Collections Account when received and credited as Collections for the Collection Period when so received.

(f) Control. Each of Issuer and the Indenture Trustee hereby agrees and acknowledges that the Indenture Trustee, for the benefit of the Secured Parties, shall have “control” over each Indenture Account under and for purposes of Section 9-104(a)(1) of the UCC as in effect from time to time in New York.

(g) Investment Disclosure. Issuer, Administrator and Noteholders acknowledge that shares or investments in Permitted Investments or Indenture Investments are not obligations of Wilmington Trust Company, or any parent or affiliate of Wilmington Trust Company, are not deposits and are not insured by the FDIC. The Indenture Trustee or its affiliate may be compensated by mutual funds or other investments comprising Permitted Investments or Indenture Investments for services rendered in its capacity as investment advisor, or other service provider, and such compensation is both described in detail in the prospectuses for such funds or investments, and is in addition to the compensation, if any, paid to Wilmington Trust Company in its capacity as Indenture Trustee hereunder. Issuer, Administrator and Noteholders agree that the Indenture Trustee shall not be responsible for any losses or diminution in the value of the Indenture Accounts occurring as a result of the investment of funds in the Indenture Accounts in accordance with the terms hereof.

Section 3.02 Collections Account.

(a) Pursuant to and in accordance with the terms of the Account Administration Agreement, the Account Collateral Agent is to, upon receipt thereof, deposit in the Customer Payment Account the Collections received by it. Pursuant to and subject to the terms of the Account Administration Agreement, on each Business Day all amounts constituting Collections on deposit in the Customer Payment Account are to be transferred by the Account Collateral Agent to the Collections Account.

(b) The Indenture Trustee shall, upon receipt thereof, deposit in the Collections Account all Collections and all other payments received by it in connection with the Portfolio.

(c) Additional funds may be deposited into the Collections Account from the Class A Liquidity Reserve Account in accordance with Section 3.04, the Class B Liquidity Reserve Account in accordance with Section 3.05, the Class B Special Reserve Account in accordance with Section 3.06, the Optional Reinvestment Account in accordance with Section 3.07 and the Mandatory Replacement Account in accordance with Section 3.11.

(d) All or any portion of any Net Disposition Proceeds from an Involuntary Railcar Disposition received in the Collections Account may be transferred to the Optional Reinvestment Account, to the extent that Issuer elects to reinvest all or a portion of such Net Disposition Proceeds in a Replacement Exchange in accordance with Section 3.11 hereof. All of the transfers of funds described in this Section 3.02 will be made prior to the distribution of the Available Collections Amount pursuant to Section 3.13.

Section 3.03 Withdrawal upon an Event of Default.

After the occurrence of and during the continuance of an Event of Default, at the direction of the Requisite Majority, the Indenture Trustee shall withdraw any or all funds then on deposit in any of the Indenture Accounts (other than the Class B Liquidity Reserve Account and the Class B Special Reserve Account) (in each case in the amounts, and from the accounts, as directed by the Requisite Majority) and transfer such funds to the Collections Account for application on the next upcoming Payment Date in accordance with the Flow of Funds.

Section 3.04 Class A Liquidity Reserve Account.

(a) On the Initial Closing Date, Issuer shall deposit (or cause to be deposited) in the Class A Liquidity Reserve Account, cash in an amount equal to the Class A Liquidity Reserve Target Amount as of the Initial Closing Date out of the Net Proceeds of the Series 2006-1 Notes received on the Initial Closing Date and/or from funds contributed to Issuer as equity on or prior to such date. On each other Closing Date, Issuer shall deposit (or cause to be deposited) in the Class A Liquidity Reserve Account, cash in an amount equal to the Class A Liquidity Reserve Target Amount as of any such Closing Date, out of the Net Proceeds of such Additional Notes and/or from funds contributed to Issuer as equity on or prior to such date, as applicable.

(b) On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, if the Balance in the Class A Liquidity Reserve Account is less than the Class A Liquidity Reserve Target Amount as of such Payment Date, the

Indenture Trustee shall, in accordance with the Payment Date Schedule delivered pursuant to Section 3.12(e) hereof, deposit funds into the Class A Liquidity Reserve Account in order to restore the Balance therein to the Class A Liquidity Reserve Target Amount as of such Payment Date, to the extent of the Available Collections Amount as provided in the Flow of Funds.

(c) On each Payment Date on which there is a Stated Interest Shortfall in respect of one or more Class A Notes, the Indenture Trustee shall, in accordance with the Payment Date Schedule delivered pursuant to Section 3.12(e) hereof, withdraw from the Class A Liquidity Reserve Account and deposit in the applicable Class Accounts for the Class A Notes an amount equal to the lesser of (i) the aggregate amount of the Stated Interest Shortfalls for all Class A Notes and (ii) the Balance in the Class A Liquidity Reserve Account, provided that if the Balance in the Class A Liquidity Reserve Account on a Determination Date is less than the aggregate amount described in clause (i) for the related Payment Date, then the Balance in the Class A Liquidity Reserve Account will be allocated among the various affected Class A Notes within Series in proportion to the Stated Interest Shortfalls. The excess of the Stated Interest Shortfall over the Balance so allocated to each Series shall be the “Net Stated Interest Shortfall” for such Series and shall be added to the Stated Interest Amount of Class A Notes within such Series for the next succeeding Payment Date.

(d) On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, before making any distributions pursuant thereto, the Indenture Trustee, in accordance with the Payment Date Schedule delivered pursuant to Section 3.12(e) hereof, shall deposit in the Collections Account the excess, if any, of (A) the Balance in the Class A Liquidity Reserve Account (after giving effect to any withdrawals therefrom to be made on such Payment Date pursuant to Section 3.04(c)) over (B) the Class A Liquidity Reserve Target Amount (determined after giving effect to any payments of principal on Class A Notes to be made on such Payment Date).

(e) If an Event of Default shall have occurred, or on the last Final Maturity Date for any Class A Notes, then the Balance in the Class A Liquidity Reserve Account (after giving effect to any withdrawals therefrom on such date pursuant to Section 3.04(c)) shall be deposited into the applicable Class Accounts for the Class A Notes, allocated among such Class Accounts in proportion to the Outstanding Principal Balances of such Class A Notes within Series.

(f) Issuer may attempt to procure a reduction in the amount of the Class A Liquidity Reserve Target Amount from time to time, subject to obtaining a Rating Agency Confirmation and receiving the prior written consent of the Requisite Majority, following which the Class A Liquidity Reserve Target Amount shall be the amount as so reduced.

Section 3.05 Class B Liquidity Reserve Account.

(a) On each Series Issuance Date on which Class B Notes are issued, Issuer shall deposit (or cause to be deposited) in the Class B Liquidity Reserve Account, cash in an amount equal to the Class B Liquidity Reserve Target Amount as of such Series Issuance Date, out of the Net Proceeds of Additional Notes and/or from funds contributed to Issuer as equity on or prior to such date, as applicable.

(b) On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, if the Balance in the Class B Liquidity Reserve Account is less than the Class B Liquidity Reserve Target Amount as of such Payment Date, the Indenture Trustee shall, in accordance with the Payment Date Schedule delivered pursuant to Section 3.12(e) hereof, deposit funds into the Class B Liquidity Reserve Account in order to restore the Balance therein to the Class B Liquidity Reserve Target Amount as of such Payment Date, to the extent of the Available Collections Amount as provided in the Flow of Funds.

(c) On each Payment Date on which there is a Stated Interest Shortfall in respect of one or more Class B Notes, and subject to Section 3.06(d), the Indenture Trustee shall, in accordance with the Payment Date Schedule delivered pursuant to Section 3.12(e) hereof, withdraw from the Class B Liquidity Reserve Account and deposit in the Class Accounts for the Class B Notes an amount equal to the lesser of (i) the aggregate amount of the Stated Interest Shortfalls for all Class B Notes and (ii) the Balance in the Class B Liquidity Reserve Account, provided that if the Balance in the Class B Liquidity Reserve Account on a Determination Date is less than the aggregate amount of such Stated Interest Shortfalls for the related Payment Date, then the Balance in the Class B Liquidity Reserve Account will be allocated among the various affected Class B Notes within Series in proportion to the Stated Interest Shortfalls for such Series. The excess of the Stated Interest Shortfall over the Balance so allocated to each Series shall be the “Net Stated Interest Shortfall” for such Series and shall be added to the Stated Interest Amount of Class B Notes within such Series for the next succeeding Payment Date.

(d) On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, before making any distributions pursuant thereto, the Indenture Trustee, in accordance with the Payment Date Schedule delivered pursuant to Section 3.12(e) hereof, shall deposit in the Collections Account the excess, if any, of (A) the Balance in the Class B Liquidity Reserve Account (after giving effect to any withdrawals therefrom to be made on such Payment Date pursuant to Section 3.05(c)) over (B) the Class B Liquidity Reserve Target Amount (determined after giving effect to any payments of principal on Class B Notes to be made on such Payment Date).

(e) If an Event of Default shall have occurred, or on the last Final Maturity Date for any Class B Notes, then the Balance in the Class B Liquidity Reserve Account (after giving effect to any withdrawals therefrom on such date pursuant to Section 3.05(c)) shall be deposited into the applicable Class Accounts for the Class B Notes, allocated among such Class Accounts in proportion to the Outstanding Principal Balances of such Class B Notes within Series.

(f) Issuer may attempt to procure a reduction in the amount of the Class B Liquidity Reserve Target Amount from time to time, subject to obtaining a Rating Agency Confirmation, following receipt of which the Class B Liquidity Reserve Target Amount shall be the amount as so reduced.

Section 3.06 Class B Special Reserve Account; Transition Expense Account.

(a) In the event Class B Notes are issued and outstanding, the Class B Special Reserve Account will have a required Balance equal to the Class B Special Reserve Required Balance.

(b) The funding of the Class B Special Reserve Account will occur, if ever, only through allocations of Available Collections Amount on each Payment Date pursuant to the first Flow of Funds following the commencement and during the continuance of a Class B Diversion Period, in amounts up to but not exceeding the Class B Special Reserve Required Balance as of the relevant Payment Date.

(c) Notwithstanding the foregoing, if a Class B Diversion Period shall have commenced and be continuing, but the Class B Diversion Interruption Condition is satisfied as of any particular Payment Date, then notwithstanding the continuance of such Class B Diversion Period there will be no required allocation of Available Collections Amount under the Flow of Funds on such Payment Date to the funding of the Class B Special Reserve Account.

(d) Upon the occurrence and during the continuance of an Early Amortization Event or Event of Default, and notwithstanding any other provisions within the Flow of Funds, the Class B Special Reserve Account will, until exhausted, be the sole source of funds used to fund the payment of interest on the Class B Notes and reimbursement of any amounts due in respect of interest payments paid by any Series Enhancer with respect to interest on the Class B Notes (with such funds to be withdrawn and deposited for such purposes into the applicable Class Accounts in proportion to the Outstanding Principal Balances of such Class B Notes within Series), prior to the use of any Available Collections Amount for such purpose under the Flow of Funds.

(e) In the event that a Class B Diversion Period shall no longer exist, and so long as a new Class B Diversion Period shall not have commenced, on each succeeding Payment Date following the end of the Class B Diversion Period an amount equal to one-sixth of the amount on deposit in the Class B Special Reserve Account will be released and become part of the Available Collections Amount to be allocated under the Flow of Funds on such Payment Date, until such releases (provided that they are not interrupted by the commencement of a new Class B Diversion Period) have exhausted all funds in the Class B Special Reserve Account.

(f) Amounts on deposit in the Transition Expense Account, if any, shall be applied by the Indenture Trustee to pay the reasonable costs and expenses (excluding any overhead expenses) incurred by any Secured Party or Successor Manager in connection with the engagement of a Successor Manager pursuant to the Management Agreement (which costs and expenses shall be certified to the Indenture Trustee by an Authorized Representative of each Person seeking reimbursement thereof). On any Payment Date in which amounts on deposit in the Transition Expense Account exceed the Required Transition Expense Amount, the Indenture Trustee shall withdraw the amount of such excess and deposit it into the Collections Account for application pursuant to the Flow of Funds.

Section 3.07 Optional Reinvestment Account.

(a) Issuer may elect, by notice to the Indenture Trustee in writing, not later than the last Business Day preceding the later of the date of any Involuntary Railcar Disposition or Purchase Option Disposition and the date on which the Net Disposition Proceeds therefrom are received, to deposit all or a portion of the Net Disposition Proceeds realized from such Involuntary Railcar Disposition or Purchase Option Disposition, whether or not initially deposited in the Collections Account, in the Optional Reinvestment Account. The Indenture Trustee shall deposit in the Collections Account all or any portion of the Net Disposition Proceeds realized from any Involuntary Railcar Disposition or Purchase Option Disposition as to which the direction described in the preceding sentence is not received by the end of the last Business Day preceding the later of the date of any such Involuntary Railcar Disposition or Purchase Option Disposition and the date on which such Net Disposition Proceeds are received.

(b) Issuer may elect to apply the Disposition Proceeds from an Involuntary Railcar Disposition or Purchase Option Disposition deposited in the Optional Reinvestment Account pursuant to Section 3.07(a) in a Permitted Railcar Acquisition any time during the related Replacement Period. On each Delivery Date during the Replacement Period on which Issuer acquires an Additional Railcar from a Seller in a Permitted Railcar Acquisition or disburses all or a portion of the Purchase Price of a Optional Modification or Required Modification to a Supplier, the Indenture Trustee, at the written direction of the Manager accompanied by a written statement of the Manager that all of the conditions for payment of the Purchase Price for such Additional Railcar specified in the [Asset Transfer Agreement] have been satisfied, and that the requirements of Section 5.03(b) or 5.03(c), as applicable, have been satisfied, will transfer funds in an amount equal to the Purchase Price for such Additional Railcar from the Optional Reinvestment Account to the applicable Seller.

(c) The Indenture Trustee, without further direction from the Manager or the Administrator, shall transfer any amounts in the Optional Reinvestment Account at the end of the Replacement Period applicable to the Involuntary Railcar Disposition or Purchase Option Disposition to the Collections Account on the next Business Day after the end of such Replacement Period. All amounts so transferred to the Collections Account may not be withdrawn therefrom pursuant to Section 3.11(a) or otherwise, except for distribution in accordance with the Flow of Funds.

Section 3.08 Expense Account.

(a) On each Closing Date, the Administrator shall direct the Indenture Trustee in writing to (i) pay to such Persons as shall be specified by the Administrator such Issuance Expenses as shall be due and payable in connection with the issuance and sale of the Initial Equipment Notes on the Initial Closing Date and the Additional Notes on any other Closing Date, and (ii) transfer to the Expense Account the Required Expense Deposit, in each case out of the Net Proceeds of the Equipment Notes issued on such Closing Date or the proceeds of a capital contribution to Issuer.

(b) On each Payment Date, the Administrator will, in accordance with the priority of payments set forth in the Flow of Funds, direct the Indenture Trustee, in writing, to pay any Operating Expenses that are due and payable on such Payment Date and to transfer to the Expense Account funds in an amount equal to the Required Expense Deposit.

(c) On any Business Day between Payment Dates, the Administrator may direct the Indenture Trustee, in writing, to withdraw funds from the Expense Account in order to pay any Operating Expenses which the Administrator certifies in such writing an Operating Expense then due and payable.

(d) On the last Final Maturity Date for all Series of Equipment Notes, after payment of all Operating Expenses due on such Final Maturity Date, the Indenture Trustee shall transfer the Balance in the Expense Account to the Collections Account for distribution in accordance with the Flow of Funds.

Section 3.09 Series/Class Accounts.

(a) Upon the issuance of Equipment Notes of any Series for which a Series Account was not previously established, the Administrator shall cause to be established and maintained a Series Account for such Series of Equipment Notes (which may consist of individual Class Accounts for each Class of Equipment Notes within such Series).

(b) On each Payment Date, amounts will be deposited into each applicable Series Account in accordance with Section 3.04, Section 3.05, Section 3.06, Section 3.10 and Section 3.13 hereof.

(c) All amounts transferred to a Series Account for any Series of Equipment Notes in accordance with Section 3.04, Section 3.05, Section 3.10 and Section 3.13 hereof shall be applied to the payment of such Series of Equipment Notes (or Class thereof) or amounts payable to a Series Enhancer, as applicable, in accordance with the terms of this Master Indenture and the related Series Supplement.

Section 3.10 Redemption/Defeasance Account.

(a) Upon the sending of a Redemption Notice in respect of any Series of Equipment Notes or Class thereof, or an election by Issuer to effect a legal defeasance or covenant defeasance of any Series of Equipment Notes or Class thereof pursuant to Article XII hereof, the Indenture Trustee will establish a Redemption/Defeasance Account to retain the proceeds to be used in order to redeem or defease such Series or Class.

(b) Amounts shall be deposited into any Redemption/Defeasance Account in accordance with Sections 3.15 and 3.16 hereof.

(c) On each Redemption Date, the Administrator, on behalf of the Indenture Trustee, shall transfer a portion of the proceeds of any Redemption of any Series of Equipment Notes equal to the Redemption Price of such Series of Equipment Notes from the Redemption/Defeasance Account, established in respect of such Redemption to the Series Account for such Series of Equipment Notes in each case in accordance with Sections 3.15 and 3.16 hereof and transfer the balance of such proceeds to the Expense Account.

(d) On each Payment Date, in respect of any Series of Equipment Notes that is the subject of a legal defeasance or covenant defeasance, the Administrator, on behalf of the Indenture Trustee, shall transfer from the Redemption/Defeasance Account to the Holders of such Equipment Notes the payments of principal and interest due on such Equipment Notes in accordance with the terms of such defeasance.

Section 3.11 Mandatory Replacement Account.

(a) Issuer will direct the Manager or Administrator to cause the deposit of all the Net Disposition Proceeds realized from a Permitted Discretionary Sale, whether or not initially deposited in the Collections Account, into the Mandatory Replacement Account.

(b) Issuer shall use all commercially reasonable efforts to use the funds deposited in the Mandatory Replacement Account to purchase Additional Railcars from Sellers in Permitted Railcar Acquisitions during the applicable Replacement Periods with respect to the Disposition Proceeds constituting such funds. The Indenture Trustee, at the written direction of the Manager accompanied by a written statement of the Manager that all of the conditions for payment of the Purchase Price for such Additional Railcar specified in the Asset Transfer Agreement have been satisfied and that the applicable requirements of Section 5.03 have been satisfied, will transfer funds in an amount equal to the Purchase Price for such Additional Railcar to the applicable Seller.

(c) The Indenture Trustee, without further direction from the Manager or the Administrator, shall transfer any amounts in the Mandatory Replacement Account at the end of the Replacement Period applicable to the Permitted Discretionary Sale to the Collections Account on the next Business Day after the end of such Replacement Period. All amounts so transferred to the Collections Account may not be withdrawn therefrom pursuant to Section 3.11(a) or otherwise, except for distribution in accordance with the Flow of Funds.

Section 3.12 Calculations.

(a) As soon as reasonably practicable after each Determination Date, but in no event later than 12:00 noon (New York City time) on the third Business Day prior to the immediately succeeding Payment Date, Issuer shall cause the Administrator, based on information known to it or Relevant Information provided to it, determine the amount of Collections received during the Collection Period ending immediately prior to such Determination Date (including the amount of any investment earnings on the Balances in the Collections Account, if any, as of such Determination Date) and shall calculate the following amounts:

(i) (A) the Balances in each of the Indenture Accounts on such Determination Date, and (B) the amount of investment earnings (net of losses and investment expenses), if any, on investments of funds on deposit therein during such Collection Period;

(ii) (A) the Required Expense Amount for such Payment Date and (B) the excess, if any, of the Required Expense Reserve for such Payment Date over the Balance in the Expense Account after payment of all Operating Expenses on such Payment Date (the “Required Expense Deposit” );

(iii) the Available Collections Amount for such Payment Date, net of the amounts described in Section 4.02(c)(i) if an Event of Default has occurred and is continuing on such Payment Date;

(iv) [Reserved];

(v) [Reserved];

(vi) all other amounts required to be reported in the Monthly Report and not included on the Payment Date Schedule to be provided pursuant to Section 3.12(e); and

(vii) any other information, determinations and calculations reasonably required in order to give effect to the terms of this Master Indenture and the Operative Agreements, including the preparation of the Monthly Report and Annual Report.

provided that, if the Administrator has not received all of the Relevant Information for such Payment Date, the Administrator shall make reasonable assumptions for purposes of the calculations contemplated by this Section 3.12.

(b) Calculation of Interest Amounts, Enhancement Premium, etc. Not later than 12:00 noon (New York City time) on the third Business Day prior to each Payment Date, Issuer shall cause the Administrator or the Manager to make the following calculations or determinations with respect to interest amounts due on such Payment Date:

(i) the Stated Interest Amount for the Class A Notes within each Series;

(ii) the Stated Interest Amount for the Class B Notes within each Series;

(iii) the Additional Interest Amount, if any, for each Series of Equipment Notes or Class thereof; and

(iv) the applicable Enhancement Premium, Enhancement Premium Step-Up Amount, and Enhancement Prepayment Premium payable on and as of such Payment Date.

(c) Calculation of Principal Payments and Distributions to Issuer. Not later than 12:00 noon (New York City time) on the third Business Day prior to each Payment Date, Issuer shall cause the Administrator or the Manager to calculate or determine the following with respect to principal payments due on such Payment Date and the amounts distributable to Issuer on such Payment Date:

(i) the Outstanding Principal Balance of each Series of Equipment Notes (and Classes within such Series) on such Payment Date immediately prior to any principal payment on such date;

(ii) [Reserved];

(iii) the amounts of the principal payments, if any, to be made in respect of each Series of Equipment Notes on such Payment Date, including:

(A)	the Minimum Principal Payment Amounts for all Class A Notes for such Payment Date and the amounts of any unpaid Minimum Principal Payment Amounts for the Class A Notes for prior Payment Dates;

(B)	the Scheduled Principal Payment Amounts for all Class A Notes and the amounts of any unpaid Scheduled Principal Payment Amounts for the Class A Notes for prior Payment Dates;

(C)	the Minimum Principal Payment Amounts for all Class B Notes for such Payment Date and the amounts of any unpaid Minimum Principal Payment Amounts for the Class B Notes for prior Payment Dates;

(D)	the Scheduled Principal Payment Amounts for all Class B Notes and the amounts of any unpaid Scheduled Principal Payment Amounts for the Class B Notes for prior Payment Dates; and

(E)	if the Available Collections Amount is not sufficient to make payments in full of the foregoing principal payments, the principal payments to be made on each Class of Equipment Notes within Series in accordance with the Series Allocation Rules; and

(iv) the amounts, if any, distributable to Issuer on such Payment Date.

(d) Calculation of Payment Date Shortfalls. Not later than 12:00 noon (New York City time) on the third Business Day prior to each Payment Date, Issuer shall cause the Administrator or the Manager to perform the calculations necessary to determine the following:

(i) the amount, if any, by which the aggregate of the Stated Interest Amounts due in respect of the Class A Notes on such Payment Date exceeds the Available Collections Amount for such Payment Date remaining after payment in full of all amounts senior thereto in the Flow of Funds, allocated to each such Class within Series (a “Stated Interest Shortfall” in respect of such Series or Class thereof);

(ii) the amount, if any, by which the aggregate of the Stated Interest Amounts due in respect of the Class B Notes on such Payment Date exceeds the Available Collections Amount for such Payment Date remaining after payment in full of all amounts senior thereto in the Flow of Funds, allocated to each such Class within Series (again, a “Stated Interest Shortfall” in respect of such Series or Class thereof);

(iii) if the aggregate amount of the related Stated Interest Shortfalls exceeds the Balance in the Class A Liquidity Reserve Account, the Net Stated Interest Shortfall in respect of the Class A Notes within Series;

(iv) if the aggregate amount of the related Stated Interest Shortfalls exceeds the Balance in the Class B Liquidity Reserve Account, the Net Stated Interest Shortfall in respect of the Class B Notes within Series;

(v) the amount, if any, of the Minimum Principal Payment Amount payable on each Series of Class A Notes that is not paid on such Payment Date out of the Available Collections Amount for such Payment Date;

(vi) the amount, if any, of the Scheduled Principal Payment Amount payable on each Series of Class A Notes that is not paid on such Payment Date out of the Available Collections Amount for such Payment Date;

(vii) the amount, if any, of the Minimum Principal Payment Amount payable on each Series of Class B Notes that is not paid on such Payment Date out of the Available Collections Amount for such Payment Date;

(viii) the amount, if any, of the Scheduled Principal Payment Amount payable on each Series of the Class B Notes that is not paid on such Payment Date out of the Available Collections Amount for such Payment Date; and

(ix) if such Payment Date is the Final Maturity Date for any Series of Equipment Notes or Class thereof, the amount, if any, by which the Outstanding Principal Balance of such Series of Equipment Notes or Class thereof exceeds the Available Collections Amount after payment in full of amounts senior thereto in the Flow of Funds (such remainder, a “ Final Principal Payment Shortfall”).

(e) Application of the Available Collections Amount. Not later than 1:00 p.m., New York City time, three Business Days prior to each Payment Date, Issuer will cause the Administrator (after consultation with the Manager), to prepare and deliver to the Indenture Trustee the Payment Date Schedule setting forth the payments, transfers, deposits and distributions to be made pursuant to the Flow of Funds, setting forth separately, in the case of payments in respect of each Series of Equipment Notes, the amount to be applied on such Payment Date to pay all interest, principal and premium, if any, on such Series of Equipment Notes or Class thereof, all in accordance with Section 3.13. On each Payment Date, the Indenture Trustee, based on the Payment Date Schedule provided by the Administrator for such Payment Date, will make payments, transfers, deposits and distributions in an aggregate amount equal to the Available Collections Amount in accordance with the order of priority set forth in the Flow of Funds. If the Indenture Trustee shall not have received such Payment Date Schedule by the last Business Day preceding any Payment Date, such Payment Date shall be deferred until the next Business Day after such Payment Date Schedule is received by the Indenture Trustee.

(f) Relevant Information. Issuer shall cause each Service Provider having Relevant Information in its possession to make such Relevant Information available to the Administrator and the Manager not later than 1:00 p.m., New York City time, five Business Days prior to each Payment Date.

Section 3.13 Payment Date Distributions from the Collections Account.

(a) Regular Distributions. On each Payment Date, so long as no Event of Default or Early Amortization Event has occurred and is continuing, after the withdrawals and transfers provided for in Section 3.02 have been made, the Available Collections Amount will be applied in the following order of priority, and in each case after the payment of any Railroad Mileage Credit reimbursements:

(1)	to the payment of the portion of the Required Expense Amount described in clause (i) of the definition thereof to the applicable payees, and to the Expense Account an amount equal to the Required Expense Deposit;

(2)	to the payment to the Service Providers of the Service Provider Fees;

(3)	pro rata, to the payment of (i) applicable Enhancement Premium owing to any Series Enhancer in respect of Class A Notes, (ii) interest on unreimbursed drawings owing to a Series Enhancer in respect of Class A Notes (at the related Class A Interest Rate), and (iii) Series Enhancer Expenses owing to a Series Enhancer in respect of Class A Notes (with the amount of such expense payments funded at this level of the Flow of Funds not to exceed $1,000,000 in any 12-month period);

(4)	pro rata, to the payment of (i) Class A Interest, and (ii) reimbursement of any amounts due in respect of interest payments paid by any Series Enhancer for Class A Notes;

(5)	pro rata, to the payment of applicable Enhancement Prepayment Premium owing to any Series Enhancer in respect of Class A Notes;

(6)	a deposit to the Class A Liquidity Reserve Account equal to the positive difference (if any) between (i) the Class A Liquidity Reserve Target Amount and (ii) the balance in the Class A Liquidity Reserve Account;

(7)	to the Class Accounts for the Class A Notes, their Minimum Principal Payment Amounts, allocated among the Class A Notes in accordance with the Series Allocation Rules;

(8)	pro rata, to the payment of (i) applicable Enhancement Premium owing to any Series Enhancer in respect of Class B Notes, (ii) interest on unreimbursed drawings owing to a Series Enhancer in respect of Class B Notes (at the related Class B Interest Rate), and (iii) Series Enhancer Expenses owing to a Series Enhancer in respect of Class B Notes (with the amount of such expense payments payable at this level of the Flow of Funds not to exceed $1,000,000 in any 12-month period);

(9)	pro rata, to the payment of (i) Class B Interest, and (ii) reimbursement of any amounts due in respect of interest payments paid by any Series Enhancer for Class B Notes;

(10)	to the Transition Expense Account, an amount sufficient to cause the amount on deposit therein to equal the Required Transition Expense Amount;

(11)	pro rata, to the payment of applicable Enhancement Prepayment Premium owing to any Series Enhancer in respect of Class B Notes;

(12)	a deposit to the Class B Liquidity Reserve Account equal to the positive difference (if any) between (i) the Class B Liquidity Reserve Target Amount and (ii) the balance in the Class B Liquidity Reserve Account;

(13)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class A Notes (with the amount of such payments funded at this level of the Flow of Funds not to exceed the amount of such premium that would be payable if the applicable premium rate was equal to 0.07% per annum on the Outstanding Principal Balance of each such applicable Series of Class A Notes);

(14)	to the Class Accounts for the Class B Notes, their Minimum Principal Payment Amounts, allocated among the Class B Notes in accordance with the Series Allocation Rules;

(15)	to the Class Accounts for the Class A Notes, their Scheduled Principal Payment Amounts, allocated among the Class A Notes in accordance with the Series Allocation Rules;

(16)	a deposit to the Class B Special Reserve Account equal to the positive difference (if any) between (i) the Class B Special Reserve Required Balance in effect for such Payment Date (which may be zero) and (ii) the balance in the Class B Special Reserve Account, provided that no such deposit that otherwise would be required, need be made in the event that the Class B Diversion Interruption Condition is satisfied as of such Payment Date;

(17)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class B Notes (with the amount of such payments funded at this level of the Flow of Funds not to exceed the amount of such premium that would be payable if the applicable premium rate was equal to 0.07% per annum on the Outstanding Principal Balance of each such applicable Series of Class B Notes);

(18)	to the Class Accounts for the Class B Notes, their Scheduled Principal Payment Amounts, allocated among the Class B Notes in accordance with the Series Allocation Rules;

(19)	to the payment of Series Enhancer Expenses owing to a Series Enhancer in respect of Class A Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(20)	to the payment of any redemption or early prepayment premium owing to the holders of the Class A Notes;

(21)	to the payment of Series Enhancer Expenses owing to a Series Enhancer in respect of Class B Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(22)	to the payment of any redemption or early prepayment premium owing to the holders of the Class B Notes;

(23)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class A Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(24)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class B Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(25)	to Additional Interest Amounts, if any, payable in respect of (i) first, the Class A Notes, and then (ii) second, the Class B Notes;

(26)	to the payment of Issuer indemnities payable to holders of Equipment Notes or initial purchasers or placement agents in respect thereof;

(27)	to pay or reimburse Issuer (or the Manager on its behalf) for costs of Optional Modifications to the extent not paid from any other available source of Issuer revenues;

(28)	to pay any other amounts specified as applicable to this level of the Flow of Funds, as set forth in a related Series Supplement;

(29)	with respect to each Series of Class A Notes on each Payment Date on and after the fifteenth anniversary of the applicable Closing Date for such Series of Class A Notes, to the Class Accounts for such Series of Class A Notes, an amount equal to the then Outstanding Principal Balance of such Class A Notes allocated pro rata across all Series;

(30)	with respect to each Series of Class B Notes on each Payment Date on and after the fifteenth anniversary of the applicable Closing Date for such Series of Class B Notes, to the Class Accounts for such Series of Class B Notes, an amount equal to the then Outstanding Principal Balance of such Class B Notes allocated pro rata across all Series; and

(31)	to Issuer, all remaining amounts, which may be distributed to the Beneficial Owner.

(b) Early Amortization Event Distributions. On each Payment Date, if an Early Amortization Event has occurred and is then continuing (but no Event of Default has occurred and is continuing), after the withdrawals and transfers provided for in Section 3.02 have been made, the Available Collections Amount will be applied in the following order or priority, in each case after the payment of any Railroad Mileage Credit reimbursements:

(1)	to the payment of the portion of the Required Expense Amount described in clause (i) of the definition thereof to the applicable payees, and to the Expense Account an amount equal to the Required Expense Deposit;

(2)	to the payment to the Service Providers of the Service Provider Fees;

(3)	pro rata, to the payment of (i) applicable Enhancement Premium owing to any Series Enhancer in respect of Class A Notes, (ii) interest on unreimbursed drawings owing to a Series Enhancer in respect of Class A Notes (at the related Class A Interest Rate), and (iii) Series Enhancer Expenses owing to a Series Enhancer in respect of Class A Notes (with the amount of such expense payments funded at this level of the Flow of Funds not to exceed $1,000,000 in any 12-month period);

(4)	pro rata, to the payment of (i) Class A Interest, and (ii) reimbursement of any amounts due in respect of interest payments paid by any Series Enhancer for Class A Notes;

(5)	pro rata, to the payment of applicable Enhancement Prepayment Premium owing to any Series Enhancer in respect of Class A Notes;

(6)	a deposit to the Class A Liquidity Reserve Account equal to the positive difference (if any) between (i) the Class A Liquidity Reserve Target Amount and (ii) the balance in the Class A Liquidity Reserve Account;

(7)	to the Class Accounts for the Class A Notes, their Minimum Principal Payment Amounts, allocated among the Class A Notes in accordance with the Series Allocation Rules;

(8)	pro rata, to the payment of (i) applicable Enhancement Premium owing to any Series Enhancer in respect of Class B Notes, (ii) interest on unreimbursed drawings owing to a Series Enhancer in respect of Class B Notes (at the related Class B Interest Rate), and (iii) Series Enhancer Expenses owing to a Series Enhancer in respect of Class B Notes (with the amount of such expense payments payable at this level of the Flow of Funds not to exceed $1,000,000 in any 12-month period);

(9)	subject to Section 3.06(d), pro rata, to the payment of (i) Class B Interest, and (ii) reimbursement of any amounts due in respect of interest payments paid by any Series Enhancer for Class B Notes;

(10)	to the Class Accounts for the Class A Notes, their Scheduled Principal Payment Amounts, allocated among the Class A Notes in accordance with the Series Allocation Rules;

(11)	pro rata, to the payment of applicable Enhancement Prepayment Premium owing to any Series Enhancer in respect of Class B Notes;

(12)	to the Class Accounts for the Class A Notes of each Series Outstanding, an amount equal to the Outstanding Principal Balance of all Class A Notes, allocated pro rata across all Series;

(13)	to the payment of Series Enhancer Expenses owing by Issuer to a Series Enhancer in respect of Class A Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(14)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class A Notes (with the amount of such payments funded at this level of the Flow of Funds not to exceed the amount of such premium that would be payable if the applicable premium rate was equal to 0.07% per annum on the Outstanding Principal Balance of each such applicable Series of Class A Notes);

(15)	to the payment of any redemption or early prepayment premium owing to the holders of the Class A Notes;

(16)	to the Transition Expense Account, an amount sufficient to cause the amount on deposit therein to equal the Required Transition Expense Amount;

(17)	to the Class Accounts for the Class B Notes, their Minimum Principal Payment Amounts, allocated among the Class B Notes in accordance with the Series Allocation Rules;

(18)	to the payment of Series Enhancer Expenses owing by Issuer to a Series Enhancer in respect of Class B Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(19)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class B Notes (with the amount of such payments funded at this level of the Flow of Funds not to exceed the amount of such premium that would be payable if the applicable premium rate was equal to 0.07% per annum on the Outstanding Principal Balance of each such applicable Series of Class B Notes);

(20)	to the Class Accounts for the Class B Notes of each Series outstanding, an amount equal to the then Outstanding Principal Balance of all Class B Notes, allocated pro rata across all Series;

(21)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class A Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(22)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class B Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(23)	to Additional Interest Amounts, if any, payable in respect of (i) first, the Class A Notes, and then (ii) second, the Class B Notes;

(24)	to the payment of any redemption or early prepayment premium owing to the holders of the Class B Notes;

(25)	to the payment of Issuer indemnities payable to holders of Equipment Notes or initial purchasers or placement agents in respect thereof;

(26)	to pay or reimburse Issuer (or the Manager on its behalf) for costs of Optional Modifications to the extent not paid from any other available source of Issuer revenues;

(27)	to pay any other amounts specified as applicable to this level of the Flow of Funds, as set forth in a related Series Supplement; and

(28)	to Issuer, all remaining amounts, which may be distributed to the Beneficial Owner.

(c) Event of Default Distributions. On each Payment Date, if an Event of Default (or a combination of an Event of Default and an Early Amortization Event) has occurred and is then continuing, the Available Collections Amount will be applied in the following order or priority, after payment of the amounts described in Section 4.02(c)(i), and in each case after the payment of any Railroad Mileage Credit reimbursements:

(1)	to the payment of the portion of the Required Expense Amount described in clause (i) of the definition thereof to the applicable payees, and to the Expense Account an amount equal to the Required Expense Deposit;

(2)	to the payment to the Service Providers of the Service Provider Fees;

(3)	pro rata, to the payment of (i) applicable Enhancement Premium owing to any Series Enhancer in respect of Class A Notes, (ii) interest on unreimbursed drawings owing to a Series Enhancer in respect of Class A Notes (at the related Class A Interest Rate), and (iii) Series Enhancer Expenses owing to a Series Enhancer in respect of Class A Notes;

(4)	pro rata, to the payment of (i) Class A Interest, and (ii) reimbursement of any amounts due in respect of interest payments paid by any Series Enhancer for Class A Notes;

(5)	to the Class Accounts for the Class A Notes of each Series outstanding, an amount equal to the then Outstanding Principal Balance of all Class A Notes, allocated pro rata across all Series;

(6)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class A Notes (with the amount of such payments funded at this level of the Flow of Funds not to exceed the amount of such premium that would be payable if the applicable premium rate was equal to 0.07% per annum on the Outstanding Principal Balance of each such applicable Series of Class A Notes);

(7)	pro rata, to the payment of (i) applicable Enhancement Premium owing to any Series Enhancer in respect of Class B Notes, (ii) interest on unreimbursed drawings owing to a Series Enhancer in respect of Class B Notes (at the related Class B Interest Rate), and (iii) Series Enhancer Expenses owing to a Series Enhancer in respect of Class B Notes (with the amount of such expense payments payable at this level of the Flow of Funds not to exceed $1,000,000 in any 12-month period);

(8)	subject to Section 3.06(d), pro rata, to the payment of (i) Class B Interest, and (ii) reimbursement of any amounts due in respect of interest payments paid by an Series Enhancer for Class B Notes;

(9)	to the Class Accounts for the Class B Notes, their Minimum Principal Payment Amounts, allocated among the Class B Notes in accordance with the Series Allocation Rules;

(10)	to the payment of any redemption or early prepayment premium owing to the holders of the Class A Notes;

(11)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class B Notes (with the amount of such payments funded at this level of the Flow of Funds not to exceed the amount of such premium that would be payable if the applicable premium rate was equal to 0.07% per annum on the Outstanding Principal Balance of each such applicable Series of Class B Notes);

(12)	to the Class Accounts for the Class B Notes of each Series outstanding, an amount equal to the Outstanding Principal Balance of all Class B Notes allocated pro rata across all Series;

(13)	to the payment of Series Enhancer Expenses owing by Issuer to a Series Enhancer in respect of Class B Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(14)	to the payment of any redemption or early prepayment premium owing to the holders of the Class B Notes;

(15)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class A Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(16)	to the payment of applicable Enhancement Step Up Premium Amount, if any, owing to any Series Enhancer in respect of Class B Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(17)	to Additional Interest Amounts, if any, payable in respect of (i) first, the Class A Notes, and then (ii) second, the Class B Notes;

(18)	to the payment of Series Enhancer Expenses owing by Issuer to a Series Enhancer in respect of Class B Notes to the extent not paid with distributions at a higher level in the Flow of Funds;

(19)	to the payment of Issuer indemnities payable to holders of Equipment Notes or initial purchasers or placement agents in respect thereof;

(20)	to pay or reimburse Issuer (or the Manager on its behalf) for costs of Optional Modifications to the extent not paid from any other available source of Issuer revenues;

(21)	to pay any other amounts specified as applicable to this level of the Flow of Funds, as set forth in a related Series Supplement; and

(22)	to Issuer, all remaining amounts, which may be distributed to the Beneficial Owner.

(d) Redemption.

On any Payment Date on which any Series of Equipment Notes or Class thereof is to be the subject of a Redemption, the Administrator, on behalf of the Indenture Trustee, shall distribute the amounts in the applicable Redemption/Defeasance Account to the Holders of such Series of Equipment Notes as provided in the relevant Redemption Notice.

(e) Payments by Wire Transfer.

All payments to be made pursuant to this Section 3.13 to Persons other than Noteholders shall be made through a direct transfer of funds to the applicable Person or Indenture Account. All payments to Noteholders shall be governed by Section 2.05.

Section 3.14 Allocation Rules.

(a) Minimum and Scheduled Principal Payments.

(i) If on any Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, the Available Collections Amount is not sufficient to pay in full the Minimum Principal Payment Amounts payable in respect of all Class A Notes for such Payment Date, the Available Collections Amount will be applied to pay the Minimum Principal Payment Amounts to the various Series of Class A Notes in chronological order of priority (after payment in full of all Minimum Principal Payment Amounts calculated for all prior Payment Dates, as described in clause (iv) below)) based on the respective Issuance Dates of such Series of Class A Notes. If two or more Series of the Class A Notes have the same Issuance Date, then the Minimum Principal Payment Amounts for such Series will be allocated among such Series on a pro rata basis, based on such Minimum Principal Payment Amounts.

(ii) If on any Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, the Available Collections Amount is not sufficient to pay in full the Scheduled Principal Payment Amounts payable in respect of all Class A Notes for such Payment Date, the Available Collections Amount will be applied to pay the Scheduled Principal Payment Amounts to the various Series of Class A Notes in chronological order of priority (after payment in full of all Scheduled Principal Payment Amounts calculated for all prior Payment Dates, as described in clause (v) of this Section 3.14(a)) based on the respective Issuance Dates of such Series of Class A Notes. If two or more Series of the Class A Notes have the same Issuance Date, then the Scheduled Principal Payment Amounts for such Series will be allocated among such Series on a pro rata basis, based on such Scheduled Principal Payment Amounts.

(iii) (A) If on any Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, the Available Collections Amount is not sufficient to pay in full the Minimum Principal Payment Amounts payable in respect of all Class B Notes for such Payment Date, the Available Collections Amount will be applied to pay the Minimum Principal Payment Amounts to the various Series of Class B Notes in chronological order of priority (after payment in full of all Minimum Principal Payment Amounts calculated for all prior Payment Dates, as described in clause (vi) below)) based on the respective Issuance Dates of such Series of Class B Notes. If two or more Series of the Class B Notes have the same Issuance Date, then the Minimum Principal Payment Amounts for such Series will be allocated among such Series on a pro rata basis, based on such Minimum Principal Payment Amounts; and

(B) If on any Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, the Available Collections Amount is not sufficient to pay in full the Scheduled Principal Payment Amounts payable in respect of all Class B Notes for such Payment Date, the Available Collections Amount will be applied to pay the Scheduled Principal Payment Amounts to the various Series of Class B Notes in chronological order of priority (after payment in full of all Scheduled Principal Payment Amounts calculated for all prior Payment Dates, as described in clause (vii) below)) based on the respective Issuance Dates of such Series of Class B Notes. If two or more Series of the Class B Notes have the same Issuance Date, then the Scheduled Principal Payment Amounts for such Series will be allocated among such Series on a pro rata basis, based on such Scheduled Principal Payment Amounts

(iv) On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, if there are any Minimum Principal Payment Amounts that were payable in respect of any Class A Notes on prior Payment Dates but that were not paid in full on such Payment Dates, the Available Collections Amount to be applied to pay Minimum Principal Payment Amounts on such Payment Date in accordance with Section 3.13 hereof will be applied first to pay all Minimum Principal Payment Amounts for all Class A Notes payable on each such prior Payment Date in chronological order before being applied to pay the Minimum Principal Payment Amounts on the Class A Notes payable on such Payment Date. The Minimum Principal Payments that were payable on the Class A Notes on each prior Payment Date must be paid in full before the Available Collections Amount will be applied to the payment of any Minimum Principal Payment Amounts on the Class A Notes on any subsequent Payment Date. The portion of the Available Collections Amount applied to the Minimum Principal Payment Amounts on the Class A Notes for each individual Payment Date will be allocated among such Minimum Principal Payment Amounts in accordance with the Series Allocation Rules.

(v) On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds if there are any Scheduled Principal Payment Amounts that were payable in respect of any Class A Notes on prior Payment Dates but that were not paid in full on such Payment Dates, the Available Collections Amount to be applied to pay Scheduled Principal Payment Amounts on such Payment Date in accordance with Section 3.13 hereof will be applied first to pay all Scheduled Principal Payment Amounts for all Class A Notes payable on each such prior Payment Date in chronological order before being applied to pay the Scheduled Principal Payment Amounts on the Class A Notes payable on such Payment Date. The Scheduled Principal Payments that were payable on the Class A Notes on each prior Payment Date must be paid in full before the Available Collections Amount will be applied to the payment of any Scheduled Principal Payment Amounts on the Class A Notes on any subsequent Payment Date. The portion of the Available Collections Amount applied to the Scheduled Principal Payment Amounts on the Class A Notes for each individual Payment Date will be allocated among such Scheduled Principal Payment Amounts in accordance with the Series Allocation Rules.

(vi) On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, if there are any Minimum Principal Payment Amounts that were payable in respect of any Class B Notes on prior Payment Dates but that were not paid in full on such Payment Dates, the Available Collections Amount to be applied to pay Minimum Principal Payment Amounts on such Payment Date in accordance with Section 3.13 hereof will be applied first to pay all Minimum Principal Payment Amounts for all Class B Notes payable on each such prior Payment Date in chronological order before being applied to pay the Minimum Principal Payment Amounts on the Class B Notes payable on such Payment Date. The Minimum Principal Payments that were payable on the Class B Notes on each prior Payment Date must be paid in full before the Available Collections Amount will be applied to the payment of any Minimum Principal Payment Amounts on the Class B Notes on any subsequent Payment Date. The portion of the Available Collections Amount applied to the Minimum Principal Payment Amounts on the Class B Notes for each individual Payment Date will be allocated among such Minimum Principal Payment Amounts in accordance with the Series Allocation Rules.

(vii) On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds if there are any Scheduled Principal Payment Amounts that were payable in respect of any Class B Notes on prior Payment Dates but that were not paid in full on such Payment Dates, the Available Collections Amount to be applied to pay Scheduled Principal Payment Amounts on such Payment Date in accordance with Section 3.13 hereof will be applied first to pay all Scheduled Principal Payment Amounts for all Class B Notes payable on each such prior Payment

Date in chronological order before being applied to pay the Scheduled Principal Payment Amounts on the Class B Notes payable on such Payment Date. The Scheduled Principal Payments that were payable on the Class B Notes on each prior Payment Date must be paid in full before the Available Collections Amount will be applied to the payment of any Scheduled Principal Payment Amounts on the Class B Notes on any subsequent Payment Date. The portion of the Available Collections Amount applied to the Scheduled Principal Payment Amounts on the Class B Notes for each individual Payment Date will be allocated among such Scheduled Principal Payment Amounts in accordance with the Series Allocation Rules.

(b) [Reserved].

(c) Series Allocation Rules. The rules for allocation of Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts and other principal payments among Classes with Series having the same alphabetical designation set forth in Section 3.14(a) are referred to herein as the “Series Allocation Rules”.

Section 3.15 Voluntary Redemptions.

If permitted under the related Series Supplement and if no Event of Default then exists, Issuer will have the option to prepay, in whole or in part, the Outstanding Principal Balance of any Class of such Series of Equipment Notes in an Optional Redemption, provided that (i) any Optional Redemption in whole of the Class B Notes within a Series shall be subject to there also being an Optional Redemption in whole of the Class A Notes within such Series, (ii) subject to clause (iv) below, an Optional Redemption in part of the Class B Notes within a Series shall be subject to there also being an Optional Redemption in part of the Class A Notes in the same proportionate part, (iii) any Optional Redemption of Class A Notes shall not have the effect of causing the Outstanding Principal Balance of the Senior Class within any Series not secured by a Policy to equal or exceed the Outstanding Principal Balance of all Class A Notes secured by a Policy and (iv) if an Early Amortization Event is then continuing, (x) Issuer shall not be permitted to prepay any Class B Notes until the Outstanding Principal Balance of all Class A Notes shall have been paid in full and (y) Issuer shall not be permitted to prepay any Class A Notes of any Series until the Outstanding Principal Balance of all Class A Notes having an earlier Issuance Date than such Class A Notes shall have been paid in full. If an Event of Default then exists, Issuer will have the option to prepay, in whole, the Outstanding Principal Balance of all (but not less than all) Series of Equipment Notes then outstanding. It is understood that Optional Redemptions do not effect a release of Collateral from the Security Interest of this Master Indenture, unless resulting in the repayment of all Secured Obligations in full.

Section 3.16 Procedure for Redemptions.

(a) Method of Redemption. In the case of any Redemption, Issuer will deposit, or will cause to be deposited, in the Redemption/Defeasance Account an amount equal to the Redemption Price of the Equipment Notes to be redeemed. Once a Redemption Notice in respect of a Redemption is published, the applicable outstanding principal amount of each Series of Equipment Notes (or Class thereof) to which such Redemption Notice applies will become due and payable on the Redemption Date stated in such Redemption Notice at its Redemption Price. In the case of a redemption in whole of a Series, all Equipment Notes within such Series that are redeemed will be surrendered to the Indenture Trustee for cancellation and accordingly may not be reissued or resold.

(b) Deposit of Redemption Amount. On or before any Redemption Date in respect of a Redemption under Section 3.15, Issuer shall, to the extent an amount equal to the Redemption Price of the Equipment Notes to be redeemed and any transaction expenses as of the Redemption Date is not then held by Issuer or on deposit in the Redemption/Defeasance Account, deposit or cause to be deposited such amount in the Redemption/Defeasance Account.

(c) Equipment Notes Payable on Redemption Date. After notice has been given under Section 3.16(d) hereof as to the Redemption Date in respect of any Redemption, the Outstanding Principal Balance of the Equipment Notes to be redeemed on such Redemption Date shall become due and payable at the Corporate Trust Office of the Indenture Trustee, and from and after such Redemption Date (unless there shall be a default in the payment of the applicable amount to be redeemed) such principal amount shall cease to bear interest. Upon surrender of any Equipment Note for Redemption in accordance with such notice, the Redemption Price of such Equipment Note shall be paid as provided for in Section 3.13(d). If any Equipment Note to be redeemed shall not be so paid, the Outstanding Principal Balance thereof shall continue to bear interest from the Redemption Date until paid at the interest rate applicable to such Equipment Note.

(d) Redemption Notice. In respect of any Redemption of any Series of Equipment Notes to be made out of amounts available for such purposes, the Indenture Trustee will give a Redemption Notice to each holder of the Equipment Notes to be redeemed, provided that the Indenture Trustee shall have determined in advance of giving any such Redemption Notice that funds are or will, on the Redemption Date, be available therefor. Such Redemption Notice will be given at least twenty (20) days but not more than sixty (60) days before such Redemption Date, other than in the case of a Refinancing as to which such Redemption Notice shall be given at least five (5) days but not more than thirty (30) days before the Redemption Date. Each Redemption Notice will state (i) the applicable Redemption Date, (ii) the Indenture Trustee’s arrangements for making payments due on the Redemption Date, (iii) the Redemption Price of the Equipment Notes to be redeemed, (iv) for an Optional Redemption in whole of any Series, that Equipment Notes to be redeemed must be surrendered (which action may be taken by any holder of the Equipment Notes or its authorized agent) to the Indenture Trustee to collect the Redemption Price on such Equipment Notes and (v) that, unless Issuer defaults in the payment of the Redemption Price, if any, interest on Equipment Notes called for Redemption will cease to accrue on and after the Redemption Date.

Section 3.17 [Reserved].

Section 3.18 Adjustments in Targeted Principal Balances.

(a) Railcar Dispositions.

(i) If Disposition Proceeds have been included in the Available Collections Amount on any Payment Date, then the Minimum Targeted Principal Balances of each

Series of the Class A Notes for such Payment Date and for all subsequent Payment Dates will be equal to the product of (a) the related Class A Minimum Adjustment Fraction for such Series of Class A Notes as of each such Payment Date and (b) the Minimum Targeted Principal Balances of such Series of Class A Notes for each such Payment Date, as adjusted for Optional Redemptions as provided in Section 3.18(b) below but without giving effect to any previous adjustments made to such Minimum Targeted Principal Balances pursuant to this Section 3.18(a).

(ii) If Disposition Proceeds have been included in the Available Collections Amount on any Payment Date, then the Scheduled Targeted Principal Balances of each Series of the Class A Notes for such Payment Date and for all subsequent Payment Dates will be equal to the product of (a) the related Class A Scheduled Adjustment Fraction for such Series of Class A Notes as of each such Payment Date and (b) the Scheduled Targeted Principal Balances of such Series of Class A Notes for each such Payment Date, as adjusted for Optional Redemptions as provided in Section 3.18(b) below but without giving effect to any previous adjustments made to such Scheduled Targeted Principal Balances pursuant to this Section 3.18(a).

(iii) If Disposition Proceeds have been included in the Available Collections Amount on any Payment Date, then the Minimum Targeted Principal Balances of each Series of the Class B Notes for such Payment Date and for all subsequent Payment Dates will be equal to the product of (a) the related Class B Minimum Adjustment Fraction for such Series of Class B Notes as of each such Payment Date and (b) the Minimum Targeted Principal Balances of such Series of Class B Notes for each such Payment Date, as adjusted for Optional Redemptions as provided in Section 3.18(b) below but without giving effect to any previous adjustments made to such Minimum Targeted Principal Balances pursuant to this Section 3.18(a).

(iv) If Disposition Proceeds have been included in the Available Collections Amount on any Payment Date, then the Scheduled Targeted Principal Balances of each Series of the Class B Notes for such Payment Date and for all subsequent Payment Dates will be equal to the product of (a) the related Class B Scheduled Adjustment Fraction for such Series of Class B Notes as of each such Payment Date and (b) the original Scheduled Targeted Principal Balances of such Series of Class B Notes for each such Payment Date, but as adjusted for Optional Redemptions as provided in Section 3.18(b) below but without giving effect to any previous adjustments made to such Scheduled Targeted Principal Balances pursuant to this Section 3.18(a).

(b) Optional Redemption. In connection with any Optional Redemption in part, the Minimum Targeted Principal Balance and the Scheduled Targeted Principal Balance for each of Series, or Class of Equipment Notes within a Series, being redeemed on the applicable Redemption Date shall be reduced on the Redemption Date and each subsequent Payment Date by the product of (i) the Redemption Fraction and (ii) the Minimum Targeted Principal Balance (in the case of a reduction of Minimum Targeted Principal Balance) or Scheduled Targeted Principal Balance (in the case of a reduction of Scheduled Targeted Principal Balance) that existed for the Redemption Date or such subsequent Payment Date, as the case may be, immediately prior to such Optional Redemption.

As used above:

“Redemption Fraction” means, for any Class of Equipment Notes within a Series being subjected to an Optional Redemption, a fraction, the numerator of which is the principal amount of such Class of Equipment Notes that is being prepaid in connection with such Optional Redemption and the denominator of which is the Outstanding Principal Balance of such Class within the Series immediately prior to such Optional Redemption.

ARTICLE IV

DEFAULT AND REMEDIES

Section 4.01 Events of Default.

Each of the following events shall constitute an “Event of Default” hereunder, and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been remedied:

(a) any payment is made by a Series Enhancer under a Series Enhancement in respect of any payments due for any Series of Equipment Notes or Class thereof, and the effect of such payment as an Event of Default is not (or is no longer) subject to a waiver or stay issued in writing by such Series Enhancer to Issuer;

(b) failure to pay interest on the then most Senior Class of Equipment Notes then outstanding (other than Additional Interest, if any), in each case when such amount becomes due and payable, and such default continues for a period of five (5) or more Business Days;

(c) failure to make payment in full in cash of the then Outstanding Principal Balance of any Series of Equipment Notes or Class thereof by the applicable Final Maturity Date;

(d) failure to pay any amount (other than a payment default for which provision is made in clause (a) or (b) or (c) of this Section 4.01) when due and payable in connection with any Series of Equipment Notes or Class thereof, to the extent that there are, on any Payment Date, amounts available in the Collections Account or the Class B Liquidity Reserve Account or Class A Liquidity Reserve Account or Class B Special Reserve Account therefor, or, with respect to any amounts deposited in the Optional Reinvestment Account or the Mandatory Replacement Account, the failure to apply such amounts or to transfer such amounts to the Collections Account, as the case may be, in accordance with Section 3.07 and 3.11, and in any such case such default continues for a period of five (5) or more Business Days after such Payment Date;

(e) failure by Issuer, TRLT-II or TILC (in the case of TRLT-II and TILC, in respect of Operative Agreements to which either is a party other than any Operative Agreement otherwise addressed by clause (o), (q) or (r) below) to comply with any of the other covenants, obligations, conditions or provisions binding on it under this Master Indenture, any of the Equipment Notes or any other Operative Agreement (other than any Enhancement Agreement, including the Insurance and Indemnity Agreement in respect of the Series 2006-1 Policy) to which it is a party (other than a payment default for which provision is made in clause (a), (b), (c) or (d) of this Section 4.01), if any such failure continues for a period of thirty (30) days or more after written notice thereof has been given to Issuer (or, if such failure is capable of remedy and the Administrator has promptly provided the Indenture Trustee with a certificate stating that Issuer, TRLT-II or TILC (as applicable) has commenced, or will promptly commence, and diligently pursue all reasonable efforts to remedy such failure or breach, so long as such Person is diligently pursuing such remedy, but in any event no longer than sixty (60) days) after the giving of such written notice;

(f) any representation or warranty made by Issuer under this Master Indenture or any other Operative Agreement to which it is a party or certificate delivered by it shall prove to be untrue or incorrect in any material respect when made, and such untruth or incorrectness, if curable, shall continue unremedied for a period of thirty (30) days or more after written notice thereof has been given to Issuer (or, if such untruth or incorrectness is capable of remedy and the Administrator has promptly provided the Indenture Trustee with a certificate stating that Issuer has commenced, or will promptly commence, and diligently pursue all reasonable efforts to remedy such untruth or incorrectness, so long as such Person is diligently pursuing such remedy but in any event no longer than sixty (60) days);

(g) a court having jurisdiction in respect of Issuer enters a decree or order for (i) relief in respect of Issuer under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect; (ii) appointment of a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official of Issuer; or (iii) the winding up or liquidation of the affairs of Issuer and, in each case, such decree or order shall remain unstayed or such writ or other process shall not have been stayed or dismissed within sixty (60) days from entry thereof;

(h) Issuer (i) commences a voluntary case under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or consents to the entry of an order for relief in any involuntary case under any such law; (ii) consents to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official of Issuer or for all or substantially all of the property and assets of Issuer; or (iii) effects any general assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they come due, voluntarily suspends payment of its obligations or becomes insolvent;

(i) a judgment or order for the payment of money in excess of $1,000,000 of shall be rendered against Issuer and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided , however , that any such judgment or order shall not be an Event of Default under this Section 4.01(i) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (y) such insurer, which shall be rated at least “A” by A.M. Best Company or any similar successor entity, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order;

(j) Issuer is required to register as an investment company under the Investment Company Act of 1940, as amended;

(k) Issuer shall have asserted that this Master Indenture or any of the other Operative Agreements to which it is a party is not valid and binding on the parties thereto or any court, governmental authority or agency having jurisdiction over any of the parties to such agreements shall find or rule that any material provision of any of such agreements is not valid or binding on the parties thereto;

(l) a Requisite Majority shall have elected to remove the Manager as a result of a Manager Termination Event, and a replacement Manager shall not have assumed the duties of the Manager within ninety (90) days after the date of such election by such Requisite Majority;

(m) as of any Payment Date, the Outstanding Principal Balance of all Equipment Notes exceeds the Aggregate Adjusted Borrowing Value as of such Payment Date (and giving effect to repayments of principal to occur on such Payment Date);

(n) Issuer shall use or permit the use of the Portfolio Railcars or any portion thereof in a way which is not permitted by this Master Indenture, provided that such unauthorized use shall not constitute an Event of Default for a period of 45 days after Issuer’s obtaining actual knowledge thereof so long as (i) such unauthorized use is not the result of any willful action of Issuer and (ii) such unauthorized use is capable of being cured and Issuer diligently pursues such cure throughout such 45-day period;

(o) TILC (or any successor thereto in its capacity as Administrator or Servicer, as applicable) shall have defaulted in any material respect in the performance of any of its obligations under the Administrative Services Agreement or the Servicing Agreement or a default shall occur under Section 6(a) of the Account Administration Agreement, and, in each case, Issuer shall have failed to exercise its rights thereunder in respect of such default for a period of 30 days after receipt by Issuer of written notice from the Indenture Trustee or any Series Enhancer, demanding that such action be taken;

(p) Trinity shall have defaulted (x) in the payment of any amounts required to be paid by it under the Parent Undertaking Agreement, or (y) in any material respect in the performance of any of its covenants and agreements contained in the Parent Undertaking Agreement other than as described in clause (x), and in the case of clause (y), such default shall continue unremedied for a period of 30 days; or the Parent Undertaking Agreement shall cease, for any reason, to be in full force and effect or Trinity, TILC, Issuer or any of the respective Affiliates shall so assert;

(q) a Manager Default shall have occurred and be continuing under the Management Agreement, and Issuer shall have failed to exercise its rights under the Management Agreement in respect of such Manager Default for a period of 30 days after receipt by Issuer of written notice from the Indenture Trustee demanding that such action be taken;

(r) an Insurance Manager Default shall have occurred and be continuing under the Insurance Agreement, and Issuer shall have failed to exercise its rights under the Insurance Agreement in respect of such Insurance Manager Default for a period of 30 days after receipt by Issuer of written notice from the Indenture Trustee demanding that such action be taken; and

(s) Issuer shall have defaulted in any material respect in the performance of any of its covenants and agreements contained in Section 5.03(a) and such default shall continue unremedied for a period of 30 days.

Section 4.02 Remedies Upon Event of Default.

(a) Upon the occurrence of an Event of Default of the type described in Section 4.01(g) or 4.01(h), the Outstanding Principal Balance of, and accrued interest on, all Series of Equipment Notes, together with all other amounts then due and owing to the Noteholders, shall become immediately due and payable without further action by any Person. If any other Event of Default occurs and is continuing, then the Indenture Trustee, acting at the direction of the Requisite Majority, may declare the principal of and accrued interest on all Equipment Notes of all Series then Outstanding to be due and payable immediately, by written notice to Issuer and the Manager (a “Default Notice”), and upon any such declaration such principal and accrued interest shall become immediately due and payable. At any time after the Indenture Trustee has declared the Outstanding Principal Balance of the Equipment Notes to be due and payable and prior to the exercise of any other remedies pursuant to this Master Indenture, the Requisite Majority, by written notice to Issuer, the Administrator and the Indenture Trustee may, except in the case of (i) a default in the deposit or distribution of any payment required to be made on the Equipment Notes of such Series, (ii) a payment default on such Series of Equipment Notes or (iii) a default in respect to any covenant or provision of this Master Indenture that cannot by the terms thereof be modified or amended without the consent of each Noteholder affected thereby, rescind and annul such declaration and thereby annul its consequences, if (1) there has been paid to or deposited with the Indenture Trustee an amount sufficient to pay all overdue installments of interest on the Equipment Notes, and the principal of and premium, if any, on the Equipment Notes that would have become due otherwise than by such declaration of acceleration, (2) the rescission would not conflict with any judgment or decree, and (3) all other defaults and Events of Default, other than nonpayment of interest and principal on the Equipment Notes that have become due solely because of such acceleration, have been cured or waived.

(b) If an Event of Default shall occur and be continuing, the Indenture Trustee shall, if instructed, in writing, by the Requisite Majority, do any of the following, provided that the Indenture Trustee shall dispose of the Portfolio Railcars only if it has received a Collateral Liquidation Notice:

(i) Institute any Proceedings, in its own name and as trustee of an express trust, for the collection of all amounts then due and payable on the Equipment Notes of all Series or under this Master Indenture or the related Series Supplement with respect thereto, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Collateral and any other assets of Issuer any moneys adjudged due;

(ii) Subject to the quiet enjoyment rights of any Lessee of a Portfolio Railcar, conduct proceedings to sell, hold or lease the Collateral or any portion thereof or rights or interest therein, at one or more public or private transactions conducted in any manner permitted by law; provided that, the Indenture Trustee shall incur no liability as a result of the sale of the Collateral or any part thereof at any sale pursuant to this Section 4.02 conducted in a commercially reasonable manner, and Issuer hereby waives any claims against the Indenture Trustee arising by reason of the fact that the price at which the Collateral may have been sold at such sale was less than the price that might have been obtained, even if the Indenture Trustee accepts the first offer received and does not offer the Collateral to more than one offeree.

(iii) Institute any Proceedings from time to time for the complete or partial foreclosure of the Encumbrance created by this Master Indenture with respect to the Collateral;

(iv) Institute such other appropriate Proceedings to protect and enforce any other rights, whether for the specific enforcement of any covenant or agreement in this Master Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy;

(v) Exercise any remedies of a secured party under the UCC or any Applicable Law and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee or the Noteholders under this Master Indenture;

(vi) Appoint a receiver or a manager over Issuer or its assets; and

(vii) Exercise its rights under Section 3.03 hereof in respect of certain Indenture Accounts.

(c) If the Equipment Notes of all Series have been declared due and payable following an Event of Default, any money collected by the Indenture Trustee pursuant to this Master Indenture or otherwise, and any moneys that may then be held or thereafter received by the Indenture Trustee, shall be applied to the extent permitted by law in the following order, at the date or dates fixed by the Indenture Trustee;

(i) First, to the payment of all costs and expenses of collection incurred by the Indenture Trustee (including the reasonable fees and expenses of any counsel to the Indenture Trustee), and all other amounts due the Indenture Trustee under this Master Indenture; and

(ii) Second, as set forth in the applicable provision of the Flow of Funds.

(d) Notwithstanding Sections 4.01, 4.02 and 4.11 hereof, after the occurrence and during the continuation of an Event of Default, no Holders of any Class B Notes shall be permitted to give or direct the giving of a Default Notice, or to exercise any remedy in respect of such Event of Default until all interest and principal and premium, if any, on the Class A Notes shall have been paid in full and all amounts owing to all Series Enhancers in respect of Class A Notes have been paid in full.

(e) The Indenture Trustee shall provide each Rating Agency and Series Enhancer with a copy of any Default Notice it receives pursuant to this Master Indenture. Within thirty (30) days after the occurrence of an Event of Default in respect of any Series of Equipment Notes, the Indenture Trustee shall give notice to the Noteholders of such Series of Equipment Notes, transmitted by mail, of all uncured or unwaived Defaults actually known to a Responsible Officer of the Indenture Trustee on such date; provided that the Indenture Trustee may withhold such notice with respect to a Default (other than a payment default with respect to interest, principal or premium, if any) if it determines in good faith that withholding such notice is in the interest of the affected Noteholders.

(f) Issuer hereby agrees that if an Event of Default shall have occurred and is continuing, the Indenture Trustee and any permitted delegee thereof are hereby irrevocably authorized and empowered to act as the attorney-in-fact for Issuer with respect to the giving of any instructions or notices under this Master Indenture.

(g) If an Event of Default shall have occurred and is continuing, upon the written request of the Requisite Majority, the Indenture Trustee shall render an accounting of the current balance of each Indenture Account, and shall direct the Indenture Trustee to render an accounting of the current balance of the Customer Payment Account.

(h) If an Event of Default shall have occurred and is continuing, and only in such event, upon the written request of the Requisite Majority, the Indenture Trustee shall be authorized to take any and all actions and to exercise any and all rights, remedies and options which it may have under this Agreement (which rights and remedies shall include the right to direct the withdrawal and disposition of amounts on deposit in the Indenture Accounts) and which the Requisite Majority direct it to take under this Agreement, including realization and foreclosure on the Collateral.

(i) The Indenture Trustee may after the occurrence of and during the continuance of an Event of Default exercise any and all rights and remedies of Issuer under or in connection with the Assigned Agreements (including, without limitation, the Management Agreement and any successor agreement therefor) and otherwise in respect of the Collateral, including, without limitation, any and all rights of Issuer to demand or otherwise require payment of any amount under, or performance of any provision of, any Assigned Agreement. In addition, after the occurrence of and during the continuance of an Event of Default, upon the direction of the Requisite Majority, the Indenture Trustee may exercise all rights of the “lessor” under the Leases, including, without limitation, the right to direct the applicable Lessees to make rental payments to such account as the Indenture Trustee shall specify, for application to the Collections Account and upon a Manager Replacement Event or a Manager Default, upon the direction of the Requisite Majority, the Indenture Trustee may exercise the right of the “lessor” to direct the applicable Lessees to make rental payments to such account as the Indenture Trustee shall specify, for application to the Collections Account.

Section 4.03 Limitation on Suits.

Without limiting the provisions of Section 4.11, no Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Master Indenture or the Equipment Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder holds Class A Notes and has previously given written notice to the Indenture Trustee of a continuing Event of Default;

(b) the Holders (not affiliated with Issuer) of at least 25% of the aggregate Outstanding Principal Balance of the Class A Notes make a written request to the Indenture Trustee to pursue a remedy hereunder;

(c) such Holder or Holders offer to the Indenture Trustee an indemnity reasonably satisfactory to the Indenture Trustee against any costs, expenses and liabilities to be incurred in complying with such request;

(d) the Indenture Trustee does not comply with such request within sixty (60) days after receipt of the request and the offer of indemnity; and

(e) during such sixty (60)-day period, a Requisite Majority does not give the Indenture Trustee a Direction inconsistent with such request.

No one or more Noteholders may use this Master Indenture to affect, disturb or prejudice the rights of another Holder or to obtain or seek to obtain any preference or priority not otherwise created by this Master Indenture and the terms of the Equipment Notes over any other Holder or to enforce any right under this Master Indenture, except in the manner herein provided.

Section 4.04 Waiver of Existing Defaults.

(a) The Indenture Trustee acting at the direction of the Requisite Majority may waive any existing Default or Event of Default hereunder and its consequences, except that: (i) a waiver of any default of the type described in clause (a) or (c) of Section 4.01 shall require the consent of the affected Series Enhancer or Series Enhancers and shall not require the consent of the Requisite Majority; (ii) a waiver of any default of the type described in clause (b) of Section 4.01 shall require the consent of each Specified Series Enhancer other than a Defaulting Series Enhancer and, to the extent required pursuant to Section 9.02(a), the beneficial owner of each Outstanding Equipment Note affected thereby; (iii) any waiver in respect of a covenant or provision hereof which, pursuant to Section 9.02(a), cannot be modified or amended without the consent of the beneficial owner of each Outstanding Equipment Note affected thereby and the Control Party for each Series of Class A Notes then Outstanding shall require the consent of such Persons as are required to amend such covenant or provision in addition to the consent of the Requisite Majority; and (iv) any waiver in respect of a default by Issuer, the Manager or any other Person under any Specified Provision requires the consent of each Specified Series Enhancer other than a Defaulting Series Enhancer.

(b) Upon any waiver made in accordance with Section 4.04(a), such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Master Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Each such notice of waiver shall also be notified to each Rating Agency.

(c) Any written waiver of a Default or an Event of Default given by Holders of the Equipment Notes to the Indenture Trustee and Issuer in accordance with the terms of this Master Indenture shall be binding upon the Indenture Trustee and the other parties hereto. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the Default or Event of Default so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

Section 4.05 Restoration of Rights and Remedies.

If the Indenture Trustee or any Holder of Class A Notes has instituted any proceeding to enforce any right or remedy under this Master Indenture, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Indenture Trustee or such Holder, then in every such case Issuer, the Indenture Trustee and the Noteholders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such proceeding has been instituted.

Section 4.06 Remedies Cumulative.

Each and every right, power and remedy herein given to the Indenture Trustee (or the Control Parties or the Requisite Majority) specifically or otherwise in this Master Indenture shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee (or the Control Parties or the Requisite Majority), and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Indenture Trustee (or the Control Parties or the Requisite Majority) in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any Default on the part of Issuer or to be an acquiescence.

Section 4.07 Authority of Courts Not Required.

The parties hereto agree that, to the greatest extent permitted by law, the Indenture Trustee shall not be obliged or required to seek or obtain the authority of, or any judgment or order of, the courts of any jurisdiction in order to exercise any of its rights, powers and remedies under this Master Indenture, and the parties hereby waive any such requirement to the greatest extent permitted by law.

Section 4.08 Rights of Noteholders to Receive Payment.

Notwithstanding any other provision of this Master Indenture, the right of any Noteholder to receive payment of interest on, principal of, or premium, if any, on its Equipment Note on or after the respective due dates therefor expressed in such Equipment Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Noteholder.

Section 4.09 Indenture Trustee May File Proofs of Claim.

The Indenture Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee and of any Noteholder allowed in any judicial proceedings relating to any obligor on the Equipment Notes, its creditors or its property.

Section 4.10 Undertaking for Costs.

All parties to this Master Indenture agree, and each Noteholder by its acceptance thereof shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Master Indenture or in any suit against the Indenture Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defense made by the party litigant. This Section 4.10 does not apply to a suit instituted by the Indenture Trustee, a suit instituted by any Noteholder for the enforcement of the payment of interest, principal, or premium, if any, on his Equipment Note on or after the respective due dates expressed in such Equipment Note, or a suit by a Noteholder or Noteholders of more than 10% of the Outstanding Principal Balance of any Series of the Equipment Notes.

Section 4.11 Control by Noteholders.

Subject to Sections 4.02 and 4.03 hereof and to the rights of the Control Party and Requisite Majority hereunder, the Noteholders holding Equipment Notes of any Series of not less than 25% of the Outstanding Principal Balance of Equipment Notes of such Series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee under this Master Indenture; provided that, for such Series:

(a) such direction shall not be in conflict with any rule of law or with this Master Indenture and would not involve the Indenture Trustee in personal liability or expense;

(b) the Indenture Trustee shall not determine that the action so directed would be unjustly prejudicial to the Noteholders of such Series not taking part in such direction, and

(c) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction.

Section 4.12 Purchase Rights of the Class B Noteholders.

Upon the occurrence of an Event of Default, whether or not the Requisite Majority have delivered a Collateral Liquidation Notice, one or more of the Holders of the Class B Notes (each, a “Class A Note Purchaser”) may elect to purchase all, but not less than all, of the Class A Notes, for a purchase price equal to the Outstanding Principal Balance of the Class A Notes and all accrued and unpaid interest and premium thereon, if any, provided, that all amounts owing to the Series Enhancers in respect of Class A Notes have been paid in full. Such right shall be exercised by giving the Indenture Trustee written notice of the intent to purchase the Class A Notes (a “Purchase Option Notice”) and the date on which such purchase is to be consummated (the “Class A Note Purchase Date”), which shall be not less than ten (10) Business Days nor more than twenty (20) Business Days after the date of the Purchase Option Notice. If there is more than one Class A Note Purchaser, the Class A Notes shall be allocated between or among the Class A Note Purchasers in proportion to the Outstanding Principal Balance of their Class B Notes or on such other basis as such Holders of Class B Notes may agree, and the Class A Note Purchase Date shall be the date specified in the related Purchase Option Notice delivered by such Class A Note Purchasers. The Indenture Trustee shall promptly deliver a copy of each Purchase Option Notice to the Holders of the Class A Notes, Issuer, the Manager and the Administrator. On the date specified in the Purchase Option Notice, the Series A Noteholders shall transfer the Class A Notes to the Class A Note Purchasers upon the tender to them of the purchase price described in this Section 4.12(a). If any Class A Note Purchaser fails to consummate the purchase of the Class A Notes, such Holder shall be deemed to have irrevocably waived its rights to purchase the Class A Notes, and, if there are multiple Class A Note Purchasers, the remaining Class A Note Purchasers must tender the purchase price allocable to the portion of the Class A Notes allocable to such defaulting Class A Note Purchaser, in such manner as they shall agree, or all such Class A Notes Purchasers shall be deemed to have cancelled the purchase of the Class A Notes pursuant to such Purchase Option Notice. The non-defaulting Class A Note Purchasers may elect to defer the Class A Note Purchase Date by not more than three (3) Business Days for purposes of arranging such tender.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.01 Representations and Warranties.

Issuer represents and warrants to the Indenture Trustee as of (x) the Initial Closing Date, (y) each other Closing Date thereafter, and (z) other than with respect to clauses (c), (d), (e), (m), (n) or (t) below, each Delivery Date, as follows:

(a) Due Organization.

(i) Issuer is a is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas, is duly licensed or qualified and in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on its ability to carry on its business as now conducted and as contemplated by the Operative Agreements to be conducted, is a special purpose limited partnership organized to enter into the transactions contemplated by this Master Indenture and the other Operative Agreements to which it is a party, has the limited partnership power and authority to acquire from TRLTII the Portfolio Railcars described on the applicable Delivery Schedule and to acquire from TRLTII the Leases described on the applicable Delivery Schedule, in each case as contemplated by this Master Indenture, and to carry on its business as now conducted and as contemplated by the Operative Agreements to be conducted and has the requisite limited partnership power and authority to execute, deliver and perform its obligations under the Operative Agreements to which Issuer is or will be a party.

(ii) The General Partner is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute, deliver and perform its obligations under the Partnership Agreement and each other organizational document of the Partnership to which the General Partner is a party.

(iii) The Limited Partner is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute, deliver and perform its obligations under the Partnership Agreement and each other organizational document of the Partnership to which the Limited Partner is a party.

(iv) The General Partner and the Limited Partner are the only partners of the Partnership and TILC is the sole member of the General Partner and the Limited Partner.

(v) The execution, delivery and performance by each of the General Partner and the Limited Partner of the Partnership Agreement and each other organizational document of the Partnership to which such partner is a party (A) have been duly authorized by all requisite limited liability company or member action of such partner and (B) did not and do not (x) violate (i) any provision of law, statute, rule or regulation, or of the certificate of formation or limited liability company agreement or other constitutive documents of such partner, (ii) any order of any governmental authority or (iii) any provision of any indenture, agreement or other instrument to which such partner is a party or by which it or any of its property is or may be bound, (y) conflict with, result in a breach of or constitute (alone or with notice, or lapse of time or both) a default under any such indenture, agreement or other instrument or (z) result in the creation or imposition of any Encumbrance upon any property or assets of such partner.

(b) Special Purpose Status.

Issuer has not engaged in any activities since its organization (other than those incidental to its organization and other appropriate limited partnership steps and arrangements for the payment of fees to, and director’s and officer’s insurance for, its partners, the execution of the Operative Agreements to which it is a party and the activities referred to in or contemplated by such agreements).

(c) Non-Contravention.

Issuer’s acquisition of its Portfolio pursuant to the Asset Transfer Agreement, the other transactions contemplated by the Asset Transfer Agreement, the creation of the Initial Equipment Notes and the issuance, execution and delivery of, and the compliance by Issuer with the terms of each of the Operative Agreements and the Initial Equipment Notes:

(i) do not at any Closing Date conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, the constitutional documents of Issuer or with any existing law, rule or regulation applying to or affecting Issuer or any judgment, order or decree of any government, governmental body or court having jurisdiction over Issue;

(ii) do not at any Closing Date infringe the terms of, or constitute a default under, any deed, indenture, agreement or other instrument or obligation to which Issuer is a party or by it or its assets, property or revenues are bound; and

(iii) do not constitute a default by Issuer under, or result in the creation of any Encumbrance (except for Permitted Encumbrances of the type described in clause (i), (ii) or (v) of the definition thereof) upon the property of Issuer under its organizational documents or any indenture, mortgage, contract or other agreement or instrument to which Issuer is a party or by which Issuer or any of its properties may be bound or affected.

(d) Due Authorization.

(i) Issuer’s acquisition of its Portfolio pursuant to the Asset Transfer Agreement, the other transactions contemplated by the Asset Transfer Agreement, the creation, execution and issuance of the Initial Equipment Notes, the execution and issue or delivery by Issuer of the Operative Agreements and any Additional Notes executed by it and the performance by it of its obligations to be assumed hereunder and thereunder and the arrangements contemplated hereby and thereby to be performed by it have been duly authorized by all necessary limited partnership action of Issuer and, if required, limited liability company action of each of the General Partner and the Limited Partner.

(ii) Each of the Partnership Agreement and each other organizational document of the Partnership has been duly executed and delivered by each party thereto and constitutes a legal, valid and binding obligation of each such party enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

(iii) This Master Indenture has been duly executed and delivered (and in the case of the other Operative Agreements, such other Operative Agreements will on the applicable Closing Date have been duly executed and delivered) by the General Partner in its capacity as the general partner of Issuer.

(e) Validity and Enforceability.

This Master Indenture constitutes, and the Operative Agreements, when executed and delivered and, in the case of the Initial Equipment Notes and any Additional Notes, when issued and authenticated, will constitute valid, legally binding and (subject to general equitable principles, insolvency, liquidation, reorganization and other laws of general application relating to creditors’ rights or claims or to laws of prescription or the concepts of materiality, reasonableness, good faith and fair dealing) enforceable obligations of Issuer.

(f) No Event of Default or Early Amortization Event.

No Event of Default or Early Amortization Event has occurred and is continuing and no event has occurred that with the passage of time or notice or both would become an Event of Default or Early Amortization Event.

(g) No Encumbrances.

Subject to the Security Interests created in favor of the Indenture Trustee and except for Permitted Encumbrances, there exists no Encumbrance over the assets or undertaking of Issuer that ranks prior to or pari passu with the obligation to make payments on the Equipment Notes.

(h) No Consents.

No consent, approval or authorization of, or filing, registration or qualification with, or the giving of notice to, any trustee or any holder of indebtedness of Issuer or any governmental authority on the part of Issuer is required in the United States, Canada or Mexico (subject to the proviso set forth below) in connection with the execution and delivery by Issuer of the Operative Agreements to which Issuer is a party or in order for Issuer to perform its obligations thereunder in accordance with the terms thereof, other than: (i) notices required to be filed with the STB and the Registrar General of Canada, which notices shall have been filed on the applicable Closing Date, (ii) as may be required under existing laws, ordinances, governmental rules and regulations to be obtained, given, accomplished or renewed at any time after the applicable Closing Date in connection with the operation and maintenance of the Portfolio Railcars and in accordance with the Operative Agreements that are routine in nature and are not normally applied for prior to the time they are required, and which the Lessee has no reason to believe will not be timely obtained, (iii) as may be required under the Operative Agreements in connection with any issuance of an Additional Series, (iv) as may be required under the Operative Agreements in consequence of any transfer of ownership of the Portfolio Railcars and (v) filing and recording to perfect the Security Interests under this Master Indenture as required hereunder; provided, that the parties hereto agree that Issuer shall not be required to make any such filings or recordings in Mexico.

(i) No Litigation.

There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of Issuer, threatened against or affecting Issuer, the General Partner or the Limited Partner before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Master Indenture (including the Exhibits and Schedules attached hereto) and/or the Operative Agreements.

(j) Employees, Subsidiaries.

Issuer has no employees. Issuer has no Subsidiaries.

(k) Ownership.

Issuer is the owner of the Collateral free from all Encumbrances and claims whatsoever other than Permitted Encumbrances.

(l) No Filings.

Under the laws of Delaware, Texas and New York (and including U.S. federal law) in force at the date hereof, it is not necessary or desirable that this Master Indenture or any Operative Agreement to which Issuer is a party (other than evidences of the Security Interests) be filed, recorded or enrolled with any court or other authority in any such jurisdictions or that any stamp, registration or similar tax be paid on or in relation to this Master Indenture or any of the other Operative Agreements in all material respects (other than filings of UCC financing statements and with the STB and in Canada in respect of the Portfolio Railcars).

(m) Other Representations. The representations and warranties made by Issuer in any of the other Operative Agreements are true and accurate as of the date made.

(n) Other Regulations. (i) Issuer is not a “public utility company” or a “holding company,” or an “affiliate” or a “subsidiary company” of a “holding company,” or an “affiliate” of such a “subsidiary company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, and (ii) none of Issuer, the General Partner nor the Limited Partner is an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(o) Insurance. The Portfolio Railcars described on each Delivery Schedule delivered from time to time under the Asset Transfer Agreement are, at the time of the related Conveyance to Issuer, covered by the insurance required by Section 5.03(g) hereof and any applicable Series Supplement, and all premiums due prior to the applicable Delivery Date in respect of such insurance shall have been paid in full and such insurance as of the applicable Delivery Date is in full force and effect.

(p) No Event of Default or Total Loss. At the time of each Conveyance of Portfolio Railcars under the Asset Transfer Agreement, including on the Initial Closing Date, (i) no Event of Default or Manager Termination Event has occurred and is continuing, (ii) to the knowledge of Issuer, no Total Loss or event that, with the giving of notice, the passage of time or both, would constitute a Total Loss with respect to the Portfolio Railcars so Conveyed, has occurred, and (iii) to the knowledge of Issuer, no Railcar being Conveyed under the Asset Transfer Agreement on such date has suffered damage or contamination which, in Issuer’s reasonable judgment, makes repair uneconomic or renders such Railcar unfit for commercial use.

(q) Beneficial Title. On each Delivery Date upon which a Conveyance occurs under the Asset Transfer Agreement, (i) the applicable Seller has, and shall pursuant to related Bill of Sale, conveyed the Portfolio Railcars to the Partnership, all legal and beneficial title to such Portfolio Railcars free and clear of all Encumbrances (other than Permitted Encumbrances) and such Conveyance will not be void or voidable under any applicable law and (ii) the applicable Seller has, and the Assignment and Assumption to be delivered on the related Deliver Date shall assign to Issuer, all legal and beneficial title to the related Leases, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Assignment and Assumption will not be void or voidable under any applicable law.

(r) Nature of Business. Issuer, the General Partner and the Limited Partner are not engaged in the business of extending credit for the purposes of purchasing or carrying margin stock, and no proceeds of the Equipment Note as contemplated by this Master Indenture and the other Operative Agreements will be used by Issuer, the General Partner or the Limited Partner for a purpose which violates, or would be inconsistent with, Section 7 of the Securities Exchange Act of 1934, as amended, or Regulations T, U and X of the Federal Reserve System; terms for which meanings are provided in Regulations T, U and X of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this Section 5.01(r) with such meanings.

(s) No Default under Organizational Documents. Issuer is not in violation of any term of any of its organizational documents or in violation or breach of or in default under any other agreement, contract or instrument to which it is a party or by which it or any of its property may be bound.

(t) Issuer Compliance. Issuer is in compliance in all material respects with all laws, ordinances, governmental rules, regulations, orders, judgments, decrees, determinations and awards to which it is subject and Issuer has obtained all required licenses, permits, franchises and other governmental authorizations material to the conduct of its business.

(u) Railcar Compliance; Autoracks. Each Railcar Conveyed on a Delivery Date, taken as a whole, and each major component thereof complies in all material respects with all applicable laws and regulations, all requirements of the manufacturer for maintaining in full force and effect any applicable warranties and the requirements, if any, of any applicable insurance policies, conforms with the specifications for such Railcar contained in the related Appraisal (to the extent a copy of such Appraisal or a relevant excerpt therefrom has been delivered to Issuer) and is substantially complete such that it is ready and available to operate in commercial service and otherwise perform the function for which it was designed; and the railcar identification marks shown on the related Bill of Sale are the marks then used on the Portfolio Railcars set forth on such Bill of Sale. Each Portfolio Railcar that is an autorack qualifies for the national Reload Pool.

(v) Taxes. On each Delivery Date upon which a Conveyance occurs under the Asset Transfer Agreement, all sales, use or transfer taxes, if any, due and payable upon the purchase of the Portfolio Railcars by Issuer from the applicable Seller will have been paid or such transactions will then be exempt from any such taxes, and Issuer will cause any required forms or reports in connection with such taxes to be filed in accordance with applicable laws and regulations.

(w) Lease Terms. Each Railcar Conveyed on the relevant Delivery Date is subject to a Permitted Lease, which Lease (together with the other Leases that are or have been the subject of such Conveyances) contains rental and other terms which are no different, taken as a whole, from those for similar railcars in the TILC Fleet.

(x) Eligibility. Each Railcar described on its relevant Delivery Schedule constitutes an Eligible Railcar as of the date of its Conveyance to Issuer.

(y) Assignment of Leases. (i) each Lease conveyed on the relevant Delivery Date is freely assignable from the applicable Seller to Issuer and from Issuer to any other Person (including, without limitation, any transferee in connection with the Indenture Trustee’s exercise of rights or remedies under this Master Indenture) or, if any such Lease is not freely assignable, then consents to such assignments that are satisfactory to each Series Enhancer have been obtained prior to the relevant Delivery Date, (ii) no assignment described in this Section 5.01(y) is void or voidable or will result in a claim for damages or reduction in rental or other payments, in each case pursuant to the terms and conditions of any such Lease and (iii) no consent, approval or filing is required under such Lease in connection with the execution and delivery of the Operative Agreements.

(z) Purchase Options. With respect to any Portfolio Railcars that are subject to a purchase option granted to the Lessee under the relevant Lease, (i) such purchase option is exercisable by the applicable Lessee for a purchase price not less than (at the time of such purchase) the greater of (1) an appraiser’s estimate at Lease inception of fair market value at the time of potential exercise under the option provision, and (2) 105% of the product of the Allocated Principal and the Adjusted Value of the Railcars subject to such purchase option and (ii) the sum of (x) the aggregate Adjusted Values of all Portfolio Railcars subject to such Lease and all Portfolio Railcars subject to any other Lease containing a purchase option and (y) the aggregate sum of the Adjusted Values of all Portfolio Railcars that Issuer has sold pursuant to Permitted Discretionary Sales or Purchase Option Dispositions, does not exceed 35% of the highest aggregate Adjusted Value of all Portfolio Railcars held by Issuer at any particular time up to the date this representation is made or deemed made. Any such purchase option complying with each of the foregoing limitations described in clauses (i) and (ii) above is referred to herein and in the other Operative Agreements as a “Permitted Purchase Option.”

(aa) No Other Financing of Lease; Permitted Lease. After giving effect to the transfers contemplated under the Operative Agreements, (i) the Leases being Conveyed to Issuer on any applicable Delivery Date (as evidenced by the riders or schedules with respect thereto) are not subject to and do not cover railcars financed in, any financing or securitization transaction other than the transactions contemplated by the Operative Agreements and (ii) such Leases conform to the definition of Permitted Lease.

(bb) Concentration Limits. After giving effect to Issuer’s acquisition of Railcars in connection with issuing a Series on the Initial Closing Date or any subsequent Closing Date, the Portfolio complies with all Concentration Limits.

Section 5.02 General Covenants.

Issuer covenants with the Indenture Trustee as follows:

(a) No Release of Obligations.

Issuer will not take any action which would amend, terminate (other than any termination in connection with the replacement of such agreement on terms substantially no less favorable to Issuer than the agreement being terminated) or discharge or prejudice the validity or effectiveness of this Master Indenture (other than as permitted herein) or any other Operative Agreement or permit any party to any such document to be released from such obligations, except that; in each case, as permitted or contemplated by the terms of such documents, and provided that, in any case, (i) Issuer will not take any action which would result in any amendment or modification to any conflicts standard or duty of care in such agreements and (ii) there must be at all times an Administrator and a Manager with respect to all Portfolio Railcars.

(b) Encumbrances.

Issuer will not create, incur, assume or suffer to exist any Encumbrance other than: (i) any Permitted Encumbrance, and (ii) any other Encumbrance the validity or applicability of which is being contested in good faith in appropriate proceedings by any Issuer Group Member (and the proceedings related to such Encumbrance or the continued existence of such Encumbrance does not give rise to any reasonable likelihood of the sale, forfeiture or loss of the asset affected by such Encumbrance) and for which Issuer maintains adequate cash reserves to pay such Encumbrance.

(c) Indebtedness.

Issuer will not incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, whether present or future, Indebtedness, other than Indebtedness in respect of any Series of Equipment Notes issued in accordance with the terms of this Master Indenture.

(d) Restricted Payments.

Issuer will not (i) declare or pay any dividend or make any distribution on its Stock; provided that, so long as no Event of Default shall have occurred and be continuing and to the extent there are available funds therefor in the Collections Account on the applicable Payment Date, Issuer may make payments on its limited partnership interests to the extent of the aggregate amount of distributions made to Issuer pursuant to the Flow of Funds or under any Series Supplement relating to a Series of Equipment Notes; (ii) purchase, redeem, retire or otherwise acquire for value any Beneficial Interest in Issuer held by or on behalf of Persons other than any Permitted Holder; (iii) make any interest, principal or premium, if any, payment on the Equipment Notes or make any voluntary or optional repurchase, defeasance or other acquisition or retirement for value of Indebtedness of Issuer other than in accordance with the Equipment Notes and this Master Indenture or the Operative Agreements; provided that Issuer may repurchase, defease or otherwise acquire or retire any of the Equipment Notes from a source other than from Collections (other than that portion of Collections that would otherwise be distributable to Issuer in accordance with the Flow of Funds) so long as any Additional Series of Equipment Notes of Issuer issued in connection with such transactions have been issued in accordance with the terms of this Master Indenture; or (iv) make any investments, other than Permitted Investments and investments permitted under Section 5.02(f) hereof.

The term “investment” for purposes of the above restriction shall mean any loan or advance to a Person, any purchase or other acquisition of any Stock or Indebtedness of such Person, any capital contribution to such Person or any other investment in such Person.

(e) Limitation on Dividends and Other Payments.

Issuer will not create or otherwise suffer to exist any consensual limitation or restriction of any kind on the ability of Issuer to declare or pay dividends or make any other distributions permitted by Applicable Law, other than pursuant to the Operative Agreements.

(f) Business Activities.

Issuer will not engage in any business or activity other than:

(i) purchasing or otherwise acquiring (subject to the limitations on acquisitions of Portfolio Railcars described below), owning, holding, converting, maintaining, modifying, managing, operating, leasing, re-leasing and (subject to the limitations on sales of Portfolio Railcars described below) selling or otherwise disposing of its Portfolio Railcars and entering into all contracts and engaging in all related activities incidental thereto, including from time to time accepting, exchanging, holding promissory notes, contingent payment obligations or equity interests of Lessees or their Affiliates issued in connection with the bankruptcy, reorganization or other similar process, or in settlement of delinquent obligations or obligations anticipated to be delinquent of such Lessees or their respective Affiliates in the ordinary course of business (an “Allowed Restructuring”);

(ii) [Reserved];

(iii) financing or refinancing the business activities described in clause (i) of this Section 5.02(f) through the offer, sale and issuance of one or more Series of Equipment Notes (subject to the limitations of this Master Indenture), upon such terms and conditions as Issuer sees fit, for cash or in payment or in partial payment for any property purchased or otherwise acquired;

(iv) engaging in currency and interest rate exchange transactions for the purposes of avoiding, reducing, minimizing, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising, or which may arise, directly or indirectly, from any change or changes in any interest rate or currency exchange rate or in the price or value of the property or assets of Issuer , upon such terms and conditions as Issuer sees fit and within limits and with provisos specified in this Master Indenture, including but not limited to dealings, whether involving purchases, sales or otherwise, in foreign currency, spot and forward interest rate exchange contracts, forward interest rate agreements, caps, floors and collars, futures, options, swaps and any other currency, interest rate and other similar hedging arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing, but in any event not for speculative purposes;

(v) purchasing, acquiring, surrendering and assigning policies of insurance and assurances with any insurance company or companies which Issuer determines to be necessary or appropriate to comply with this Master Indenture and to pay the premiums thereon; and

(vi) taking any action that is incidental to, or necessary to effect, any of the actions or activities set forth above.

(g) Limitation on Consolidation, Merger and Transfer of Assets.

Issuer will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of its property and assets (as an entirety or substantially an entirety in one transaction or in a series of related transactions) to, any other Person, or permit any other Person to merge with or into Issuer (any such consolidation, merge sale or disposition, a “Merger Transaction”), unless:

(i) the resulting entity is a special purpose entity, the charter of which is substantially similar to the Partrnership Agreement, and, after such Merger Transaction, payments from such resulting entity to the Noteholders do not give rise to any withholding tax payments less favorable to the Noteholders than the amount of any withholding tax payments which would have been required had such Merger Transaction not occurred and such entity is not subject to taxation as a corporation or an association or a publicly traded partnership taxable as a corporation;

(ii) (A) such Merger Transaction has been unanimously approved by the board of managers of each of the General Partner and Limited Partner, and (B) the surviving successor or transferee entity shall expressly assume all of the obligations of Issuer under this Master Indenture, the Equipment Notes and each other Operative Agreement to which Issuer is then a party (with, in the case of a transfer only, Issuer thereupon being released);

(iii) both before, and immediately after giving effect to such Merger Transaction, no Event of Default or Early Amortization Event shall have occurred and be continuing;

(iv) each of (A) a Rating Agency Confirmation and (B) the Consent of the Requisite Majority has been obtained with respect to such Merger Transaction; and

(v) for U.S. Federal income tax purposes, such Merger Transaction does not result in the recognition of gain or loss by any Noteholder; and

(vi) Issuer delivers to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such Merger Transaction complies with the above criteria and, if applicable, Section 5.03(a) hereof and that all conditions precedent provided for herein relating to such transaction have been complied with;

(h) Limitation on Transactions with Affiliates.

Issuer will not directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of Issuer , except upon fair and reasonable terms no less favorable to Issuer than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate, provided, that the foregoing restriction does not limit or apply to the following:

(i) any transaction in connection with the establishment of Issuer, its initial capitalization and the acquisition of its initial Portfolio Railcars or pursuant to the terms of the Operative Agreements;

(ii) the payment of reasonable and customary regular fees to, and the provision of reasonable and customary liability insurance in respect of, the directors/members of Issuer’s General Partner and Limited Partner;

(iii) any payments on or with respect to the Equipment Notes or otherwise in accordance with the Flow of Funds;

(iv) any acquisition of Additional Railcars or any Permitted Railcar Acquisition complying with Section 5.03(b) hereof;

(v) any payments of the types referred to in clause (i) or (ii) of Section 5.02(d) hereof and not prohibited thereunder; or

(vi) the sale of Portfolio Railcars as part of a single transaction providing for the redemption or defeasance of the Equipment Notes in accordance with the terms of this Master Indenture.

(i) Limitation on the Issuance, Delivery and Sale of Equity Interests.

Except as expressly permitted by its Issuer Agreement, Issuer will not (i) issue, deliver or sell any Stock or (ii) sell, directly or indirectly, or issue, deliver or sell, any Stock (in each case, however designated, whether voting or non-voting, other than the Beneficial Interests in Issuer existing on the Initial Closing Date), except for the following:

(i) issuances or sales of any additional limited partnership interests to the General Partner and Limited Partner (any such holder, a “Permitted Holder”);

(ii) contributions by a Permitted Holder of funds to Issuer with which to effect a redemption or discharge of the Equipment Notes upon any acceleration of the Equipment Notes.

(iii) Notwithstanding the foregoing, no issuance, delivery, sale, transfer or other disposition of any equity interest in Issuer will be effective, and any such issuance, delivery, sale transfer or other disposition will be void ab initio , if it would result in Issuer being classified as an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

(j) Bankruptcy and Insolvency.

Issuer will promptly provide the Indenture Trustee and the Rating Agencies with written notice of the institution of any proceeding by or against Issuer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for either or for any substantial part of its property. Issuer will not take any action to waive, repeal, amend, vary, supplement or otherwise modify its charter documents or any provision of Issuer Agreement. Issuer will not, without a Rating Agency Confirmation, take any action to waive, repeal, amend, vary, supplement or otherwise modify the provision of its Issuer Agreement which requires a unanimous resolution of the board of managers of its General Partner, or limits the actions of the General Partner with respect to voluntary insolvency proceedings or consents to involuntary insolvency proceedings of Issuer.

(k) Payment of Principal, Premium, if any, and Interest.

Issuer will duly and punctually pay the principal, premium, if any, and interest on the Equipment Notes in accordance with the terms of this Master Indenture and the applicable Series Supplement and Equipment Notes.

(l) Limitation on Employees.

Issuer will not employ or maintain any employees other than as required by any provisions of local law. Partners, officers and directors shall not be deemed to be employees for purposes of this Section 5.02(l).

(m) Delivery of Rule 144A Information. To permit compliance with Rule 144A in connection with offers and sales of Equipment Notes, Issuer will promptly furnish upon request of a holder of an Equipment Note to such holder and a prospective purchaser designated by such holder, the information required to be delivered under Rule 144A(d)(4) if at the time of such request Issuer is not a reporting company under Section 13 or Section 15(d) of the Exchange Act.

(n) Administrator. If at any time, there is not a Person acting as Administrator, Issuer shall promptly appoint a qualified Person to perform any duties under this Master Indenture that the Administrator is obligated to perform until a replacement Administrator assumes the duties of the Administrator.

(o) Ratings of Equipment Notes. For so long as any Class A Notes are Outstanding, Issuer shall pay all fees of S&P, Moody’s and any other Rating Agency that has issued a rating with respect to any Series of Equipment Notes or Class thereof and take all such other actions as may be necessary from time to time in order to cause S&P, Moody’s and each other such Rating Agency to maintain (x) a rating with respect to each Series of Equipment Notes or Class thereof and (y) in the case of a Series or Class benefiting from any Series Enhancement consisting of a Policy, an underlying rating issued to the applicable Series Enhancer with respect to such Series or Class with respect to the risk secured by such Series Enhancement.

(p) Separate Entity Characteristics. Issuer shall at all times:

(i) not commingle its assets with those of any Person, including any Affiliate, except with respect to the Customer Payments Account and as may occur from time to time due to misdirected payment;

(ii) conduct its business separate from any direct or ultimate parent of Issuer;

(iii) maintain financial statements susceptible to audit, separate from those of any other Person showing its assets and liabilities separate and apart from those of any other Person;

(iv) pay its own expenses and liabilities and pay the salaries of its own employees, if any, only from its own funds;

(v) maintain an “arm’s-length relationship” with its Affiliates;

(vi) not guarantee or become obligated for the debts of any other Person and not hold out its credit as being available to satisfy the debts or any other obligations of any other Person;

(vii) use separate stationery, invoices and checks and hold itself out as a separate and distinct entity from any other Person;

(viii) observe all limited partnership and other organizational formalities required by the law of its jurisdiction of formation;

(ix) not acquire obligations or securities of any Person, except Permitted Investments and as otherwise contemplated in the Operative Agreements;

(x) allocate fairly and reasonably any overhead expenses shared with any other Person, if any;

(xi) except for the Security Interests and Permitted Encumbrances, not pledge its assets for the benefit of any other Person or make any loans or advances to any Person (but Issuer may extend or forbear obligations of any Lessees under the Leases in the ordinary course of business and in accordance with the provisions of the Management Agreement);

(xii) correct any known misunderstanding regarding its separate identity from other Persons;

(xiii) maintain adequate capital in light of its contemplated business operations;

(xiv) maintain books and records (in accordance with generally accepted accounting principles in the United States) separate from any other Person at its principal office which show a true and accurate record in United States dollars of all business transactions arising out of and in connection with the conduct of Issuer and the operation of its business in sufficient detail to allow preparation of tax returns required to be prepared and the maintenance of the Indenture Accounts;

(xv) maintain at least one bank account separate from any other Person or entity (in addition to the Indenture Accounts);

(xvi) conduct its business in its own name; and

(xvii) not take any actions that would be inconsistent with maintaining the separate legal identity of Issuer.

Section 5.03 Portfolio Covenants.

Issuer covenants with the Indenture Trustee as follows:

(a) Railcar Dispositions. Issuer will not sell, transfer or otherwise dispose of any Railcar or any interest therein, except that Issuer may sell, transfer or otherwise dispose of or part with possession of (i) any Parts, or (ii) one or more Portfolio Railcars, as follows (any such sale, transfer or disposition described in clause (i), (ii) or (iii) of this Section 5.03(a), a “ Permitted Railcar Disposition “):

(i) A Railcar Disposition pursuant to a Permitted Purchase Option (a “Purchase Option Disposition”);

(ii) A Railcar Disposition pursuant to receipt of insurance or other third party proceeds in connection with the Total Loss of a Railcar (and any consequent later sale of such affected Railcar for scrap or salvage value) (an “Involuntary Railcar Disposition” ); or

(iii) A Railcar Disposition in the ordinary course of business (other than a Railcar Disposition as a result of a Total Loss or a Purchase Option Disposition) so long as the following conditions are complied with (a “Permitted Discretionary Sale” ):

(A) At the time of such Railcar Disposition, no Event of Default or Early Amortization Event shall have occurred and then be continuing, nor shall any unpaid amount then be owing by Issuer to any Series Enhancer in respect of a Series Enhancement (unless in any such case a Requisite Majority consents otherwise).

(B) Issuer (or the Manager on its behalf) prior to such Railcar Disposition, as evidenced by an Officer’s Certificate to be delivered to the Indenture Trustee, shall have identified replacement Railcars for Issuer to purchase meeting the criteria set forth in clauses “1” through “4” of clause (C) below (Railcars meeting such criteria, “Qualifying Replacement Railcars” ), with such purchase expected to be made within 30 days of the date of the discretionary sale.

(C) Such Railcars

(1)	must be of comparable utility and remaining economic useful life to the Portfolio Railcars being sold,

(2)	must have an Appraisal showing an Initial Appraised Value,

(3)	must be under Lease to the same extent as the Portfolio Railcars being sold, and

(4)	must have been manufactured by Trinity or an Affiliate thereof, and must be purchased pursuant to the Asset Transfer Agreement.

(D) For so long as the Series 2006-1A Notes are outstanding and a related Policy Provider Default is not in effect, with respect to the Portfolio Railcars to be sold pursuant to a Permitted Discretionary Sale (such Portfolio Railcars being referred to below as the “Sold Railcars ”), each of the following conditions shall have been satisfied and the Indenture Trustee and the Series Enhancer for the Series 2006-1A Notes shall have received an Officer’s Certificate of Issuer (or the Manager on its behalf) certifying as to the satisfaction of such conditions:

(1)	The Sold Railcars must be purchased from Issuer by a third party that is not an Issuer Group Member.

(2)	The Net Disposition Proceeds realized in such sale must be at least 105% of the product of the Allocated Principal and the Adjusted Value of such Sold Railcars.

(3)	Sold Railcars that were under Lease at the time of sale, if being replaced, must be replaced by Qualifying Replacement Railcars under Lease that generate at least the same amount of current monthly lease revenue and have a remaining Lease term at least equal to two-thirds of the Lease term of such Sold Railcars.

(4)	Sold Railcars that were not under Lease at the time of sale, if being replaced, must be replaced by Qualifying Replacement Railcars as to which, if not then under Lease, the Manager has a reasonable, good faith expectation that such Qualifying Replacement Railcars will generate at least the same amount of monthly lease revenue (once placed under Lease) as the Manager would have expected for the Sold Railcars.

(E) The Net Disposition Proceeds must be deposited into the Mandatory Replacement Account.

(F) Such Railcar Disposition, after giving effect to the expected reinvestment, will not directly cause noncompliance with any Concentration Limit.

(G) The current appraised value of the reinvestment Railcars acquired in connection with a Permitted Discretionary Sale must at least equal the Adjusted Value of the Sold Railcars at their time of sale (except to a de minimus extent).

(H) The sum of (x) the Adjusted Value of the Railcars to be sold in such Railcar Disposition, (y) the aggregate sum of the Adjusted Values of all Portfolio Railcars that Issuer has sold in all Permitted Discretionary Sales and Purchase Option Dispositions and (z) the aggregate Adjusted Value of all Portfolio Railcars then subject to a Lease containing a purchase option, does not exceed 35% of the highest aggregate Adjusted Value of all Portfolio Railcars held by Issuer at any particular time up to the related date of sale.

(I) The Adjusted Value of the Railcars to be sold in such Railcar Disposition, in the aggregate with the aggregate sum of the Adjusted Values of all Portfolio Railcars that Issuer has sold in any Permitted Discretionary Sales or Purchase Option Dispositions, does not exceed 15% of the average, for each of the previous 12 Payment Dates, of the aggregate sum of the Adjusted Values of all Portfolio Railcars for such Payment Dates.

(iv) With respect to a Permitted Railcar Disposition constituting a Purchase Option Disposition, Issuer will, if not electing to deposit such proceeds directly into the Collections Account, deposit the related Net Disposition Proceeds into the Mandatory Replacement Account for application, within the Replacement Period, to a purchase of Qualifying Replacement Railcars in a Replacement Exchange.

(b) Railcar Acquisitions. Issuer will not purchase or otherwise acquire a Railcar (or an interest therein) other than the Initial Railcars or any interest therein, except that, Issuer will be permitted to: (i) purchase or otherwise acquire, directly or indirectly, Railcars constituting Qualifying Replacement Railcars in connection with any Replacement Exchange, (ii) acquire one or more additional Railcars pursuant to a capital contribution, (iii) purchase or otherwise acquire, directly or indirectly, Additional Railcars with the proceeds of the issuance of Additional Notes, or (iv) any combination of the transactions described in clauses (ii) and (iii), so long as, in each case of clause (i), (ii), (iii) or (iv) above, each of the following requirements are satisfied on or prior to such purchase or other acquisition:

(i) no Event of Default or Early Amortization Event shall have occurred and be continuing or would directly result therefrom;

(ii) after giving effect to the acquisition, the Portfolio will comply with the Concentration Limits;

(iii) the Railcars being acquired have an Appraisal showing an Initial Appraised Value;

(iv) the Purchase Price for each such Railcar does not exceed its Initial Appraised Value;

(v) the Railcars being acquired were manufactured by Trinity or an Affiliate, and are acquired pursuant to the Asset Transfer Agreement;

(vi) except in connection with Railcars being acquired in a Replacement Exchange for Railcars that were not subject to a Lease at the time of the disposition thereof by Issuer, the Railcars being acquired are each subject to a Permitted Lease; that all actions (including the applicable UCC, STB or Registrar General of Canada filings) shall have been taken to cause the Railcars being assigned to be subject to a first priority security interest in favor of the Indenture Trustee for the benefit of the Secured Parties; and

(vii) that the Railcars will be free and clear of Encumbrances other than Permitted Encumbrances.

(c) Permitted Railcar Acquisition. A Railcar acquisition by Issuer complying with the provisions in subsection (b) immediately above constitutes a “Permitted Railcar Acquisition” .

(d) Modification Payments and Capital Expenditures. Issuer will not make any capital expenditures for the purpose of effecting any optional improvement or modification of any Railcar, except that Issuer may make Optional Modifications and Required Modifications in its discretion and subject to the following limitations on the manner in which such Required Modifications and Optional Modifications may be funded:

(i) Required Modifications may be funded out of the Expense Account in accordance with Section 3.08; and

(ii) Optional Modifications may be funded from distributions to Issuer pursuant to the Flow of Funds, or from capital contributions to Issuer.

In the case of any Optional Modification, Issuer prior to undertaking such Optional Modification shall have determined, based upon consultation with the Manager, that the optional modification is not expected to decrease the value or marketability of the Railcar as a result of the expenditure on such Optional Modification.

(e) Leases.

(i) Issuer will not surrender possession of any Railcar to any Person other than for purposes of maintenance or overhaul or pursuant to a Permitted Lease.

(ii) Issuer will, and will cause the Manager in general to use its pro forma lease agreement or agreements, as such pro forma lease agreement or agreements may be revised for purposes of Issuer specifically or generally from time to time by the Manager (collectively, the “Pro Forma Lease”), for use by the Manager on behalf of Issuer as a starting point in the negotiation of Future Leases. However, with respect to any Future Lease entered into in connection with (x) the renewal or extension of a Lease, (y) the leasing of a Railcar to a Person that is or was a Lessee under a pre-existing Lease, or (z) the leasing of a Railcar to a Person that is or was a Lessee under an operating lease of a Railcar that is being managed or serviced by the Manager (such Future Lease, a “Renewal Lease”), a form of lease substantially similar to such pre-existing Lease or operating lease (a “Precedent Lease”), as the case may be, may be used by the Manager, in lieu of the Pro Forma Lease on behalf of Issuer as a starting point in the negotiation of such Future Lease. The terms of the Pro Forma Lease may be revised from time to time by the Manager, provided that any such revisions shall be consistent with a Lease originated thereunder being a Permitted Lease.

(f) Concentration Limits. Issuer will not sell, purchase, lease or otherwise take any action with respect to any Railcar if entering into such proposed sale, purchase, lease or other action would cause the Portfolio to no longer comply with the Concentration Limits. Also, Issuer will not effect a Permitted Discretionary Sale if the effect of such action is or would be to cause noncompliance with any Concentration Limit.

Section 5.04 Operating Covenants.

Issuer covenants with the Indenture Trustee as follows, provided that any of the following covenants with respect to the Portfolio Railcars shall not be deemed to have been breached by virtue of any act or omission of a Lessee or sub-lessee, or of any Person which has possession of a Railcar for the purpose of repairs, maintenance, modification or storage, or by virtue of any requisition, seizure, or confiscation of a Railcar (other than seizure or confiscation arising from a breach by Issuer of such covenant) (each, a “Third Party Event” ), so long as (i) neither Issuer nor the Manager has consented to such Third Party Event; and (ii) Issuer (or the Manager on its behalf) as the Lessor of such Railcar promptly and diligently takes such commercially reasonable actions as a leading railcar operating lessor would reasonably take in respect of such Third Party Event, including, as deemed appropriate (taking into account, among other things, the laws of the jurisdiction in which such Railcar is located), seeking to compel such Lessee or other relevant Person to remedy such Third Party Event or seeking to repossess the relevant Railcar:

(a) Ownership. Issuer will (i) on all occasions on which the ownership of each Railcar is relevant, make it clear to third parties that title to the same is held by Issuer, and (ii) not do, or knowingly permit to be done, or omit, or knowingly permit to be omitted, any act or thing which might reasonably be expected to jeopardize the rights of Issuer as owner of each Railcar, except as contemplated by the Operative Agreements.

(b) Compliance with Law; Maintenance of Permits. Issuer will (i) comply in all material respects with all Applicable Laws, (ii) obtain all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required for the use and operation of the Portfolio Railcars owned by it, (iii) not cause or knowingly permit, directly or indirectly, any Lessee to operate any Railcar under any Lease in any material respect contrary to any Applicable Law, and (iv) not knowingly permit, directly or indirectly, any Lessee not to obtain all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required for such Lessee’s use and operation of any Railcar under any operating Lease.

(c) Forfeiture. Issuer will not do anything, and will not knowingly permit, directly or indirectly, any Lessee to do anything, which may reasonably be expected to expose any Railcar to forfeiture, impoundment, detention, appropriation, damage or destruction (other than any forfeiture, impoundment, detention or appropriation which is being contested in good faith by appropriate proceedings if (i) adequate resources have been made available by Issuer or the applicable Lessee for any payment which may arise or be required in connection with such forfeiture, impounding, detention or appropriation or proceedings taken in respect thereof, and (ii) such forfeiture, impounding, detention or appropriation or the continued existence thereof does not give rise to any material likelihood of the assets to which such forfeiture, impounding, detention or appropriation relates or any interest in such assets being sold, permanently forfeited or otherwise lost). In the event of a forfeiture, impoundment, detention or appropriation of such Railcar not constituting a Total Loss, Issuer will use all commercially reasonable efforts to obtain the prompt release of such Railcar.

(d) [Reserved].

(e) Maintenance of Assets. Issuer will, with respect to each Railcar under Lease, cause, directly or indirectly, such Railcar to be maintained in a state of repair and condition consistent with the reasonable commercial practice of leading railcar operating lessors with respect to similar railcars under lease, taking into consideration, among other things, the identity of the relevant Lessee (including the credit standing and operating experience thereof), the age and condition of the Railcar and the jurisdiction in which the Railcar is or will be operated or in which the Lessee is based. In addition, Issuer will, with respect to each Railcar that is not subject to a Lease, maintain such Railcar in a state of repair and condition consistent with the reasonable commercial practice of leading railcar operating lessors with respect to railcars not under lease.

(f) Notification of Loss, Theft, Damage or Destruction. Issuer will notify the Indenture Trustee, the Administrator, the Manager and each Series Enhancer, in writing, as soon as Issuer becomes aware of any loss, theft, damage or destruction to any Railcar if the potential cost of repair or replacement of such asset (without regard to any insurance claim related thereto) may exceed $1,000,000.

(g) Insurance. Issuer covenants with the Indenture Trustee as follows:

(i) Insurance. Issuer will at all times after the Initial Closing Date, at its own expense, keep or cause the Insurance Manager under the Insurance Agreement to keep each Portfolio Railcar insured with insurers of recognized responsibility with a rating of at least A-/7 by A.M. Best Company (or a comparable rating by a nationally or internationally recognized rating group of comparable stature) or by other insurers approved in writing by the Requisite Majority, which approval shall not be unreasonably withheld, in amounts and against risks and with deductibles and terms and conditions not less beneficial to the insured thereunder than the insurance, if any, maintained by the Manager with respect to similar equipment which it owns or leases, but in no event shall such coverage be for amounts or against risks less than the Prudent Industry Practice. In addition, Issuer shall cause the Insurance Manager to maintain insurance at levels and amounts as set forth in any Series Supplement.

(ii) Additional Insurance. In the event that Issuer shall fail to maintain insurance as herein provided or provided in any Series Supplement, the Indenture Trustee may at its option, upon prior written notice to Issuer, provide such insurance and, in such event, Issuer shall, upon demand from time to time reimburse the Indenture Trustee for the cost thereof together with interest from the date of payment thereof at the Stated Rate on the most recently issued Class A Notes, on the amount of the cost to the Indenture Trustee of such insurance which Issuer shall have failed to maintain. If after the Indenture Trustee has provided such insurance, Issuer then obtains the coverage provided for in Section 5.04(g) which was replaced by the insurance provided by the Indenture Trustee, and Issuer provides the Indenture Trustee with evidence of such coverage reasonably satisfactory to the Indenture Trustee. The Indenture Trustee shall cancel the insurance it has provided pursuant to the first sentence of this Section 5.04(g)(ii). In such event, Issuer shall reimburse the Indenture Trustee for all costs to the Indenture Trustee of cancellation, including without limitation any short rate penalty, together with interest from the date of the Indenture Trustee’s payment thereof at the Stated Rate on the most recently issued Class A Notes. In addition, at any time the Indenture Trustee may at its own expense carry insurance with respect to its interest in the Portfolio Railcars, provided that such insurance does not interfere with Issuer’s ability to insure the Portfolio Railcars as required by this Section 5.04(g) or adversely affect Issuer’s insurance or the cost thereof, it being understood that all salvage rights to each Portfolio Railcar shall remain with Issuer’s insurers at all times. Any insurance payments received from policies maintained by the Indenture Trustee pursuant to the previous sentence shall be retained by the applicable Person obtaining such insurance without reducing or otherwise affecting Issuer’s obligations hereunder, other than with respect to Portfolio Railcars) with respect to which such payments have been made.

(h) No Accounts. Except as contemplated herein, Issuer will not have an interest in any deposit account or securities account (other than the Indenture Accounts, any bank account contemplated in Section 5.02(o) , and other than any account which may be required to be established as a necessary consequence of or in order to invest in or otherwise acquire a Permitted Investment) unless (i) any such further account and Issuer’s interest therein shall be further charged or otherwise secured in favor of the Indenture Trustee for the benefit of the Secured Parties and (ii) any such further account is held in the custody of and under the “Control” (as such term is defined in the UCC) of the Indenture Trustee.

(i) Notices. If at any time any creditor of Issuer seeks to enforce any judgment or order of any competent court or other competent tribunal against any of the Collateral, Issuer shall (i) promptly give written notice to such creditor and to such court or tribunal of the Indenture Trustee’s interests in the Collateral, (ii) if at any time an examiner, administrator, administrative receiver, receiver, trustee, custodian, sequestrator, conservator or other similar appointee (an “Insolvency Appointee ”) is appointed in respect of any secured creditor or any of their assets, promptly give notice to such appointee of the Indenture Trustee’s interests in the Collateral and (iii) notify the Indenture Trustee thereof in either case of clauses (i) and (ii) above. Issuer will not voluntarily appoint or cause to be appointed or commence any proceeding to appoint any Insolvency Appointee over all or any of its property.

(j) Compliance with Agreements. Issuer will comply with and perform all its obligations under Master Indenture, Issuer Documents and the other Operative Agreements to which Issuer is a party.

(k) Information. Issuer will at all times give to the Indenture Trustee such information as the Indenture Trustee may reasonably require for the purpose of the discharge of the powers, rights, duties, authorities and discretions vested in it hereunder, under any other Issuer Document or by operation of Applicable Law.

(l) Further Assurances.

(i) Issuer will comply with all reasonable directions given to it by the Indenture Trustee to perfect the Security Interests in the Collateral (except to the extent provided in the Granting Clauses herein). Issuer will execute such further documents and do all acts and things as the Indenture Trustee may reasonably require at any time or times to give effect to this Master Indenture, Issuer Documents and the relevant Operative Agreements.

(ii) Without limiting the foregoing, from time to time, Issuer shall authorize and file such financing statements and cause to be authorized and filed such continuation statements, and shall make or cause to be made such filings with the STB and with the Registrar General of Canada and take or cause to be taken such similar actions as are described in the Granting Clauses under “Priority”, all in such manner and in such places as may be required by law (or deemed desirable by the Indenture Trustee or any Series Enhancer) to fully perfect, preserve, maintain and protect the security interest of the Indenture Trustee for the benefit of the Secured Parties in the Portfolio Railcars, Leases and other Collateral granted hereby (including without limitation any such Portfolio Railcars acquired by Issuer from time to time after the Initial Closing Date), including in the proceeds thereof. Issuer shall deliver (or cause to be delivered) to each Series Enhancer and the Indenture Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, following such filing in accordance herewith. In the event that Issuer fails to perform its obligations under this subsection, a Series Enhancer or the Indenture Trustee may perform such obligations, at the expense of Issuer, and Issuer hereby authorizes the Indenture Trustee or any Series Enhancer and grants to such persons an irrevocable power of attorney to take any and all steps in order to perform such obligations in Issuer’s own name and on behalf of Issuer, as are necessary or desirable, in the determination of the Series Enhancer or Indenture Trustee, as applicable.

(iii) Without limiting the foregoing, within five (5) days after the acquisition by Issuer of any Railcar, Issuer will make such applicable UCC, STB and Registrar General of Canada filings and take all other actions to cause the Indenture Trustee on behalf of the Secured Parties to have a first priority perfected security interest in such Railcar and all Leases related thereto.

(m) Stamping of the Leases. Within thirty (30) days of the applicable Delivery Date (or, in the case of a Future Lease, the date of origination of such Future Lease), Issuer will cause the Manager to stamp on or otherwise affix to each Rider evidencing the same, the following legend:

“This Lease is subject to a security interest in favor of Wilmington Trust Company, as Indenture Trustee, pursuant to the Master Indenture dated as of May 24, 2006 between Trinity Rail Leasing V L.P., and Wilmington Trust Company, as Indenture Trustee .”

Without limiting the generality of the foregoing, Issuer will (i) execute and deliver to the Indenture Trustee, on behalf of the Secured Parties, such financing or continuation statements or continuation statements in lieu, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Indenture Trustee or the Requisite Majority may reasonably request, in order to perfect and preserve the pledge, transfer, assignment, Security Interests granted or purported to be granted hereby, (ii) if any Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Indenture Trustee, on behalf of the Secured Parties, such note or instrument, duly indorsed or accompanied by duly executed instruments of transfer or assignment in blank and undated, all in form and substance reasonably satisfactory to the Indenture Trustee, and (iii) deliver to the Indenture Trustee, on behalf of the Secured Parties, promptly upon receipt thereof all instruments representing or evidencing any of the Collateral, duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank and undated, all in form and substance reasonably satisfactory to the Indenture Trustee.

(n) No Effect on Security Interest. Except as otherwise provided in this Master Indenture or other Operative Agreements, Issuer will not agree to the amendment of any Issuer Document unless the Indenture Trustee has confirmed to Issuer that it has received from legal counsel reasonably acceptable to it an opinion to the effect that such amendment will not result in the Security Interests being prejudiced (the reasonable expenses of such opinion to be paid by Issuer).

(o) Restrictions on Amendments to Assigned Agreements and Certain Other Actions. (i) Issuer will not take, or knowingly permit to be taken, any action which would amend, terminate or discharge or prejudice the validity or effectiveness or priority of the Security Interests or permit any party to any of Issuer Documents whose obligations form part of the security created by this Master Indenture to be released from such obligations except, in each case as permitted or contemplated by this Master Indenture, or the other Issuer Documents or the Operative Agreements, (ii) without the prior written consent of the Requisite Majority and, in the case of a Specified Provision, the prior written consent of each Specified Series Enhancer, Issuer shall not, directly or indirectly, (A) cancel or terminate, or consent to or accept any cancellation or termination of, or amend, modify or change in any manner, any Assigned Agreement (other than the Leases) or any term or condition thereof or (B) waive any default under, or any breach of or noncompliance with any term or condition of, any Assigned Agreement (other than the Leases) or authorize or approve, or consent to, any of the foregoing and (iii) Issuer will not knowingly take, or knowingly permit to be taken, any action which, other than the performance of its obligations under Issuer Documents and the Operative Agreements and the fiduciary obligations of the Partners, would reasonably be expected to result in the lowering or withdrawal of the then current rating of any Equipment Note (including any rating described in clause (y) of the definition of Rating Agency Confirmation in respect of such Equipment Note).

(p) Subsidiaries. Except with the consent of the Requisite Majority, Issuer will not have or establish any Subsidiaries.

(q) Restriction on Assets Dealings. Issuer shall not sell, transfer, release or otherwise dispose of any of, or grant options, warrants or other rights with respect to, any of its assets to any Person other than as expressly permitted in the Operative Agreements.

(r) Organizational Documents. Issuer shall not amend, modify or supplement its organizational documents or change its jurisdiction of organization without the consent of the Requisite Majority, and such consent shall not be unreasonably withheld.

(s) Partners’ Remuneration. Issuer shall not pay any fees to the Partners, other than as expressly permitted by the Operative Agreements.

(t) Management Agreement and Administrative Services Agreement. Issuer shall at all times be a party to the Management Agreement and shall, if necessary, take any steps required of it in connection with the appointment of any Successor Manager thereunder. Issuer shall at all times be a party to the Administrative Services Agreement or a substitute agreement substantially similar thereto.

(u) Insurance Agreement. Issuer shall at all times be a party to the Insurance Agreement and shall, if necessary, take any steps required of it in connection with the appointment of any Successor Insurance Manager thereunder.

(v) Condition. Issuer, at its own cost and expense, shall maintain, repair and keep each Portfolio Railcar, and cause the Manager under the Management Agreement to maintain, repair and keep each Portfolio Railcar, (i) according to Prudent Industry Practice and in all material respects, in good working order, and in good physical condition for railcars of a similar age and usage, normal wear and tear excepted, (ii) in a manner in all material respects consistent with maintenance practices used by the Manager, in respect of railcars owned, leased or managed by the Manager similar in type to such Portfolio Railcar or with respect to (A) any Portfolio Railcar subject to an Existing Lease that is a Net Lease, maintenance practices used by the applicable Lessee, in respect of railcars similar in type to such Portfolio Railcar used by such Lessee on its domestic routes in the United States; (provided, further, however that after the return to the Manager of any Portfolio Railcar which was subject to a Net Lease immediately prior to such return, such Portfolio Railcar shall be maintained and repaired in all material respects in a manner consistent with maintenance practices used by the Manager in respect of railcars owned, leased or managed by the Manager similar in type to such Portfolio Railcar) and (B) any Permitted Lease that is a Net Lease entered into after the initial Closing Date where (x) the long term unsecured debt of the applicable Lessee is rated at least BBB- by S&P and Baa3 by Moody’s (or at least BBB- by S&P or Baa3 by Moody’s if then rated by only one such rating agency) or similarly rated by any other rating agency, (y) the applicable Lessee is organized under the laws of the United States or any state thereof and (z) the applicable Lessee is the owner or lessee of at least 250 railcars used primarily on domestic routes in the United States, maintenance practices used by such Lessee, in respect of railcars similar in type to such Portfolio Railcar, (iii) in accordance with all manufacturer’s warranties in effect but only to the extent that the lack of compliance therewith would reasonably be expected to adversely affect the coverage thereunder and in accordance with all applicable provisions, if any, of insurance policies required to be maintained pursuant to Section 5.04 or any Series Supplement and (iv) in compliance in all material respects with any applicable laws and regulations from time to time in effect, including, without limitation, the Field Manual of the AAR, FRA rules and regulations and Interchange Rules as they apply to the maintenance and operation of the Portfolio Railcars in interchange regardless of upon whom such applicable laws and regulations are nominally imposed; provided , however, that, so long as the Manager or, with respect to any Portfolio Railcar subject to an Existing Lease which is a Net Lease, the applicable Lessee, as applicable, is similarly contesting such law or regulation with respect to all other similar equipment owned or operated by Manager or, with respect to any Portfolio Railcar subject to an Existing Lease, the applicable Lessee, as applicable, Issuer (or such Lessee) may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such standard, rule or regulation in any manner that does not (w) materially interfere with the use, possession, operation or return of any of the Portfolio Railcars, (x) materially adversely affect the rights or interests of the Indenture Trustee in the Portfolio Railcars, (y) expose any Secured Party or the Indenture Trustee to criminal sanctions or (z) violate any maintenance requirements contained in any insurance policy required to be maintained by Issuer under this Agreement if such violation would reasonably be expected to adversely affect the coverage thereunder; providedfurther, that Issuer shall promptly notify the Indenture Trustee in reasonable detail of any such contest. In no event shall Issuer discriminate in any material respect as to the use or maintenance of any Portfolio Railcar (including the periodicity of maintenance or recordkeeping in respect of such Portfolio Railcar) as compared to equipment of a similar nature which the Manager owns or manages. Issuer will maintain in all material respects all records, logs and other materials required by relevant industry standards or any governmental authority having jurisdiction over the Portfolio Railcars required to be maintained in respect of any Portfolio Railcar.

(w) DOT/AAR classification. Without the written waiver or consent of the Requisite Majority and the Indenture Trustee (which waiver or consent will not be unreasonably withheld), Issuer shall not change, or permit any Lessee to change, a DOT/AAR classification (as provided for in 49 C.F.R. Part 179 or any successor thereto), or permit any Lessee to operate any Portfolio Railcar under a different DOT/AAR classification, from that classification in effect for such Portfolio Railcar on the applicable Delivery Date, except for any change in tank test pressure rating provided such change does not increase the pressure rating of the Portfolio Railcar above the tank test pressure to which the Portfolio Railcar was manufactured; provided , however, that in the event the Requisite Majority and the Indenture Trustee shall not have provided Issuer with a written waiver or consent to such a reclassification or operation of any Portfolio Railcar within 10 Business Days after receipt of Issuer’s written request therefor (or the Requisite Majority and/or the Indenture Trustee expressly reject such a request by Issuer), Issuer may elect to replace such Portfolio Railcar with another railroad car of the same car type of the same or newer model year (or otherwise approved by the Requisite Majority, which approval in each case shall not be unreasonably withheld), and free and clear of all Encumbrances (other than Permitted Encumbrances of the type described in clause (ii) with respect to Permitted Leases, and in clauses (iv) and (v) of the definition thereof) and having a fair market value (except to a de minimis extent), utility and remaining economic useful life at least equal to the Portfolio Railcar so replaced (assuming such Portfolio Railcar so replaced was in the condition required to be maintained by the terms of this Master Indenture) and be (as of the date of conveyance) then subject to a currently effective Permitted Lease.

(x) Use. Issuer shall be entitled to the possession of the Portfolio Railcars and to the use of the Portfolio Railcars by it or any Affiliate in the United States and subject to the remaining provisions of this subsection, Canada and Mexico, only in the manner for which it was designed and intended and so as to subject it only to ordinary wear and tear. In no event shall Issuer use, store or permit the use or storage of any Portfolio Railcar in any jurisdiction not included in the insurance coverage required by Section 5.04(g) or any Series Supplement. The Portfolio Railcars shall be used primarily on domestic routes in the United States and on routes in Canada, and in no event shall more than twenty percent (20%) of the Portfolio Railcars (as determined by mileage records and measured annually on a calendar year basis) be used outside the contiguous United States and Canada at the same time.

(y) Custody of Portfolio Leases. Promptly after entering into a Future Lease, Issuer shall deliver a Rider constituting a Chattel Paper Original to the Indenture Trustee in accordance with the provisions hereof .

(z) Portfolio Railcar Total Loss. In the event that any Portfolio Railcar shall suffer a Total Loss, Issuer shall (or shall cause the Manager to) promptly and fully inform the Indenture Trustee of such Total Loss.

(aa) Certain Reports. On or before April 30, 2007 (or December 31, 2006 with respect to clause (iii) below), and on or before each April 30 (or each March 31, June 30, September 30 and December 31, with respect to clause (iii) below) thereafter, Issuer will furnish (or cause the Manager under the Management Agreement to furnish) to the Indenture Trustee, each Series Enhancer and each Rating Agency an accurate statement, as of the preceding December 31 (or as of the preceding calendar quarter with respect to clause (iii) below) (i) showing the amount, description and reporting marks of the Portfolio Railcars, the amount, description and reporting marks of all Portfolio Railcars that may have suffered a Total Loss during the 12 months ending on such December 31 (or since the Initial Closing Date, in the case of the first such statement), and such other information regarding the condition or repair of the Portfolio Railcars as the Indenture Trustee or a Series Enhancer may reasonably request, (ii) stating that in the case of all Portfolio Railcars repainted during the period covered by such statement, the markings required by Section 2.2(ii) of the Management Agreement shall have been preserved or replaced, (iii) showing the percentage of use in Canada and Mexico based on the total mileage traveled by the Portfolio Railcars for the prior calendar quarter as reported to the Manager by railroads and (iv) stating that Issuer is not aware of any condition of any Portfolio Railcar which would cause such Portfolio Railcar not to comply in any material respect with the rules and regulations of the FRA and the interchange rules of the Field Manual of the AAR as they apply to the maintenance and operation of the Portfolio Railcars in interchange and any other requirements hereunder.

(bb) Inspection.

(i) Each Series Enhancer and the Indenture Trustee, together with the agents, representatives, accountants and legal and other advisors of each of the foregoing (collectively, the “Inspection Representatives”), shall have the right to (A) conduct a field examination of the Portfolio Railcars (each such inspection, a “Unit Inspection”), (B) (I) inspect all documents (the “Related Documents”), including, without limitation, all leases, insurance policies, warranties or other agreements, relating to the Portfolio Railcars and the other Collateral (each such inspection, a “Related Document Inspection”) and (II) inspect each of Issuer’s and the Manager’s books, records and databases (which shall include reasonable access to Issuer’s and the Manager’s computers and computer records to the extent necessary to determine compliance with the Operative Agreements) (collectively, the “Books and Records”) with respect to the Portfolio Railcars and the other Collateral and the Related Documents (including without limitation data supporting all reporting requirements under the Operative Agreements) (each such inspection, a “Book and Records Inspection”) and (C) discuss (I) the affairs, finances and accounts of Issuer (with respect to itself) and the Manager (with respect to itself and Issuer) and (II) the Portfolio Railcars and the other Collateral, the Related Documents and the Books and Records, in each case with the principal executive officer and the principal financial officer of each of Issuer and the Manager, as applicable (the foregoing clauses (I) and (II) a “Company Inspection”) the Unit Inspections, the Related Documents Inspections, the Books and Records Inspections and the Company Inspections described in clauses (A), (B) and (C), collectively, the “Inspections”).

(ii) All Inspections shall be conducted upon reasonable request and notice to Issuer (with respect to itself) and the Manager (with respect to itself and Issuer) and shall (A) be conducted during normal business hours, (B) be subject to Issuer’s and the Manager’s customary security procedures, if any, and (C) not unreasonably disrupt Issuer’s or the Manager’s business.

(iii) Each Series Enhancer and the Indenture Trustee (together with their respective Inspection Representatives) shall have the right to conduct (independent of any inspection rights of any other party) (A) (I) one Unit Inspection per calendar year at the sole cost and expense of Issuer and (II) one Related Documents Inspection, one Books and Records Inspection and one Company Inspection per calendar year in each case at the sole cost and expense of Issuer (including the reasonable legal and accounting fees, costs and expenses incurred by the Series Enhancer or the Indenture Trustee, as applicable, and their respective Inspection Representatives) (each such Inspection described in clauses (I) and (II), an “Ordinary Inspection” and collectively, “Ordinary Inspections”).

(iv) If in connection with or as a result of any Ordinary Inspection, a Series Enhancer determines, in its sole discretion, that an Inspection Issue (as defined below) has occurred, then the Series Enhancer shall have the right to (i) collect from Issuer the costs and expenses of such Ordinary Inspection and (ii) conduct any type and number of additional Inspections from time to time (each, an “Additional Inspection” and collectively, “Additional Inspections”) to confirm satisfactory resolution, in the reasonable business judgment of the Series Enhancer, of any such Inspection Issues identified in such Ordinary Inspection or in any Additional Inspection in connection therewith. All such Additional Inspections shall be at the sole cost and expense of Issuer (including the reasonable legal and accounting fees, costs and expenses incurred by a Series Enhancer, and its Inspection Representatives). For the purposes of this subsection “Inspection Issue” means (x) any material misstatement or omission of fact in or with respect to the Portfolio Railcars, the Related Documents or the Company Inspections or (y) a determination, in its reasonable business judgment, by the Series Enhancer that the Related Documents or Books and Records are incomplete or inaccurate in any material respect.

Without prejudice to the right to conduct Inspections, all parties granted inspection rights hereunder shall confer with a view toward coordinating their conduct with respect to the Inspections in order to minimize the costs thereof and business disruption attendant thereto.

Notwithstanding any of the foregoing, during the occurrence and continuance of an Event of Default, (A) there shall be no limit on the type and number of Inspections that can be undertaken by a Series Enhancer or the Indenture Trustee and their respective Inspection Representatives and (B) all costs and expenses of any Inspection shall be at the sole cost and expense of Issuer (including the reasonable legal and accounting fees, costs and expenses incurred by the Series Enhancer and the Indenture Trustee, together with their respective Inspection Representatives).

(cc) Modifications.

(i) Required Modifications. In the event a Required Modification to a Portfolio Railcar is required, Issuer agrees to make or cause to be made such Required Modification at its own expense; provided , however, that Issuer (or applicable Lessee) may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of the law, rule or regulation requiring such Required Modification in any manner that does not (w) materially interfere with the use, possession, operation, maintenance or return of any Portfolio Railcar, (x) materially adversely affect the rights or interests of Issuer or the Indenture Trustee in the Portfolio Railcars, (y) expose Issuer, any Series Enhancer or the Indenture Trustee to criminal sanctions, or (z) violate any maintenance requirements contained in any insurance policy required to be maintained by Issuer under this Master Indenture or any Series Supplement if such violation would reasonably be expected to adversely affect the coverage thereunder; provided , further , that Issuer shall notify (or cause to be notified) each Series Enhancer and the Indenture Trustee thereof, which notice shall also set forth the time period for the making of such Required Modification and Issuer’s or Manager’s reasonable estimate of the cost thereof.

(ii) Optional Modifications. Issuer at any time may or may permit a Lessee to, in its discretion and at its own or such Lessee’s cost and expense, modify, alter or improve any Portfolio Railcar in a manner which is not a Required Modification; provided that (A) no such optional modification shall diminish the fair market value, utility or remaining economic useful life of such Portfolio Railcar below the fair market value, utility or remaining economic useful life thereof immediately prior to such optional modification, in more than a de minimis respect, assuming such Portfolio Railcar was then at least in the condition required to be maintained by the terms of this Master Indenture and (B) Issuer, or the Manager on its behalf, shall conclude in good faith that the proposed optional modification is likely to enhance the marketability of the Portfolio Railcar (or such optional modification is requested by a Lessee).

ARTICLE VI

THE INDENTURE TRUSTEE

Section 6.01 Acceptance of Trusts and Duties. The duties and responsibilities of the Indenture Trustee shall be as expressly set forth herein, and no implied covenants or obligations shall be read into this Master Indenture against the Indenture Trustee. The Indenture Trustee accepts the trusts hereby created and applicable to it and agrees to perform the same but only upon the terms of this Master Indenture and agrees to receive and disburse all moneys received by it in accordance with the terms hereof. The Indenture Trustee in its individual capacity shall not be answerable or accountable under any circumstances, except for its own willful misconduct or negligence or bad faith or breach of its representations, warranties and/or covenants and the Indenture Trustee shall not be liable for any action or inaction of Issuer or any other parties to any of the Operative Agreements.

Section 6.02 Absence of Duties. The Indenture Trustee shall have no duty to ascertain or inquire as to the performance or observance of any covenants, conditions or agreements on the part of any Lessee. Notwithstanding the foregoing, the Indenture Trustee, upon written request, shall furnish to any Noteholder, promptly upon receipt thereof, duplicates or copies of all reports, Notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee under this Master Indenture.

Section 6.03 Representations or Warranties. The Indenture Trustee does not make and shall not be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Master Indenture, the Equipment Notes, any other securities or any other document or instrument or as to the correctness of any statement contained in any thereof, except that the Indenture Trustee in its individual capacity hereby represents and warrants (i) that each such specified document to which it is a party has been or will be duly executed and delivered by one of its officers who is and will be duly authorized to execute and deliver such document on its behalf, and (ii) this Master Indenture is the legal, valid and binding obligation of WTC, enforceable against WTC in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.

Section 6.04 Reliance; Agents; Advice of Counsel. The Indenture Trustee shall incur no liability to anyone acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Indenture Trustee may accept a copy of a resolution of, in the case of Issuer, its General Partner and, in the case of any other party to any Operative Agreement, the governing body of such Person, certified in an accompanying Officer’s Certificate as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically described herein, the Indenture Trustee shall be entitled to receive and may for all purposes hereof conclusively rely on a certificate, signed by an officer of any duly authorized Person, as to such fact or matter, and such certificate shall constitute full protection to the Indenture Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon. The Indenture Trustee shall furnish to the Manager or the Administrator upon written request such information and copies of such documents as the Indenture Trustee may have and as are necessary for the Manager or the Administrator to perform its duties under Articles II and III hereof. The Indenture Trustee shall assume, and shall be fully protected in assuming, that Issuer is authorized by its constitutional documents to enter into this Master Indenture and to take all action permitted to be taken by it pursuant to the provisions hereof, and shall not inquire into the authorization of Issuer with respect thereto.

The Indenture Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 4.11 hereof relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Master Indenture.

The Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian or nominee, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

The Indenture Trustee may consult with counsel as to any matter relating to this Master Indenture and any Opinion of Counsel or any advice of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

The Indenture Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Master Indenture, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Holders, pursuant to the provisions of this Master Indenture, unless such Holders shall have offered to the Indenture Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

The Indenture Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Master Indenture shall in any event require the Indenture Trustee to perform, or be responsible or liable for the manner of performance of, any obligations of Issuer or the Administrator under this Master Indenture or any of the Operative Agreements.

The Indenture Trustee shall not be liable for any losses or Taxes (except for Taxes relating to any compensation, fees or commissions of any entity acting in its capacity as Indenture Trustee hereunder) or in connection with the selection of Permitted Investments or for any investment losses resulting from Permitted Investments.

When the Indenture Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 4.01(g) or 4.01(h) hereof, such expenses (including the fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any bankruptcy law or law relating to creditors’ rights generally.

The Indenture Trustee shall not be charged with knowledge of an Event of Default unless a Responsible Officer of the Indenture Trustee obtains actual knowledge of such event or the Indenture Trustee receives written notice of such event from Issuer, the Administrator or Noteholders owning Equipment Notes aggregating not less than 10% of the Outstanding Principal Balance of the Equipment Notes.

The Indenture Trustee shall have no duty to monitor the performance of Issuer, the Manager, the Administrator or any other party to the Operative Agreements, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties. The Indenture Trustee shall have no liability in connection with compliance by Issuer, the Manager, the Administrator or any Lessee under a Lease with statutory or regulatory requirements related to any Railcar or any Lease. The Indenture Trustee shall not make or be deemed to have made any representations or warranties with respect to any Railcar or any Lease or the validity or sufficiency of any assignment or other disposition of any Railcar or any Lease.

The Indenture Trustee shall not be liable for any error of judgment reasonably made in good faith by an officer or officers of the Indenture Trustee, unless it shall be determined by a court of competent jurisdiction in a non-appealable judgment that the Indenture Trustee was negligent in making such judgment.

Except as expressly set forth in the Operative Agreements, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper document, unless any such Operative Agreement directs the Indenture Trustee to make such investigation.

The Indenture Trustee shall have no obligation to invest and reinvest any cash held in the Indenture Accounts in the absence of timely and specific written investment direction from the Administrator or as expressly provided herein or in a Series Supplement hereto. In no event shall the Indenture Trustee be liable for the selection of investments or for investment losses incurred thereon in accordance with the Operative Agreements. The Indenture Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity in accordance with the Operative Agreements or by any other Person or the failure of the Administrator to provide timely written investment direction.

Section 6.05 Not Acting in Individual Capacity. The Indenture Trustee acts hereunder solely as trustee unless otherwise expressly provided; and all Persons, other than the Noteholders to the extent expressly provided in this Master Indenture, having any claim against the Indenture Trustee by reason of the transactions contemplated hereby shall look, subject to the lien and priorities of payment as herein provided, only to the property of Issuer for payment or satisfaction thereof.

Section 6.06 No Compensation from Noteholders. The Indenture Trustee agrees that it shall have no right against the Noteholders for any fee as compensation for its services hereunder.

Section 6.07 Notice of Defaults. As promptly and soon as practicable after, and in any event within thirty (30) days after, the occurrence of any Default hereunder, the Indenture Trustee shall transmit by mail to Issuer and the Noteholders holding Equipment Notes of the related Series, notice of such Default hereunder actually known to a Responsible Officer of the Indenture Trustee, unless such Default shall have been cured or waived; provided, however , that, except in the case of a Default on the payment of the interest, principal, or premium, if any, on any Equipment Note, the Indenture Trustee shall be fully protected in withholding such notice if and so long as a trust committee of Responsible Officers of the Indenture Trustee in good faith determines that the withholding of such notice is in the interests of the Noteholders of the related Series.

Section 6.08 Indenture Trustee May Hold Securities. The Indenture Trustee, any Paying Agent, the Note Registrar or any of their Affiliates or any other agent in their respective individual or any other capacity, may become the owner or pledgee of securities and, may otherwise deal with Issuer with the same rights it would have if it were not the Indenture Trustee, Paying Agent, Note Registrar or such other agent.

Section 6.09 Corporate Trustee Required; Eligibility. There shall at all times be an Indenture Trustee which shall meet the Eligibility Requirements. If such corporation publishes reports of conditions at least annually, pursuant to law or to the requirements of federal, state, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 6.09, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published. In case at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section 6.09 to act as Indenture Trustee, the Indenture Trustee shall resign immediately as Indenture Trustee in the manner and with the effect specified in Section 7.01 hereof.

Section 6.10 Reports by Issuer. Issuer shall furnish to the Indenture Trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive officer, principal accounting officer or principal financial officer of the Administrator, as applicable, as to his or her knowledge of Issuer’s compliance with all conditions and covenants under this Master Indenture (it being understood that for purposes of this Section 6.10, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Master Indenture).

Section 6.11 Compensation. Issuer covenants and agrees to pay to the Indenture Trustee from time to time, and the Indenture Trustee shall be entitled to, the fees and expenses agreed in writing between Issuer and the Indenture Trustee, and will further pay or reimburse the Indenture Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Indenture Trustee in accordance with any of the provisions hereof or any other documents executed in connection herewith (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and of all persons not regularly in its employ).

Section 6.11 Certain Rights of the Control Party/Requisite Majority.

Each of the Indenture Trustee, each Series Enhancer and, by its acceptance of the Equipment Notes, the Noteholders, hereby agrees that, if the Indenture Trustee shall fail to act as directed by the Control Party (with respect to a particular Series or Class) or the Requisite Majority (with respect to the Equipment Notes as a whole) at any time at which it is so required to act hereunder or under any other Operative Agreement, then the Control Party or Requisite Majority, as the case may be, shall be entitled to take such action directly in its own capacity or on behalf of the Indenture Trustee. If the Indenture Trustee fails to act as directed by the Control Party or Requisite Majority when so required to act under any Operative Agreement, then the Indenture Trustee shall, upon the request of the Control Party, or Requisite Majority, as applicable, irrevocably appoint the Control Party or Requisite Majority, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of the Indenture Trustee or its own name, to take any and all actions that the Indenture Trustee is authorized to take under any Operative Agreement, to the extent the Indenture Trustee has failed to take such action when and as required under such Operative Agreement.

ARTICLE VII

SUCCESSOR TRUSTEES

Section 7.01 Resignation and Removal of Indenture Trustee. The Indenture Trustee may resign as to all or any of the Series of the Equipment Notes at any time without cause by giving at least sixty (60) days’ prior written notice to Issuer, the Manager, the Administrator and the Holders, provided that the Indenture Trustee shall continue to serve as Indenture Trustee until a successor has been appointed pursuant to Section 7.02 hereof. The Requisite Majority may at any time remove the Indenture Trustee as to such Series without cause by an instrument in writing delivered to Issuer, the Manager, the Administrator and the Indenture Trustee being removed. In addition, Issuer may remove the Indenture Trustee as to any of the Series of the Equipment Notes if: (i) such Indenture Trustee fails to comply with Section 7.02(d) hereof, (ii) such Indenture Trustee is adjudged a bankrupt or an insolvent, (iii) a receiver or public officer takes charge of such Indenture Trustee or its property or (iv) such Indenture Trustee becomes incapable of acting. References to the Indenture Trustee in this Master Indenture include any successor Indenture Trustee as to all or any of the Series of the Equipment Notes appointed in accordance with this Article VII.

Section 7.02 Appointment of Successor.

(a) In the case of the resignation or removal of the Indenture Trustee as to any Series of the Equipment Notes under Section 7.01 hereof, Issuer shall promptly appoint a successor Indenture Trustee as to such Series; provided that the Requisite Majority may appoint, within one (1) year after such resignation or removal, a successor Indenture Trustee as to such Series which may be other than the successor Indenture Trustee appointed by Issuer, and such successor Indenture Trustee appointed by Issuer shall be superseded by the successor Indenture Trustee so appointed by the Noteholders. If a successor Indenture Trustee as to any Series of the Equipment Notes shall not have been appointed and accepted its appointment hereunder within sixty (60) days after the Indenture Trustee gives notice of resignation or is removed as to such Series, the retiring or removed Indenture Trustee, Issuer, the Administrator, the Manager or the Requisite Majority may petition any court of competent jurisdiction for the appointment of a successor Indenture Trustee as to such Series. Any successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed as provided in the first sentence of this paragraph within one (1) year from the date of the appointment by such court.

(b) Any successor Indenture Trustee as to any Series of the Equipment Notes, however appointed, shall promptly execute and deliver to Issuer, the Manager, the Administrator and the predecessor Indenture Trustee as to such Series an instrument accepting such appointment, and thereupon the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor Indenture Trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of such predecessor Indenture Trustee hereunder in the trusts hereunder applicable to it with like effect as if originally named the Indenture Trustee as to such Series herein; provided that, upon the written request of such successor Indenture Trustee, such predecessor Indenture Trustee shall, upon payment of all amounts due and owing to it, execute and deliver an instrument transferring to such successor Indenture Trustee, upon the trusts herein expressed applicable to it, all the estates, properties, rights, powers and trusts of such predecessor Indenture Trustee, and such predecessor Indenture Trustee shall duly assign, transfer, deliver and pay over to such successor Indenture Trustee all moneys or other property then held by such predecessor Indenture Trustee hereunder solely for the benefit of such Series of the Equipment Notes.

(c) If a successor Indenture Trustee is appointed with respect to one (1) or more (but not all) Series of the Equipment Notes, Issuer, the predecessor Indenture Trustee and each successor Indenture Trustee with respect to each Series of Equipment Notes shall execute and deliver an indenture supplemental hereto which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of the predecessor Indenture Trustee with respect to the Series of Equipment Notes as to which the predecessor Indenture Trustee is not retiring shall continue to be vested in the predecessor Indenture Trustee, and shall add to or change any of the provisions of this Master Indenture as shall be necessary to provide for or facilitate the administration of the Equipment Notes hereunder by more than one Indenture Trustee.

(d) Each Indenture Trustee shall be an Eligible Institution and shall meet the Eligibility Requirements, if there be such an institution willing, able and legally qualified to perform the duties of an Indenture Trustee hereunder; provided that the Rating Agencies shall receive notice of any replacement Indenture Trustee.

(e) Any corporation into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation to which substantially all the business of the Indenture Trustee may be transferred, shall, subject to the terms of paragraph (d) of this Section, be the Indenture Trustee under this Master Indenture without further act.

ARTICLE VIII

INDEMNITY

Section 8.01 Indemnity. Issuer shall indemnify the Indenture Trustee (and its officers, directors, employees and agents) for, and hold it harmless from and against, any loss, liability, claim, obligation, damage, injury, penalties, actions, suits, judgments or expense (including attorney’s fees and expenses) incurred by it without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this Master Indenture and its duties under this Master Indenture and the Equipment Notes, including the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties and hold it harmless against, any loss, liability or reasonable expense incurred without negligence or bad faith on its part, arising out of or in connection with actions taken or omitted to be taken in reliance on any Officer’s Certificate furnished hereunder, or the failure to furnish any such Officers’ Certificate required to be furnished hereunder. The Indenture Trustee shall notify the Holders, Issuer and the Manager and, in the case of any such claim in excess of 5% of the Adjusted Value of the Portfolio, the Rating Agencies, promptly of any claim asserted against the Indenture Trustee for which it may seek indemnity; provided , however , that failure to provide such notice shall not invalidate any right to indemnity hereunder except to the extent Issuer is prejudiced by such delay. Issuer shall defend the claim and the Indenture Trustee shall cooperate in the defense (unless the Indenture Trustee determines that an actual or potential conflict of interest exists, in which case the Indenture Trustee shall be entitled to retain separate counsel and Issuer shall pay the reasonable fees and expenses of such counsel). Issuer need not pay for any settlements made without its consent; provided that such consent shall not be unreasonably withheld. Issuer need not reimburse any expense or indemnity against any loss or liability incurred by the Indenture Trustee through negligence or bad faith.

Section 8.02 Noteholders’ Indemnity. The Indenture Trustee shall be entitled, subject to such Indenture Trustee’s duty during a default to act with the required standard of care, to be indemnified by the Holders of the applicable Series of the Equipment Notes before proceeding to exercise any right or power under this Master Indenture or the Management Agreement at the request or direction of such Holders.

Section 8.03 Survival. The provisions of Sections 8.01 and 8.02 hereof shall survive the termination of this Master Indenture or the earlier resignation or removal of the Indenture Trustee.

ARTICLE IX

SUPPLEMENTAL INDENTURES

Section 9.01 Supplemental Indentures Without the Consent of the Noteholders.

(a) Without the consent of any Holder and based on an Opinion of Counsel in form and substance reasonably acceptable to the Indenture Trustee to the effect that such Supplement is for one of the purposes set forth in clauses (i) through (viii) below, Issuer and the Indenture Trustee, at any time and from time to time, may enter into one or more Supplements for any of the following purposes:

(i) to add to the covenants of Issuer in this Master Indenture for the benefit of the Holders of all Series then Outstanding, or to surrender any right or power conferred upon Issuer in this Master Indenture;

(ii) to cure any ambiguity, to correct or supplement any provision in this Master Indenture which may be inconsistent with any other provision in this Master Indenture;

(iii) to correct or amplify the description of any property at any time subject to the Encumbrance of this Master Indenture, or to better assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Encumbrance of this Master Indenture, or to subject additional property to the Encumbrance of this Master Indenture;

(iv) to add to the conditions, limitations and restrictions on the authorized amount, terms and purposes of issue, authentication and delivery of the Equipment Notes, as herein set forth, or additional conditions, limitations and restrictions thereafter to be observed by Issuer;

(v) if required, to convey, transfer, assign, mortgage or pledge any additional property to or with the Indenture Trustee; or

(vi) to evidence the succession of the Indenture Trustee.

(b) Promptly after the execution by Issuer and the Indenture Trustee of any Series Supplement pursuant to this Section, Issuer shall mail to the Holders of all Equipment Notes then Outstanding, each Rating Agency, and each Series Enhancer, a notice setting forth in general terms the substance of such Supplement, together with a copy of the text of such Series Supplement. Any failure of Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Supplement.

Section 9.02 Supplemental Indentures with the Consent of Noteholders.

(a) With the consent of a Requisite Majority, Issuer and the Indenture Trustee may enter into a Supplement hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Master Indenture or of modifying in any manner the rights of the Noteholders under this Master Indenture; provided, however , that no such Supplement shall, without the prior written consent of the beneficial owner of each Outstanding Equipment Note affected thereby and the Control Party for each Series then Outstanding:

(i) reduce the principal amount of any Equipment Note or the rate of interest thereon, change the priority of any payments required pursuant to this Master Indenture or amend or otherwise modify the Flow of Funds except as permitted pursuant to Section 9.02(b), or the date on which, or the amount of which, or the place of payment where, or the coin or currency in which, any Equipment Note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Final Maturity Date thereof;

(ii) reduce the percentage of Outstanding Equipment Notes required for (x) the consent required for delivery of any Supplement to this Master Indenture, (y) the consent required for any waiver of compliance with certain provisions of this Master Indenture or certain Events of Default hereunder and their consequences as provided for in this Master Indenture or (z) the consent required to waive any payment default on the Equipment Notes;

(iii) modify any provision relating to any Supplement, Series Supplement or this Master Indenture which specifies that such provision cannot be modified or waived without the consent of the Holder of each Outstanding Equipment Note affected thereby;

(iv) modify or alter the definition of the term “Requisite Majority” (including, without limitation, the percentages therein);

(v) impair or adversely affect the Collateral except as otherwise permitted herein;

(vi) modify or alter the provisions of this Master Indenture relating to mandatory prepayments;

(vii) permit the creation of any Encumbrance ranking prior to or on a parity with the Encumbrance of this Master Indenture with respect to any part of the Collateral or terminate the Encumbrance of this Master Indenture on any property at any time subject hereto or deprive the Holder of any Equipment Note of the security afforded by the Encumbrance of this Master Indenture; or

(viii) modify any of the provisions of this Master Indenture in such a manner as to affect the amount or timing of any payments of interest or principal due on any Equipment Note.

Prior to the execution of any Supplement issued pursuant to this Section 9.02, Issuer shall provide a written notice to each Rating Agency and each Series Enhancer setting forth in general terms the substance of any such Supplement.

(b) Notwithstanding the foregoing provisions of this Section 9.02, Issuer, the Indenture Trustee and, by its acceptance of an Equipment Note, each Noteholder, hereby irrevocably agrees that, in connection with the appointment and engagement of a Successor Manager and as contemplated in the last paragraph of the Granting Clauses hereof, the Requisite Majority shall have the right, in their sole discretion and without the consent of Issuer, any Noteholder or any other Person, to increase the Management Fee and/or pay to the Manager an incentive fee, add the payment of such amounts to and/or change the priority of distribution of such amounts in, the Flow of Funds and amend this Master Indenture to the extent necessary to effectuate the foregoing.

(c) Promptly after the execution by Issuer and the Indenture Trustee of any Supplement pursuant to this Section, Issuer shall mail to the Administrator, the Holders of the Equipment Notes, each Rating Agency, and each Series Enhancer, a notice setting forth in general terms the substance of such Supplement, together with a copy of the text of such Supplement. Any failure of Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Supplement.

Section 9.03 Execution of Series Supplements to Master Indenture.

In executing, or accepting the additional terms created by, a Supplement or Series Supplement permitted by this Article IX or the modification thereby of the terms created by this Master Indenture, the Indenture Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such Supplement or Series Supplement is authorized or permitted by this Master Indenture. The Indenture Trustee may, but shall not be obligated to, enter into any such Supplement or Series Supplement which affects the Indenture Trustee’s own rights, duties or immunities under this Master Indenture or otherwise.

Section 9.04 Effect of Series Supplements to Master Indenture.

Upon the execution of any Supplement or Series Supplement under this Article, this Master Indenture shall be modified in accordance therewith, and such Supplement or Series Supplement shall form a part of this Master Indenture for all purposes.

Section 9.05 Reference in Equipment Notes to Supplements.

Equipment Notes authenticated and delivered after the execution of any Supplement or Series Supplement pursuant to this Article may, and shall if required by Issuer, bear a notation in form as to any matter provided for in such Supplement or Series Supplement. If Issuer shall so determine, new Equipment Notes so modified as to conform may be prepared and executed by Issuer and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Equipment Notes.

Section 9.06 Issuance of Additional Series of Equipment Notes.

Issuer may from time to time issue one or more Additional Series of Equipment Notes pursuant to a Series Supplement executed by Issuer and the Indenture Trustee that will specify the Principal Terms of such Series. Except with respect to Early Amortization Events and Events of Default, the terms of such Series Supplement may modify or amend the terms of this Master Indenture solely as applied to such Series (but in no way may such terms modify or amend the provisions of this Master Indenture relating to Events of Default or Early Amortization Events), and with the consent of the Control Party for any other Series, may amend this Master Indenture as applicable to such other Series, in accordance with the terms of this Master Indenture. The ability of Issuer to issue such Series and the obligation of the Indenture Trustee to authenticate and deliver the Equipment Notes of such Series and to execute and deliver the related Series Supplement is subject to the satisfaction of the following conditions:

(a) on or before the twentieth (20th) Business Day immediately preceding the Series issuance date (unless the parties to be notified agree to a shorter notice period), Issuer shall have given the Indenture Trustee, the Manager, each Series Enhancer, each Rating Agency and each other party entitled thereto pursuant to the relevant Series Supplement notice of the Series and the proposed Series issuance date (it being understood an earlier prior notice, as to the Rating Agencies, may be necessary in order to obtain any necessary Rating Agency Confirmation);

(b) Issuer shall have delivered to the Indenture Trustee the related Series Supplement, in form satisfactory to the Indenture Trustee, executed by Issuer;

(c) Issuer shall have delivered to the Indenture Trustee any related Series Enhancement for such Series (or Class thereof) executed by each of the parties thereto;

(d) Issuer shall have delivered a Rating Agency Confirmation with respect to each Series of Equipment Notes then outstanding and then rated by one or more Rating Agencies and any Policy constituting a Series Enhancement for any such Equipment Notes;

(e) Any issuance of additional Class A Notes must be accompanied by the contribution and/or sale of additional Railcars to Issuer and such contribution and/or sale shall not cause, as its immediate effect, noncompliance with any Concentration Limit;

(f) Issuer shall have delivered to the Indenture Trustee, each Series Enhancer, each Rating Agency and, if required, any Noteholder, any Opinions of Counsel required by the related Series Supplement, including without limitation with respect to true sale, enforceability, non-consolidation and security interest perfection issues;

(g) (1) No Early Amortization Event, Default or Event of Default shall have occurred and be continuing on the applicable Series Issuance Date and all Scheduled Principal

Payment Amounts on all Equipment Notes shall have been made as of the applicable Series Issuance Date for such Additional Series and (2) Issuer shall have delivered to the Indenture Trustee, each Series Enhancer and each Rating Agency an Officer’s Certificate stating that (i) no Early Amortization Event, Default or Event of Default has occurred and is then continuing (or would reasonably be expected to result from the issuance of such Additional Series), (ii) there is not a substantial likelihood that the issuance of such Additional Series would result in an Early Amortization Event, Default or Event of Default at any time in the future, and (iii) all Scheduled Principal Payment Amounts on the Equipment Notes shall have been made as of the applicable Series Issuance Date for such Additional Series;

(h) such other conditions, consistent with the conditions herein, as shall be specified in the related Series Supplement;

(i) each additional Series (x) if involving the issuance of Class A Notes, will comply with each Class A Issuance Condition with respect to each Series, and if involving the issuance of Class B Notes, will comply with each Class B Issuance Condition with respect to each Series, (y) will have the same Payment Dates as the Series 2006-1 Notes, and (z) will have no other Collateral or cash reserves specific to such Additional Series or Class alone;

(j) any additional Class A Notes issued pursuant to such Additional Series shall have been rated investment grade by S&P or Moody’s without giving effect to any Series Enhancement provided in connection with such Class A Notes;

(k) while any Series of Equipment Notes or Class thereof is outstanding and secured by a Series Enhancement consisting of a Policy, each of the following additional conditions shall be satisfied: (A) if the applicable Additional Series includes Class A Notes, and such Class A Notes, in the aggregate with all other Class A Notes issued after the Initial Closing Date, shall have an initial principal amount that (1) equals or exceeds, or (2) could or would, giving effect to the amortization schedules of the Series 2006-1A Notes and such additional Class A Notes, ever equal or exceed, the Outstanding Principal Balance of the Series 2006-1A Notes, then such Class A Notes will have Series Enhancement constituting a Comparable Policy issued by an Eligible Policy Provider, (B) any Additional Series (or Class thereof) shall constitute Fixed Rate Equipment Notes, (C) no Additional Series or Class thereof shall have a Final Maturity Date that is earlier than the Final Maturity Date for the Series 2006-1A Notes (or any other Series or Class thereof that is enhanced by a Policy issued by the same Policy Provider that secured the Series 2006-1A Notes), (D) except as set forth in clause (E) below, no additional Class B Notes may be issued unless Issuer has received the prior written consent of the Policy Provider that secured the Series 2006-1A Notes, which consent shall not be unreasonably withheld (it being understood that the granting of such consent shall require, among other things, that Issuer shall have delivered to the Policy Provider that secured the Series 2006-1A Notes such financial models and other evidence reasonably satisfactory to the Policy Provider that secured the Series 2006-1A Notes indicating that, after giving effect to the issuance of such new Class B Notes, the 2006-1A Notes will be expected to be repaid in full no later than two (2) years after the date on which the Scheduled Targeted Principal Balance equals zero (0)), and (E) the written consent of the Policy Provider that secured the Series 2006-1A Notes will not be required pursuant to clause (D) above so long as the following conditions are met:

(i) the applicable additional Class B Notes shall be issued as part of an Additional Series that includes Class A Notes;

(ii) Issuer shall have obtained a Rating Agency Confirmation in respect of all Equipment Notes then enhanced by the Policy Provider that secured the Series 2006-1A Notes, and

(iii) such additional Class B Notes shall have been rated investment grade by S&P or Moody’s without giving effect to any Series Enhancement provided in connection with such Class B Notes.

(l) Issuer shall have delivered to the Indenture Trustee an opinion of counsel nationally recognized in U.S. federal income tax matters to the effect that (A) in the case of an Additional Series including Class A Notes, that (i) such Class of Additional Notes will be classified as debt for U.S. federal income tax purposes and (ii) the issuance of such Class of Additional Notes will not result in either (a) Issuer being treated as an association taxable as a corporation for U.S. federal income tax purposes or (b) holders of outstanding Equipment Notes recognizing income for U.S. federal income tax purposes in amounts, at times or having a character different from the amounts, timing of recognition and character of such income prior to the issuance of such Class of Additional Notes; and (B) in the case of an Additional Series including Class B Notes, that the issuance of such Class of Additional Notes will not result in either (i) Issuer being treated as an association taxable as a corporation for U.S. federal income tax purposes or (ii) holders of outstanding Equipment Notes recognizing income for U.S. federal income tax purposes in amounts, at times or having a character different from the amounts, timing of recognition and character of such income prior to the issuance of such Class of Additional Notes.

(m) Issuer shall have delivered to the Indenture Trustee and each Series Enhancer an officer’s certificate that all of the conditions specified in clauses (a) through (j), as applicable, above have been satisfied.

Upon satisfaction of the above conditions, the Indenture Trustee shall execute the Series Supplement and authenticate and deliver the Equipment Notes of such Series.

ARTICLE X

MODIFICATION AND WAIVER

Section 10.01 Modification and Waiver with Consent of Holders.

In the event that the Indenture Trustee receives a request for its consent to an amendment, modification or waiver under this Master Indenture, the Equipment Notes or any Operative Agreement relating to the Equipment Notes, the Indenture Trustee shall mail a notice of such proposed amendment, modification or waiver to each Noteholder and each Series Enhancer, asking whether or not to consent to such amendment, modification or waiver if such Noteholder’s consent is required pursuant to this Master Indenture; provided that any amendment, modification or waiver of the provisions described in Section 9.02 hereof is not permitted without the consent of each Noteholder of any Equipment Notes affected thereby;

provided further, however, that any Event of Default may be waived in accordance with Section 4.04 hereof. The foregoing, however, shall not prevent Issuer from amending any Lease of a Railcar, provided that such amendment is otherwise permitted by this Master Indenture and the Management Agreement.

It shall not be necessary for the consent of the Holders under this Section 10.01 to approve the particular form of any proposed amendment, modification or waiver, but it shall be sufficient if such consent approves the substance thereof. Any such modification approved by a Requisite Majority will be binding on all Noteholders.

Issuer shall give each Rating Agency prior notice of any amendment under this Section 10.01 and any amendments of its constitutive documents by Issuer, and, after an amendment under this Section 10.01 becomes effective, Issuer shall mail to the Holders and the Rating Agencies a notice briefly describing such amendment. Any failure of Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

After an amendment under this Section 10.01 becomes effective, it shall bind every Holder, whether or not notation thereof is made on any Equipment Note held by such Holder.

Section 10.02 Modification Without Consent of Holders.

Subject to Section 9.01 hereof, the Indenture Trustee may agree, without the consent of any Noteholder, to any modification (other than those referred to in Section 10.01) of, or the waiver or authorization of any breach or prospective breach of, any provision of any Operative Agreement or of the relevant Equipment Notes to correct a manifest error or an error which is of a formal, minor or technical nature. Any such modification shall be notified to the Holders as soon as practicable thereafter and shall be binding on all the Holders.

Section 10.03 Subordination and Priority of Payments.

The subordination provisions contained in the Flow of Funds and Article XI hereof may not be amended or modified without the consent of each Noteholder of the Equipment Notes affected thereby and each Noteholder of Equipment Notes ranking senior thereto. In no event shall the provisions set forth in the Flow of Funds relating to the priority of the Service Provider Fees and Operating Expenses be amended or modified.

Section 10.04 Execution of Amendments by Indenture Trustee.

In executing, or accepting the additional trusts created by, any amendment or modification to this Master Indenture permitted by this Article X or the modifications thereby of the trusts created by this Master Indenture, the Indenture Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Master Indenture. The Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects the Indenture Trustee’s own rights, duties or immunities under this Master Indenture or otherwise.

ARTICLE XI

SUBORDINATION

Section 11.01 Subordination.

(a) Each Noteholder and Service Provider and Series Enhancer agrees that its claims against Issuer for payment of amounts are subordinate to any claims ranking in priority thereto as set forth in the Flow of Funds hereof, including any post-petition interest (each such prior claim, a “Senior Claim”), which subordination shall continue until the holder of such Senior Claim (a “Senior Claimant”), or the Indenture Trustee on its behalf, has received the full cash amount of such Senior Claim. Each such Person is also obligated to hold for the benefit of the Senior Claimant any amounts received by such Person which, under the terms of this Master Indenture, should have been paid to or on behalf of the Senior Claimant and to pay over such amounts to the Indenture Trustee for application as provided in the Flow of Funds.

(b) If any Senior Claimant receives any payment in respect of any Senior Claim which is subsequently invalidated, declared preferential, set aside and/or required to be repaid to a trustee, receiver or other party, then, to the extent such payment is so invalidated, declared preferential, set aside and/or required to be repaid, such Senior Claim shall be revived and continue in full force and effect, and shall be entitled to the benefits of this Article XI, all as if such payment had not been received.

(c) Each Noteholder, by its acceptance of an Equipment Note, and each other payee pursuant to the Flow of Funds, by entering into the Operative Agreement to which it is a party, authorizes and expressly directs the Indenture Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article XI, and appoints the Indenture Trustee its attorney-in-fact for such purposes, including, in the event of any dissolution, winding up, liquidation or reorganization of Issuer (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or otherwise) any actions tending towards liquidation of the property and assets of Issuer or the filing of a claim for the unpaid balance of its Equipment Notes in the form required in those proceedings.

(d) No right of any holder of any Senior Claim to enforce the subordination of any subordinated claim shall be impaired by an act or failure to act by Issuer or the Indenture Trustee or by any failure by either Issuer or the Indenture Trustee to comply with this Master Indenture, unless such failure shall materially prejudice the rights of the subordinated claimant.

(e) Each Noteholder, by accepting an Equipment Note, and each other payee pursuant to the Flow of Funds, by entering into the Operative Agreement to which it is a party, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Claim, whether such Senior Claim was created or acquired before or after the issuance of such holder’s claim, to acquire and continue to hold such Senior Claim and such holder of any Senior Claim shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold such Senior Claim.

(f) The Noteholders of each Series shall have the right to receive, to the extent necessary to make the required payments with respect to the Equipment Notes of such Series at the times and in the amounts specified in the related Series Supplement, (i) the portion of Collections allocable to Noteholders of such Series pursuant to this Master Indenture and the related Series Supplement, (ii) funds on deposit in the Class A Liquidity Reserve Account or the Class B Liquidity Reserve Account or the Class B Special Reserve Account, as applicable, and in accordance with the terms of this Master Indenture and the related Series Supplement and (iii) funds on deposit in any Series Account or Class Account for such Series. Each Noteholder, by acceptance of its Equipment Notes, (x) acknowledges and agrees that except as expressly provided herein and in a Series Supplement, the Noteholders of a Series shall not have any interest in any Series Account for the benefit of any other Series (to the extent amounts were deposited therein in accordance with the Operative Agreements), and (y) ratifies and confirms the terms of this Master Indenture and the Operative Agreements executed in connection with such Noteholder’s Series. With respect to each Collection Period, Collections on deposit in the Collections Account will be allocated to each Series then Outstanding in accordance with the Flow of Funds and the related Series Supplements.

ARTICLE XII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 12.01 Discharge of Liability on the Equipment Notes; Defeasance.

(a) When (i) Issuer delivers to the Indenture Trustee all Outstanding Equipment Notes (other than Equipment Notes replaced pursuant to Section 2.08 hereof) for cancellation or (ii) all Outstanding Equipment Notes have become due and payable, whether at maturity or as a result of the mailing of a Redemption Notice pursuant to Section 3.16(a) hereof and Issuer irrevocably deposits in the Redemption/Defeasance Account funds sufficient to pay at maturity, or upon Redemption of, all Outstanding Equipment Notes, including interest thereon to maturity or the Redemption Date (other than Equipment Notes replaced pursuant to Section 2.08), and if in either case Issuer pays all other sums payable hereunder by Issuer, then this Master Indenture shall, subject to Section 12.01(c), cease to be of further effect. The Indenture Trustee shall acknowledge satisfaction and discharge of this Master Indenture on demand of Issuer accompanied by an Officers’ Certificate and an opinion of counsel, at the cost and expense of Issuer, to the effect that any conditions precedent to a discharge of this Master Indenture have been met.

(a) Subject to Sections 12.01(c) and 12.02, Issuer at any time may terminate (i) all its obligations under the Equipment Notes or any Class or Series of Equipment Notes and this Master Indenture (the “legal defeasance” option) or (ii) its obligations under Sections 5.02, 5.03, 5.04 and 4.01 (other than with respect to a failure to comply with Sections 4.01(a), 4.01(b), 4.01(c), 4.01(f) (only with respect to Issuer) and 4.01(g) (only with respect to Issuer)) (the “covenant defeasance” option). Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If Issuer exercises its legal defeasance option, payment of any Equipment Notes subject to such legal defeasance may not be accelerated because of an Event of Default. If Issuer exercises its covenant defeasance option, payment of the Equipment Notes may not be accelerated because of an Event of Default (other than with respect to a failure to comply with Section 5.02(j), 4.01(a), 4.01(b), 4.01(c), 4.01(f) and 4.01(g).

Upon satisfaction of the conditions set forth herein and upon request of Issuer, the Indenture Trustee shall acknowledge in writing the discharge of those obligations that Issuer terminates.

(c) Notwithstanding clauses (a) and (b) above, Issuer’s obligations in Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 5.02(j), Article VI, Sections 8.01, 12.04, 12.05 and 12.06 shall survive until all the Equipment Notes have been paid in full. Thereafter, Issuer’s obligations in Sections 8.01, 11.04, 11.05 and 13.07 shall survive.

Section 12.02 Conditions to Defeasance.

Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(a) Issuer irrevocably deposits in trust in the Redemption/Defeasance Account any one or any combination of (A) money, (B) obligations of, and supported by the full faith and credit of, the U.S. Government (“U.S. Government Obligations”) or (C) obligations of corporate issuers (“Corporate Obligations”) (provided that any such Corporate Obligations are rated AA+, or the equivalent, or higher, by the Rating Agencies at such time and shall not have a maturity of longer than three (3) years from the date of defeasance) for the payment of all principal, premium, if any, and interest (i) on the Equipment Notes or any class or Series of Equipment Notes being defeased, in the case of legal defeasance, or (ii) on all of the Equipment Notes in the case of covenant defeasance, in either case, to maturity or redemption, as the case may be;

(b) Issuer delivers to the Indenture Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations or the Corporate Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due (i) on the Equipment Notes or any class or Series of Equipment Notes being defeased, in the case of legal defeasance, or (ii) on all of the Equipment Notes in the case of covenant defeasance, in either case, to maturity or redemption, as the case may be;

(c) 91 days pass after the deposit described in clause (1) above is made and during the 91-day period no Event of Default specified in Section 4.01(g) or (h) with respect to Issuer occurs which is continuing at the end of the period;

(d) the deposit described in clause (a) above does not constitute a default under any other agreement binding on Issuer;

(e) Issuer delivers to the Indenture Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit described in clause (a) does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(f) in the case of the legal defeasance option, Issuer shall have delivered to the Indenture Trustee an Opinion of Counsel to the effect that the Noteholders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(g) in the case of the covenant defeasance option, Issuer shall have delivered to the Indenture Trustee an Opinion of Counsel to the effect that the Noteholders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(h) if the related Equipment Notes are then listed on any securities exchange, Issuer delivers to the Indenture Trustee an Opinion of Counsel to the effect that such deposit, defeasance and discharge will not cause such Equipment Notes to be delisted;

(i) Issuer has obtained a Rating Agency Confirmation relating to the defeasance contemplated by this Section 12.02;

(j) Issuer delivers to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Equipment Notes as contemplated by this Article XII have been complied with;

(k) Issuer shall only defease a Series in its entirety, not partially;

(l) If the Series to be defeased has Series Enhancement constituting a Policy, the Policy must be terminated, and the related Series Enhancer shall have been paid all amounts owing to it under its related Enhancement Agreement;

(m) The defeasance shall not have the effect of causing Series enhanced by one or more Policies to no longer constitute, collectively, a Requisite Majority; and

(n) No Class B Notes shall be defeased while there remains any Outstanding Principal Balance in respect of any Class A Notes.

Section 12.03 Application of Trust Money.

The Indenture Trustee shall hold in trust in the Redemption/Defeasance Account money, U.S. Government Obligations or Corporate Obligations deposited with it pursuant to this Article XII. It shall apply the deposited money and the money from U.S. Government Obligations or Corporate Obligations in accordance with this Master Indenture to the payment of principal, premium, if any, and interest on the Class or Series of Equipment Notes. Money and securities so held in trust are not subject to Article X hereof.

Section 12.04 Repayment to Issuer.

The Indenture Trustee shall promptly turn over to Issuer upon request any excess money or securities held by it at any time.

Subject to any applicable abandoned property law, the Indenture Trustee shall pay to Issuer upon written request any money held by it for the payment of principal or interest that remains unclaimed for two (2) years and, thereafter, Noteholders entitled to the money must look to Issuer for payment as general creditors. Such unclaimed funds shall remain uninvested and in no event shall the Indenture Trustee be liable for interest on such unclaimed funds.

Section 12.05 Indemnity for Government Obligations and Corporate Obligations.

Issuer shall pay and shall indemnify the Indenture Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or Corporate Obligations, or the principal and interest received on such U.S. Government Obligations or Corporate Obligations.

Section 12.06 Reinstatement.

If the Indenture Trustee is unable to apply any money or U.S. Government Obligations or Corporate Obligations in accordance with this Article XII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, Issuer’s obligations under this Master Indenture and the Equipment Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article XII until such time as the Indenture Trustee is permitted to apply all such money, U.S. Government Obligations or Corporate Obligations in accordance with this Article XII; provided, however, that, if Issuer has made any payment of interest on or principal of any Equipment Notes because of the reinstatement of its obligations, Issuer shall be subrogated to the rights of the Holders of such Equipment Notes to receive such payment from the money, U.S. Government Obligations or Corporate Obligations held by the Indenture Trustee.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Right of Indenture Trustee to Perform.

If Issuer for any reason fails to observe or punctually to perform any of its obligations to the Indenture Trustee, whether under this Master Indenture or any of the other Operative Agreements or otherwise, the Indenture Trustee shall have power (but shall have no obligation), on behalf of or in the name of Issuer or otherwise, to perform such obligations and to take any steps which the Indenture Trustee may, in its absolute discretion, consider appropriate with a view to remedying, or mitigating the consequences of, such failure by Issuer; provided that no exercise or failure to exercise this power by the Indenture Trustee shall in any way prejudice the Indenture Trustee’s other rights under this Master Indenture or any of the other Operative Agreements.

Section 13.02 Waiver.

Any waiver by any party of any provision of this Master Indenture or any right, remedy or option hereunder shall only prevent and estop such party from thereafter enforcing such provision, right, remedy or option if such waiver is given in writing and only as to the specific instance and for the specific purpose for which such waiver was given. The failure or refusal of any party hereto to insist in any one or more instances, or in a course of dealing, upon the strict performance of any of the terms or provisions of this Master Indenture by any party hereto or the partial exercise of any right, remedy or option hereunder shall not be construed as a waiver or relinquishment of any such term or provision, but the same shall continue in full force and effect. No failure on the part of the Indenture Trustee to exercise, and no delay on its part in exercising, any right or remedy under this Master Indenture will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Master Indenture are cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03 Severability.

In the event that any provision of this Master Indenture or the application thereof to any party hereto or to any circumstance or in any jurisdiction governing this Master Indenture shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it is invalid or unenforceable and the remainder of this Master Indenture, and the application of any such invalid or unenforceable provision to the parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall the same affect the validity or enforceability of this Master Indenture. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by the Indenture Trustee hereunder is unavailable or unenforceable shall not affect in any way the ability of the Indenture Trustee to pursue any other remedy available to it.

Section 13.04 Notices.

All notices, demands, certificates, requests, directions, instructions and communications hereunder (“Notices”) shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (b) one Business Day after delivery to an overnight courier, or (c) on the date personally delivered to an authorized officer of the party to which sent, or (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt, in all cases addressed to the recipient as follows:

    if to Issuer, to:

Trinity Rail Leasing V L.P.

2525 Stemmons Freeway

Dallas, TX 75207

    with copies to:

Kaye Scholer LLC

3 First National Plaza, Suite 4100

70 West Madison Street

Chicago, IL 60602

Attention: William Fellerhoff, Esq.

Facsimile: (312) 583-2360

    if to the Administrator, to:

Trinity Industries Leasing Company

2525 Stemmons Freeway

Dallas, TX 75207

Attention: Vice President, Leasing Operations

    if to the Indenture Trustee, the Note Registrar or the Paying Agent, to:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-0001

Facsimile: (302) 636-4140

Telephone: (302) 636-6000

Attention: Corporate Trust Administration Re: Trinity Rail Leasing V

    if to the Manager, to:

Trinity Industries Leasing Company

2525 Stemmons Freeway

Dallas, TX 75207

Attention: Vice President, Leasing Operations

    if to the Rating Agencies, to:

Standard & Poor’s

55 Water Street

New York, NY 10041

Attn: Stephen Rooney

  Moody’s Investors Service, Inc.

ABS Monitoring Department

99 Church Street, 4th Floor

New York, NY 10007

Facsimile: (212) 298-7139

if to any Series Enhancer, to such Person at the address provided for such Person in the applicable Series Supplement for the Series or Class thereof for which such Person is acting as a Series Enhancer.

A copy of each notice given hereunder to any party hereto shall also be given to each of the other parties hereto, and to each Series Enhancer. Each of Issuer and the Indenture Trustee may, by notice given in accordance herewith to the other party hereto and each Series Enhancer, designate any further or different address to which subsequent Notices shall be sent.

Section 13.05 Assignments.

This Master Indenture shall be a continuing obligation of Issuer and shall (i) be binding upon Issuer and its successors and assigns and (ii) inure to the benefit of and be enforceable by the Indenture Trustee, and by its successors, transferees and assigns. Issuer may not assign any of its obligations under this Master Indenture, or delegate any of its duties hereunder.

Section 13.06 Currency Conversion.

(a) If any amount is received or recovered by the Administrator, the Manager or the Indenture Trustee in respect of this Master Indenture or any part thereof (whether as a result of the enforcement of the security created under this Master Indenture or pursuant to this Master Indenture or any judgment or order of any court or in the liquidation or dissolution of Issuer or by way of damages for any breach of any obligation to make any payment under or in respect of Issuer’s obligations hereunder or any part thereof or otherwise) in a currency (the “Received Currency”) other than the currency in which such amount was expressed to be payable (the “Agreed Currency”), then the amount in the Received Currency actually received or recovered by the Indenture Trustee shall, to the fullest extent permitted by Applicable Law, only constitute a discharge to Issuer to the extent of the amount of the Agreed Currency which the Administrator, the Manager or the Indenture Trustee was or would have been able in accordance with its normal procedures to purchase on the date of actual receipt or recovery (or, if that is not practicable, on the next date on which it is so practicable), and, if the amount of the Agreed Currency which the Administrator, the Manager or the Indenture Trustee is or would have been so able to purchase is less than the amount of the Agreed Currency which was originally payable by Issuer, Issuer shall pay to the Administrator, the Manager or the Indenture Trustee such amount as the Administrator, Manager or the Indenture Trustee shall determine to be necessary to indemnify such Person against any Loss sustained by it as a result (including the cost of making any such purchase and any premiums, commissions or other charges paid or incurred in connection therewith) and so that such indemnity, to the fullest extent permitted by Applicable Law, (i) shall constitute a separate and independent obligation of Issuer distinct from its obligation to discharge the amount which was originally payable by Issuer and (ii) shall give rise to a separate and independent cause of action and apply irrespective of any indulgence granted by the Administrator, the Manager or the Indenture Trustee and continue in full force and effect notwithstanding any judgment, order, claim or proof for a liquidated amount in respect of the amount originally payable by Issuer or any judgment or order and no proof or evidence of any actual loss shall be required.

(b) For the purpose of or pending the discharge of any of the moneys and liabilities hereby secured the Administrator and the Manager may convert any moneys received, recovered or realized by the Administrator or the Manager, as the case may be, under this Master Indenture (including the proceeds of any previous conversion under this Section 13.06) from their existing currency of denomination into the currency of denomination (if different) of such moneys and liabilities and any conversion from one currency to another for the purposes of any of the foregoing shall be made at the Indenture Trustee’s then prevailing spot selling rate at its office by which such conversion is made. If not otherwise required to be applied in the Received Currency, the Administrator or the Manager, as the case may be, acting on behalf of the Security Trustee, shall promptly convert any moneys in such Received Currency other than Dollars into Dollars. Each previous reference in this section to a currency extends to funds of that currency and funds of one currency may be converted into different funds of the same currency.

Section 13.07 Application to Court.

The Indenture Trustee may at any time after the service of a Default Notice apply to any court of competent jurisdiction for an order that the terms of this Master Indenture be carried into execution under the direction of such court and for the appointment of a receiver of the Collateral or any part thereof and for any other order in relation to the administration of this Master Indenture as the Requisite Majority shall deem fit and it may assent to or approve any application to any court of competent jurisdiction made at the instigation of any of the Noteholders and shall be indemnified by Issuer against all costs, charges and expenses incurred by it in relation to any such application or proceedings.

Section 13.08 Governing Law.

THIS INDENTURE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 13.09 Jurisdiction.

(a) Each of the parties hereto agrees that the United States federal and New York State courts located in The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Master Indenture and, for such purposes, submits to the jurisdiction of such courts. Each of the parties hereto waives any objection which it might now or hereafter have to the United States federal or New York State courts located in The City of New York being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Master Indenture and agrees not to claim that any such court is not a convenient or appropriate forum. Each of the parties hereto agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in The City of New York to the Person named as the process agent of such party in Schedule 5 at the address set out therein or at the principal New York City office of such process agent, if not the same.

(a) The submission to the jurisdiction of the courts referred to in Section 13.09(a) shall not (and shall not be construed so as to) limit the right of the Indenture Trustee to take proceedings against Issuer in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(b) Each of the parties hereto hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Master Indenture to the giving of any relief or the issue of any process in connection with such action or proceeding, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

Section 13.10 Counterparts.

This Master Indenture may be executed in two or more counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

Section 13.11 Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Master Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Master Indenture to be duly executed, all as of the date first written above.

TRINITY RAIL LEASING V L.P.

By	TILX GP V, LLC,
its General Partner

By:

Name:	Eric Marchetto
Title:	Vice President

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Indenture Trustee

By:

Name:

Title:

Annex A to Master Indenture: Defined Terms

“144A Book-Entry Note” means an Equipment Note sold in reliance on Rule 144A, represented by a single permanent global note in fully registered form, without coupons, the form of which shall be substantially in the form of the applicable Equipment Note Form for such Equipment Note, with the legends required by Section 2.02 for a 144A Book-Entry Note inscribed thereon and with such changes therein and such additional information as may be specified in the Series Supplement pursuant to which such Equipment Note is issued.

“AAR” means the Association of American Railroads or any successor thereto.

“Account Administration Agreement” means the Customer Collections Account Administration Agreement, dated as of November 12, 2003, by and among the various beneficiary parties thereto from time to time, TILC and WTC (and as the same may be amended, supplemented, restated, amended and restated or modified from time to time).

“Account Collateral Agent” means the “Account Collateral Agent” under and as defined in the Account Administration Agreement, initially WTC.

“Accounts” means all “accounts” as defined in Article 9 of the UCC, whether due or to become due, whether or not the right of payment has been earned by performance, and whether now owned or hereafter acquired or arising in the future, including Accounts Receivable from Affiliates of the Issuer.

“Accounts Receivable” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation, all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of the Partnership’s right, title and interest, if any, in any goods or other property giving rise to such right to payment, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, Encumbrances and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired, and all Collateral Support and Supporting Obligations related to the foregoing and all Accounts Receivable Records.

“Accounts Receivable Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other records evidencing the Accounts Receivable, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Accounts Receivable, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Accounts Receivable, whether in the possession or under the control of the Issuer or any computer bureau or agent from time to time acting for the Issuer or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or lenders, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written, electronic or other non-written forms of information related in any way to the foregoing or any Accounts Receivable.

“Act” has the meaning, with respect to any Noteholder, given to such term in Section 1.04(a) hereof.

“Additional Class A Notes” means Additional Notes consisting of Class A Notes.

“Additional Class B Notes” means Additional Notes consisting of Class B Notes.

“Additional Concentration Limits” means the limits, if any, set forth in any Series Supplement then in effect.

“Additional Contributions” means any equity contributions made to Issuer by or through its general or limited partner, the proceeds of which are used, in substantial part, to acquire Additional Railcars or to fund Optional Modifications.

“Additional Inspection” has the meaning given to such term in Section 5.04(bb)(iv) hereof.

“Additional Interest” means, with respect to a Series of Equipment Notes or any Class thereof, the amount of interest due and payable in respect of any overdue payments in respect of such Series or Class, as specified in the related Series Supplement.

“Additional Interest Amount” means, with respect to any Series of Equipment Notes or Class thereof, that amount of Additional Interest due and payable on such Series or Class on a Payment Date, including any Additional Interest due and payable on a prior Payment Date that was not paid on such prior Payment Date.

“Additional Notes” means the Equipment Notes evidencing any Additional Series issued by Issuer from time to time subsequent to the Initial Closing Date.

“Additional Railcar” means each Railcar acquired by the Issuer (other than an Initial Railcar) subsequent to the Initial Closing Date in accordance with the conditions set forth in Section 5.03(b) of this Master Indenture.

“Additional Series” means any Series issued by Issuer subsequent to the Initial Closing Date pursuant to a Series Supplement to this Master Indenture.

“Adjusted Value” means, for any individual Railcar as of any date of determination, (a) the Initial Appraised Value of such Railcar, adjusted downward as of each Payment Date after the Delivery Date of such Railcar due to depreciation at the greater of (i) the amount of depreciation determined based on straight line depreciation from the date of manufacture using an assumed 35-year useful life to a “10%” assumed residual/salvage value and (ii) the amount of depreciation that would be calculated under any subsequent depreciation methodology or general practice of marking down asset values attributable to a change in Trinity’s corporate policy and practice after the Initial Closing Date (a “Depreciation Change”), plus (b) the cost of any

Optional Modification or Required Modification, to the extent that Trinity on its books of account would properly add such cost to the book value of such Railcar in accordance with GAAP, with the amount of such cost so added pursuant to this clause (b) to be depreciated in the same manner following its incurrence and addition to book.

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Initial Closing Date, among the Administrator, the Indenture Trustee and Issuer, or any replacement administrative services agreement with a replacement Administrator.

“Administrator” means TILC, in its capacity as administrator under the Administrative Services Agreement, including its successors in interest and permitted assigns, until another Person shall have become the administrator under such agreement, after which “Administrator” shall mean such other Person.

“Administrator Fee” means, for any Payment Date, the compensation payable to the Administrator on such Payment Date in accordance with the terms of, and designated in, the Administrative Services Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person or is a director or officer of such Person; “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Stock, by contract or otherwise.

“After-Tax Basis” means, with respect to any payment due to any Person, the amount of such payment supplemented by a further payment or payments so that the sum of all such payments, after reduction for all Taxes payable by such Person by reason of the receipt or accrual of such payments, shall be equal to the payment due to such Person.

“Aggregate Adjusted Borrowing Value” means, as of any date of determination, an amount equal to the sum of (i) the Adjusted Values (measured as of the last day of the month immediately preceding such date of determination) of all Portfolio Railcars, and (ii) the amounts on deposit in the Optional Reinvestment Account and the Mandatory Replacement Account as of such date.

“Aggregate Equipment Note Principal Balance” means, as of any date of determination, an amount equal to the sum of the then Outstanding Principal Balance of all Series of Equipment Notes then Outstanding.

“Allocated Principal” means, as of any Payment Date and giving effect to all Flow of Funds allocations and other transactions occurring on such Payment Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Outstanding Principal Balance of all Equipment Notes of the Issuer as of such Payment Date, and the denominator of which is the aggregate Adjusted Value of the Portfolio Railcars as of such Payment Date.

“Allowed Restructuring” has the meaning given to such term in Section 5.02(f)(i) hereof.

“Annual Manager Audit” means an annual audit of the activities of the Manager on the basis of agreed procedures.

“Annual Report” has the meaning given to such term in Section 2.13(a) hereof.

“Applicable Class Railcar Advance Rate” means, as of any Payment Date and as determined for, in either case, the Class A Notes or Class B Notes, and giving effect to all Flow of Funds allocations and other transactions occurring on such Payment Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Outstanding Principal Balance of the Class A Notes or Class B Notes, as the case may be, of the Issuer as of such Payment Date, and the denominator of which is the aggregate Adjusted Value of the Portfolio Railcars as of such Payment Date.

“Applicable Law” means all applicable laws, rules, statutes, ordinances, regulations and orders of Governmental Authorities, including, without limitation, the applicable laws, rules, regulations and orders of any Railroad Authority.

“Appraisal” means a desktop appraisal of a Railcar, i.e. an appraisal without a physical inspection of a Railcar, dated within 30 days of the applicable Delivery Date of such Railcar by the applicable Appraiser to determine the Initial Appraised Value of such Railcar, and considering substantially similar factors in such determination as were considered in the Appraisal delivered in connection with the Initial Closing Date (or, if obtaining an Appraisal addressing such factors is no longer commercially feasible as a result of changes in market practice of railcar appraisers, then an appraisal that considers such factors in the valuation determination as are then commercially feasible to obtain in light of railcar appraisal market practices at that time).

“Appraiser” means RailSolutions, Inc., or such other independent railcar appraiser that is approved by a Requisite Majority.

“Asset Transfer Agreement” means the Purchase and Contribution Agreement, dated as of the Initial Closing Date among Issuer, TILC and TRLT-II.

“Assigned Agreements” has the meaning assigned to such term in the Granting Clauses hereunder.

“Assignment and Assumption” has the meaning given such term in the Asset Transfer Agreement.

“Authorized Agent” means, with respect to the Equipment Notes of any Series, any authorized Paying Agent or Note Registrar for the Equipment Notes of such Series.

“Authorized Representative” of any entity means the person or persons authorized to act on behalf of such entity.

“Available Collections Amount” means, for any Payment Date, the amount of Collections in the Collections Account as of the close of business on the last day of the immediately preceding calendar month, plus or minus, as applicable, the aggregate amount of all transfers to be made to or from the Collections Account pursuant to the Master Indenture during the period beginning on the related Determination Date and ending on such Payment Date.

“Average Life Date” means, with respect to an Equipment Note, the date that follows (i) in the case of an Equipment Note being prepaid, the date of such prepayment or (ii) in the case of an Equipment Note not being prepaid, the date of such determination, by a period equal to the Remaining Weighted Average Life of such Equipment Note.

“Balance” means, with respect to any Account as of any date, the sum of the cash deposits in such account and the value of any Permitted Investments held in such Account as of such date, as determined in accordance with Section 1.02(m) hereof.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et. seq.

“Beneficial Interest” means, with respect to Issuer, the general and limited partnership interest of the General Partner and the Limited Partner in the Issuer.

“Benefit Plan” of any Person, means, at any time, any employee benefit plan (including a multiemployer plan as defined in Section 4001(a)(3) of ERISA), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within six years immediately preceding the time in question were, in whole or in part, the responsibility of such Person.

“Bill of Sale” has the meaning given such term in the Asset Transfer Agreement.

“Books and Records” has the meaning given to such term in Section 5.04(bb)(i) hereof.

“Books and Records Inspection” has the meaning given to such term in Section 5.04(bb)(i) hereof.

“Book-Entry Notes” means the Regulation S Book-Entry Notes and the 144A Book-Entry Notes.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, Chicago, Illinois, Dallas, Texas, or in the location of the principal corporate trust office of the Indenture Trustee (currently Wilmington, Delaware for WTC as Indenture Trustee) are authorized by law to close.

“Cede” means, Cede & Co., as nominee for DTC.

“Chattel Paper” means all “chattel paper” as defined in the UCC.

“Chattel Paper Original” means that any applicable original Lease Schedule or Rider and any related amendment or supplement thereto being delivered shall have been designated the sole original copy thereof by the applicable Lessor (1) adding or affixing, by sticker, stamp or otherwise, language substantially to the following effect, to the cover page of such Schedule or Rider: “To the extent, if any, that this Schedule/Rider or any amendment or supplement hereunder constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), this copy shall constitute the sole original thereof and no security interest in this Schedule/Rider or amendment or supplement thereto may be created through the transfer or possession of any counterpart other than this counterpart”; and (2) marking each other original executed counterpart of such Schedule/Rider and any amendment or supplement thereto in its possession with the words “DUPLICATE ORIGINAL.”

“Class” means with respect to a Series, one or more classes of Equipment Notes of such Series (which class or classes shall be specified by the related Series Supplement) having the same rights to payment as all other Equipment Notes of such class, and which classes shall be designated as either “A” (being the senior class) or “B” (being the subordinate class).

“Class A Equipment Note Purchase Date” has the meaning given to such term in Section 4.12 hereof.

“Class A Interest” means interest payable on the Class A Notes of any Series.

“Class A Interest Rate” has the meaning, with respect to Class A Notes within any particular Series, specified in the applicable Series Supplement.

“Class A Issuance Condition” means with respect to any issuance of Additional Class A Notes and in respect of any Series, the conditions specified as constituting the “Class A Issuance Condition” for such Series in the related Series Supplement.

“Class A Liquidity Reserve Account” has the meaning given to such term in Section 3.01(a) hereof.

“Class A Liquidity Reserve Target Amount” means, as of each Closing Date and Payment Date, an amount equal to six times the interest for the current month on the Outstanding Principal Balances of all Class A Notes as of such date, which Outstanding Principal Balances shall be calculated after giving effect to all Equipment Notes issued on such date and all principal payments made on such date in respect of each Class A Note.

“Class A Minimum Adjustment Fraction” means, for any Class A Notes within a Series and as of any Payment Date, a fraction equal to one minus the sum of the Class A Payment Date Minimum Disposition Fractions for such Payment Date and for all preceding Payment Dates on which such Class A Notes within such Series was outstanding, provided that the Class A Minimum Adjustment Fraction shall not be less than zero.

“Class A Note” means any Equipment Note of the Issuer within a Series that is designated under the related Series Supplement to constitute Class A Notes under the Master Indenture.

“Class A Note Purchaser” has the meaning given to such term in Section 4.12 hereof.

“Class A Payment Date Minimum Disposition Fraction” means for any Payment Date, a fraction, the numerator of which is Applicable Class Railcar Advance Rate as of such Payment Date times the Adjusted Value of the applicable Railcar as to which a Railcar Disposition occurred, the proceeds of which were included in the Available Collections Amount on that Payment Date, and the denominator of which is the sum of the Minimum Targeted Principal Balances for all such Class A Notes within such Series on such Payment Date, as adjusted for any Optional Redemption pursuant to Section 3.18(b), but without giving effect to any adjustment to such Minimum Targeted Principal Balances pursuant to Section 3.18(a) hereof.

“Class A Payment Date Scheduled Disposition Fraction” means for any Payment Date, a fraction, the numerator of which is Applicable Class Railcar Advance Rate as of such Payment Date times the Adjusted Value of the applicable Railcar as to which a Railcar disposition occurred, the proceeds of which were included in the Available Collections Amount on that Payment Date, and the denominator of which is the sum of the Scheduled Targeted Principal Balances for all such Class A Notes within such Series on such Payment Date, as adjusted for any Optional Redemption pursuant to Section 3.18(b), but without giving effect to any adjustment to such Scheduled Targeted Principal Balances pursuant to Section 3.18(a) hereof.

“Class A Scheduled Adjustment Fraction” means, for any Class A Notes within a Series and as of any Payment Date, a fraction equal to one minus the sum of the Class A Payment Date Scheduled Disposition Fractions for such Payment Date and for all preceding Payment Dates on which such Class A Notes within such Series was outstanding, provided that the Class A Scheduled Adjustment Fraction shall not be less than zero.

“Class Account” has the meaning given to such term in Section 3.01(a) hereof.

“Class B Diversion Interruption Condition” means that, as of any Payment Date for which a Debt Service Coverage Ratio is measured, such Debt Service Coverage Ratio measured for that particular Payment Date was equal to or in excess of the Class B Diversion Threshold.

“Class B Diversion Period” means the period commencing with any Payment Date as of which the Debt Service Coverage Ratio is lower than the Class B Diversion Threshold, and ending on (and including) the sixth consecutive Payment Date as of which the Debt Service Coverage Ratio was equal to or in excess of the Class B Diversion Threshold.

“Class B Diversion Threshold” means 1.09:1.00.

“Class B Interest” means interest payable on the Class B Notes of any Series.

“Class B Interest Rate” has the meaning, with respect to Class B Notes within any particular Series, specified in the applicable Series Supplement.

“Class B Issuance Condition” means with respect to any issuance of Additional Class B Notes and in respect of any Series, the conditions specified as constituting the “Class B Issuance Condition” for such Series in the related Series Supplement.

“Class B Liquidity Reserve Account” has the meaning given to such term in Section 3.01(b).

“Class B Liquidity Reserve Target Amount” means, as of each Closing Date and Payment Date, an amount determined as provided or specified in the first Series Supplement entered into under the Master Indenture that provides for the issuance of Class of B Notes, which amount shall not be less than an amount equal to six times the interest for the current month on the Outstanding Principal Balances of all Class B Notes as of such date, which Outstanding Principal Balances shall be calculated after giving effect to all Equipment Notes issued on such date and all principal payments made on such date in respect of each Class B Note.

“Class B Minimum Adjustment Fraction” means, for any Class B Notes within a Series and as of any Payment Date, a fraction equal to one minus the sum of the Class B Payment Date Minimum Disposition Fractions for such Payment Date and for all preceding Payment Dates on which such Class B Notes within such Series was outstanding, provided that the Class B Minimum Adjustment Fraction shall not be less than zero.

“Class B Note” means any Equipment Note of the Issuer within a Series that is designated under the related Series Supplement to constitute Class B Notes under the Master Indenture.

“Class B Payment Date Minimum Disposition Fraction” means for any Payment Date, a fraction, the numerator of which is Applicable Class Railcar Advance Rate as of such Payment Date times the Adjusted Value of the applicable Railcar as to which a Railcar disposition occurred, the proceeds of which were included in the Available Collections Amount on that Payment Date, and the denominator of which is the sum of the Minimum Targeted Principal Balances for all such Class B Notes within such Series on such Payment Date, as adjusted for any Optional Redemption pursuant to Section 3.18(b), but without giving effect to any adjustment to such Minimum Targeted Principal Balances pursuant to Section 3.18(a) hereof.

“Class B Payment Date Scheduled Disposition Fraction” means for any Payment Date, a fraction, the numerator of which is Applicable Class Railcar Advance Rate as of such Payment Date times the Adjusted Value of the applicable Railcar as to which a Railcar disposition occurred, the proceeds of which were included in the Available Collections Amount on that Payment Date, and the denominator of which is the sum of the Scheduled Targeted Principal Balances for all such Class B Notes within such Series on such Payment Date, as adjusted for any Optional Redemption pursuant to Section 3.18(b), but without giving effect to any adjustment to such Scheduled Targeted Principal Balances pursuant to Section 3.18(a) hereof.

“Class B Scheduled Adjustment Fraction” means, for any Class B Notes within a Series and as of any Payment Date, a fraction equal to one minus the sum of the Class B Payment Date Scheduled Disposition Fractions for such Payment Date and for all preceding Payment Dates on which such Class B Notes within such Series was outstanding, provided that the Class B Scheduled Adjustment Fraction shall not be less than zero.

“Class B Special Reserve Account” has the meaning given to such term in Section 3.01(a).

“Class B Special Reserve Required Balance” means, for any date of determination, an amount equal to (i) so long as a Class B Diversion Period shall not then be continuing, zero, and (ii) if a Class B Diversion Period is then continuing, an amount equal to nine times the interest for the current month based on the Outstanding Principal Balance on such date of all Class B Notes.

“Clearing Agency Participant” means a Person who has an account with Clearstream.

“Clearstream” means Clearstream Banking, a French société anonyme.

“Closing Date” means in the case of (i) the Initial Equipment Notes, the Initial Closing Date, (ii) any Additional Notes, the relevant Series Issuance Date of such Equipment Notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning given such term in the Granting Clause hereof.

“Collateral Liquidation Notice” means a written notice delivered by all of the Specified Series Enhancers (other than Defaulting Series Enhancers) or, if no Series Enhancement consisting of a Policy is in effect (other than Policies in respect of which a Policy Provider Default has occurred and is continuing), then a written notice delivered by Control Parties representing more that 50% of the Outstanding Principal Balance of the Senior Class, in each case directing the Indenture Trustee to sell the Portfolio Railcars in accordance with Section 4.02(b).

“Collection Period” means, with respect to each Payment Date other than the first Payment Date, the period commencing on the first day of the calendar month immediately preceding the month in which such Payment Date occurs and ending on the last day of such calendar month and, in the case of the first Payment Date in respect of a Series, the period commencing on the Series Issuance Date and ending on the last day of the first full calendar month following such Series Issuance Date.

“Collections” for any period means all amounts (without duplication) received by the Issuer or by any Person (including without limitation, the Account Collateral Agent) receiving such amounts on behalf of Issuer, including, but not limited to, (i) Lease Payments, (ii) amounts withdrawn under any Security Deposit or other assurance in respect of a Lessee’s obligations under a Lease, (iii) amounts received in respect of claims for damages or in respect of any breach of contract for nonpayment of any of the foregoing, (iv) the Net Disposition Proceeds of any Railcar Disposition (except for any portion of such Net Disposition Proceeds that Issuer shall direct to be deposited into either the Mandatory Replacement Account or the Optional Reinvestment Account), (v) amounts transferred from the Mandatory Replacement Account or Optional Reinvestment Account due to a failure to acquire or fund an Additional Railcar or Optional or Required Modifications within the Replacement Period; (vi) investment income, if any, on all amounts on deposit in the Accounts, (vii) any proceeds or other payments received under the Related Documents, and (viii) any other amounts received by Issuer, but not including any funds to be applied in connection with a Redemption and other amounts required to be paid over to any third party pursuant to any Related Document.

“Collections Account” has the meaning given to such term in Section 3.01(a) hereof.

“Company Inspection” has the meaning given to such term in Section 5.04(bb)(i) hereof.

“Comparable Policy” means a Series Enhancement with respect to an Additional Series (or Class thereof) constituting a financial guaranty insurance policy, with enhancement provided in a manner substantially similar to that provided to the Series 2006-1A Notes by the Series 2006-1 Policy including as to the payment of principal only on the Final Maturity Date.

“Concentration Limits” means, collectively the Mexico Concentration Restriction, the Customer Concentration Limitation, the Railcar Type Concentration Limits and the Additional Concentration Limits (if any).

“Control Party” means in respect of any Series of Equipment Notes, unless otherwise provided in the Series Supplement related to such Series, Holders representing more than fifty percent (50%) of the then aggregate Outstanding Principal Balance of the most senior Class of Outstanding Equipment Notes within such Series.

“Convey” or “Conveyance” has the meaning given such term in the Asset Transfer Agreement.

“Corporate Obligations” has the meaning given to such term in Section 12.02(a) hereof.

“Corporate Trust Office” means, with respect to the Indenture Trustee, the office of such trustee in the city at which at any particular time its corporate trust business shall be principally administered and, with respect to the Indenture Trustee on the date hereof, shall be Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration Re: Trinity Rail Leasing V, Facsimile No: (302) 636-4140, or at any other time at such other address as the Indenture Trustee may designate from time to time by notice to the Holders and Issuer.

“Credit Bankrupt” means a Person which (i) is subject to any bankruptcy or insolvency proceeding, (ii) is not paying its debts generally as they become due or (iii) has had a custodian (as defined in the Bankruptcy Code) take charge of all or substantially all of the property of such Person.

“Customer Concentration Limitation” means (a) that, as of any date of determination, the Adjusted Value of Portfolio Railcars leased to an individual Lessee that has a rating of at least “BBB-” or “Baa3” from S&P or Moody’s, respectively (or leased to an Affiliate of such a Person), in the aggregate, does not exceed on such date 15% of the aggregate Adjusted Value of the Portfolio Railcars on such date, and (b) that, as of any date of determination, the Adjusted Value of Portfolio Railcars leased to an individual Lessee (or leased to an Affiliate thereof), regardless of rating, in the aggregate, does not exceed on such date 10% of the aggregate Adjusted Value of the Portfolio Railcars on such date.

“Customer Payment Account” means the account of the same name described in the Account Administration Agreement.

“Customer Payments” has the meaning set forth in the Account Administration Agreement.

“Debt Service Coverage Ratio” of the Issuer means, with respect to any Payment Date, the ratio of (i) the sum of the Collections deposited into the Collections Account for each of the six consecutive Collection Periods (after the initial Collection Period hereunder) ending on the last day of the calendar month immediately preceding such Payment Date, minus the sum of (x) the amount actually deposited into the Expense Account during the six preceding Collection Periods and (y) the Service Provider Fees, for each of such six consecutive Collection Periods, to (ii) the sum of the (A) the aggregate amount of principal payments with respect to the six consecutive Payment Dates ending on and including such Payment Date required in order to reduce the aggregate Outstanding Principal Balance of the Equipment Notes on such Payment Date to an amount equal to the aggregate of the Scheduled Targeted Principal Balances applicable to the Equipment Notes for such Payment Date, and (B) the aggregate amount of interest on the Equipment Notes payable on the six consecutive Payment Dates ending on and including such Payment Date.

“Default” means a condition, event or act which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Series Enhancer” means any Specified Series Enhancer that has issued a Policy with respect to which a Policy Provider Default shall have occurred and be continuing.

“Default Notice” has the meaning given to such term in Section 4.02(a) hereof.

“Definitive Note” means a note issued in definitive form pursuant to the terms and conditions of this Master Indenture and the related Series Supplement, the form of which shall be substantially in the form of the applicable Note Form for such Equipment Note, with the legends required by Section 2.02 for a Definitive Note inscribed thereon and with such changes therein and such additional information as may be specified in the Series Supplement pursuant to which such Equipment Note is issued.

“Delivery Date” means each date on which any Railcar, together with any Lease related thereto and all Related Assets (as defined in the Asset Transfer Agreement), is transferred to the Issuer by the applicable Seller thereof and includes, without limitation, the Initial Closing Date and each Series Issuance Date on which any such transfer occurs.

“Depreciation Change” has the meaning given to such term in the definition of Adjusted Value.

“Determination Date” means the first Business Day of the calendar month in which each Payment Date occurs.

“Direct Participants” means securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations which access the DTC system directly.

“Direction” has the meaning given to such term in Section 1.04(c) hereof.

“Disposition Proceeds” means, with respect to any Railcar Disposition, an amount equal to the Net Disposition Proceeds realized therefrom.

“Dollars” or “$” means the lawful currency of the United States of America.

“DTC” means The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, its nominees and their successors.

“DTC Participants” means Euroclear, Clearstream or other Persons who have accounts with DTC.

“Early Amortization Event” means, as of any Payment Date, the existence of any one or more of the following events or conditions, unless the occurrence of such event or condition is waived by a Requisite Majority:

(a) A Manager Termination Event has occurred;

(b) the Issuer’s Debt Service Coverage Ratio is less than 1.05 to 1.00, provided that such Early Amortization Event shall terminate on the next upcoming Payment Date as of which the Issuer’s Debt Service Coverage Ratio at least equals 1.05 to 1.00; and

(c) as of any Payment Date that occurs on or after the ninth Payment Date following the date of issuance of the most recently issued Series, the Outstanding Principal Balance of all Equipment Notes exceeds the product of (i) the Adjusted Value of the Portfolio Railcars (plus any amounts then on deposit in the Optional Reinvestment Account or the Mandatory Replacement Account), and (ii) the ratio (expressed as a percentage) of (x) the sum of the initial aggregate principal amount of the Initial Equipment Notes and the initial aggregate principal amount of all Equipment Notes issued on each other Closing Date subsequent to the Initial Closing Date to (y) the sum of the Initial Appraised Values of all Portfolio Railcars then owned by Issuer.

“Eligibility Requirements” has the meaning given to such term in Section 2.03(b) hereof.

“Eligible Institution” means (a) any depository institution or trust company, with a capital and surplus of not less than $250,000,000, whose long-term unsecured debt rating from each Rating Agency is not less than A (or the equivalent) and whose deposits are insured by the Federal Deposit Insurance Corporation or (b) a federally or state chartered depository institution, with a capital and surplus of not less than $250,000,000, subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. § 9.10(b), that in each case has a long-term unsecured debt rating from each Rating Agency of not less than A (or the equivalent) or a short-term unsecured debt rating of P-1 by Moody’s and A-1 by S&P.

“Eligible Policy Provider” means a nationally recognized provider of financial guaranty insurance policies that has a financial strength rating from (x) S&P of not less than AAA and (y) Moodys of not less than Aaa.

“Eligible Railcar” means any Railcar that, on its applicable Delivery Date, is ready and available to operate as of such date in commercial service and otherwise perform the functions for which it was designed.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge or security interest, including, without limitation, any conditional sale, any sale without recourse against the sellers, or any agreement to give any security interest over or with respect to any assets of any applicable Person.

“Enhancement Agreement” means, any agreement, instrument or document governing the terms of any Series Enhancement or pursuant to which any Series Enhancement is issued or outstanding, including with respect to the Policy Provider for the Series 2006-1A Notes, the related Policy Provider Documents.

“Enhancement Premium” means the amounts specified as such with respect to a Series Enhancement in the applicable Series Supplement. When used in the Flow of Funds, references to the “applicable” Enhancement Premium mean the Enhancement Premium specified in the related Series Supplement to be payable at that corresponding priority level in the Flow of Funds.

“Enhancement Prepayment Premium” means the amounts specified as such with respect to a Series Enhancement in the applicable Series Supplement.

“Enhancement Step Up Premium Amount” means the amounts specified as such with respect to a Series Enhancement in the applicable Series Supplement.

“Equipment Note” means any one of the promissory notes executed by Issuer and authenticated by or on behalf of the Indenture Trustee, substantially in the form attached to the related Series Supplement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Euroclear” means Euroclear Bank S.N./N.V., as operator of the Euroclear System.

“Event of Default” means the existence of any of the events or conditions described in Section 4.01 hereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Date” means the date on which interests in each Regulation S Temporary Book-Entry Note will be exchangeable for interests in an Unrestricted Book-Entry Note, which shall be the later of (i) the fortieth (40 th ) day after the later of (a) the applicable Closing Date and (b) the completion of the distribution of the related Series of Equipment Notes and (ii) the date on which the requisite certifications are due to and provided to the Indenture Trustee.

“Existing Lease” means a Lease in effect on the Initial Closing Date in respect of any Railcar being conveyed to the Issuer on such date, together with any automatic renewals thereof.

“Existing Lessee” means those Lessees under Existing Leases.

“Expense Account” has the meaning given to such term in Section 3.01(a) hereof.

“Final Maturity Date” means, with respect to a Series (or Class thereof), the date set forth in the related Series Supplement on or prior to which the Outstanding Principal Balance of, and accrued interest on, all Equipment Notes of such Series or Class, as applicable, are required to have been repaid in full.

“Final Principal Payment Shortfall” has the meaning given to such term in Section 3.12(d)(vi) hereof.

“Fitch” means Fitch, Inc., and any successor thereto, or, if such corporation or its successor shall for any reason no longer perform the functions of a securities rating agency, “Fitch” shall be deemed to refer to any other nationally recognized rating agency designated by Issuer.

“Fixed Rate Equipment Note” means any Equipment Note having a Stated Rate that is a fixed percentage.

“Floating Rate Equipment Note” means any Equipment Note having a Stated Rate that varies with a specified index, such as LIBOR.

“Flow of Funds” means the provisions of the Master Indenture applicable to the allocation and distribution of the Available Collections Amount set forth in Sections 3.13(a), (b) or (c) hereof, as applicable.

“Form of Full Service Lease” means the form of master railcar lease agreement attached as Exhibit H to the Master Indenture.

“Form of Net Lease” means the form of master railcar lease agreement attached as Exhibit I to the Master Indenture.

“FRA” means the Federal Railroad Administration or any successor thereto.

“Full Service Leases” means Leases pursuant to which the Lessor thereunder is responsible for maintenance and repair of the Portfolio Railcars that are subject thereto.

“Future Lease” means, in respect of any Railcar, a Lease of such Railcar entered into by the Issuer at any time after the Delivery Date for such Railcar.

“General Intangibles” (a) means all “general intangibles” as defined in Article 9 of the UCC and (b) includes, without limitation, all Assigned Agreements, all interest rate or currency protection or hedging arrangements, all tax refunds, claims for tax refunds and tax credits, all licenses, permits, approvals, consents, variances, certifications, concessions and authorizations, all Intellectual Property, all Payment Intangibles (in each case, regardless of whether characterized as general intangibles under the UCC), limited liability company or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee and the properties and rights associated therewith), franchises, and any letter of credit, guarantee, claim, security interest or other security held by or granted to the Issuer to secure payment by an account debtor of any of the Accounts Receivable including the Issuer’s rights in all security agreements, leases and other contracts securing or otherwise relating to any Account Receivable and all warranties, rights and claims against third parties including carriers and shippers and otherwise.

“General Partner” means TILX GP V, LLC, a Delaware limited liability company, as sole general partner of the Issuer.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Applicable Law.

“Governmental Authority” shall mean any government, legislative body, regulatory authority, court, administrative agency or commission or other governmental agency or instrumentality (or any officer or representative thereof), domestic, foreign or international, of competent jurisdiction, including the European Union.

“Grantor” has the meaning set forth in the preamble.

“Hazardous Substances” means any hazardous or toxic substances, materials or wastes, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR § 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR § 302.4), or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law or the equivalent under applicable foreign laws including, without limitation, any materials, waste or substance which is (a) petroleum, (b) asbestos, (c) polychlorinated biphenyls, (d) defined as a “hazardous material,” “hazardous substance” or “hazardous waste” under applicable local, state or federal law or the equivalent under applicable foreign laws, (e) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act of 1977, (f) defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act of 1976 or (g) defined as “hazardous substances” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising funds to acquire such property or service, (v) all obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under U.S. GAAP, (vi) all Indebtedness (as defined in clauses (i) through (v) of this paragraph) of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (vii) all Indebtedness (as defined in clauses (i) through (v) of this paragraph) of other Persons guaranteed by such Person.

“Indemnified Expenses” has the meaning assigned thereto in Section 5 of the Administrative Services Agreement.

“Indenture Account” means each of the Collections Account, the Expense Account, the Mandatory Replacement Account, the Optional Reinvestment Account, each Series Account (including Class Accounts within the Series Accounts), the Class A Liquidity Reserve Account, the Class B Liquidity Reserve Account, the Class B Special Reserve Account, any Redemption/Defeasance Account and any sub-accounts and ledger and sub-ledger accounts maintained therein in accordance with this Master Indenture.

“Indenture Investment” means any obligation issued or guaranteed by the United States of America or any of its agencies for the payment of which the full faith and credit of the United States of America is pledged and with a final maturity on or before the date which is the earlier of (a) ninety days from the date of purchase thereof and (b) the first Payment Date occurring after the date of purchase thereof.

“Indenture Trustee” has the meaning given to such term in the preamble hereof, and any successor indenture trustee appointed in accordance with the terms hereof.

“Indenture Trustee Fees” means the compensation and expenses (including attorneys fees and expenses and indemnification payments) payable to the Indenture Trustee for its services under this Master Indenture and the other Related Documents to which it is a party.

“Inflation Factor” means, with respect to any calendar year, the quotient (expressed as a decimal) obtained by dividing (i) the PPI published in respect of the most recently ended calendar year (the “New Year”), by (ii) the PPI published in respect of the calendar year immediately preceding the New Year, and subtracting 1.00 from the resulting quotient. “PPI” for purposes hereof, means, with respect to any calendar year or any period during any calendar year, the “Producer Price Index” applicable to the capital equipment sector as published by the Bureau of Labor Statistics for the United States Department of Labor. If the PPI shall be converted to a different standard reference base or otherwise revised after the date hereof, PPI shall thereafter be calculated with use of such new or revised statistical measure published by the Bureau of Labor Statistics or, if not so published, as may be published by any other reputable publisher of such price index reasonably selected by the Administrator. The Inflation Factor may be a negative number.

“Initial Appraised Value” means, with respect to a Railcar, the appraised value of such Railcar as determined in the Appraisal delivered in connection with the Conveyance thereof to the Issuer.

“Initial Closing Date” means May 24, 2006.

“Initial Equipment Notes” means the Equipment Notes of the Issuer designated “Series 2006-1” issued on the Initial Closing Date.

“Initial Purchaser” has the meaning given such term in the applicable Series Supplement.

“Initial Railcar” means each of the Portfolio Railcars identified on Schedule 4 hereto that has been, or will be, acquired by Issuer on the Initial Closing Date pursuant to the Asset Transfer Agreement.

“Inspection” has the meaning given to such term in Section 5.04(bb)(i) hereof.

“Inspection Issuer” has the meaning given to such term in Section 5.04(bb)(iv) hereof.

“Inspection Representative” has the meaning given to such term in Section 5.04(bb)(i) hereof.

“Institutional Accredited Investor” means a Person that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

“Instruments” means all “instruments” as defined in Article 9 of the UCC.

“Insurance Agreement” means the Insurance Agreement, dated as of May 24, 2006, between the Issuer and TILC.

“Insurance Manager” has the meaning assigned thereto in the Insurance Agreement.

“Insurance Manager Default” has the meaning assigned thereto in Section 6.2 of the Insurance Agreement.

“Insurance Services Standard” has the meaning assigned thereto in Section 3.1(a) of the Insurance Agreement.

“Interchange Rules” has the interchange rules or supplements thereto of the AAR, as the same may be in effect from time to time.

“Intellectual Property” means all past, present and future: trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be applied for or issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to any or all of the foregoing.

“Interest Accrual Period” means, except as may be otherwise provided in the related Series Supplement for a Series of Equipment Notes, the period beginning on each Payment Date and ending on (but excluding) the next succeeding Payment Date, except that the initial Interest Accrual Period shall begin on the Initial Closing Date and end on (but exclude) the first Payment Date occurring after the Initial Closing Date.

“Investment Letter” means a letter substantially in the form of Exhibit D attached hereto.

“Investment Property” means all “investment property” as defined in Article 9 of the UCC.

“Involuntary Railcar Disposition” has the meaning set forth in Section 5.03(a)(ii).

“Issuance Date” with respect to any Series of Equipment Notes means the applicable Series Issuance Date.

“Issuance Expenses” means the aggregate amount of all subscription discounts, brokerage commissions, placement fees, resale fees, structuring fees, out of pocket transaction expenses and other similar fees, commissions and expenses relating to the issuance of each Series of the Initial Equipment Notes or any Additional Series, as specified in the related Series Supplement for each Series.

“Issuer” has the meaning assigned in the preamble to the Master Indenture.

“Issuer Documents” means the Master Indenture, any Series Supplement thereto, each Lease relating to a Portfolio Railcar (whether entered into by Issuer, by the Manager as agent for Issuer or otherwise), the Insurance Agreement, the Policy Provider Documents for each Series or Class of Equipment Notes as to which a Policy Provider has issued Series Enhancement, the Management Agreement, the Account Administration Agreement, the Administrative Services Agreement, the Asset Transfer Agreement, any Bill of Sale, any Assignment and Assumption, the Marks Company Trust Agreement, any Marks Company Trust Supplement, the Marks Servicing Agreement and any SUBI Certificate related to the Portfolio Railcars.

“Issuer Expense” means, for any Payment Date, any of the following costs directly incurred by Issuer or incurred by any Service Provider in its performance of its obligations under the applicable Service Provider Agreement that are, in each case, reasonable in amount and are fairly attributable to Issuer and its permitted activities during the related Collection Period: (i) accounting and audit expenses, and tax preparation, filing and audit expenses; (ii) premiums for liability, casualty, fidelity, directors and officers and other insurance; (iii) directors’ and trustees’ fees and expenses, including fees and expenses of the independent managers for the General Partner and Limited Partner; (iv) other professional fees; (v) taxes (including personal or other property taxes and all sales, value added, use and similar taxes) other than taxes, that are incurred by such Service Provider in respect of its own income or assets, and other than taxes that constitute Ordinary Course Expenses; (vi) taxes imposed in respect of any and all issuances of equity interests, stock exchange listing fees, registrar and transfer expenses and trustee’s fees with respect to any outstanding securities of Issuer; and (vii) surveillance fees assessed by the Rating Agencies, including any such fees incurred by the Issuer in connection with its compliance with its covenant set forth in Section 5.2(o) hereof.

“Issuer Group Member” means any of the Issuer, Trinity, TILC, TRLTII or any Affiliate of any of them.

“Law” means (a) any constitution, treaty, statute, law, regulation, order, rule or directive of any Government Authority, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

“Lease” means, with respect to a Railcar, a lease, car contract or other agreement granting permission for the use of such Railcar, constituting an operating lease thereon.

“Lease Payments” means all lease rental payments and other amounts payable by or on behalf of a Lessee under a Lease, including payments credited due to application of security deposits and amounts recovered under other supporting obligations, if any, in respect of such Lease.

“Lessee” means each Person who is the lessee under a Lease of a Railcar.

“Lessor” means, with respect to any Lease, the lessor under such Lease (being, in respect of Leases of Portfolio Railcars, the Issuer as assignee lessor under the related Assignment and Assumption).

“Limited Partner” means TILX LP V, LLC, a Delaware limited liability company, as sole limited partner of the Issuer.

“Management Agreement” means the Railroad Car Management, Operation, Maintenance, Servicing and Remarketing Agreement dated as of May 24, 2006 between the Issuer and TILC, as initial Manager thereunder.

“Management Fee” means, for any Payment Date, the compensation payable to the Manager on such Payment Date in accordance with the terms of, and as designated in, the Management Agreement.

“Manager” means TILC, in its capacity as Manager under the Management Agreement, including its successors in interest, until another Person shall have become the “Manager” under such agreement, after which “Manager” shall mean such other Person.

“Manager Default” has the meaning set forth in Section 8.2 of the Management Agreement.

“Manager’s Fleet” means the TILC Fleet as of the Initial Closing Date or as of any date thereafter and does not include Portfolio Railcars and, if a Successor Manager shall have been appointed pursuant to the Management Agreement, “Manager’s Fleet” means all railcars owned, leased or managed by such Manager or its Affiliates, in either case, other than Portfolio Railcars.

“Mandatory Replacement Account” has the meaning given to such term in Section 3.01(a) hereof.

“Mark” means the identification mark of a railcar registered with the AAR, consisting of letters registered in the name of the owner of the railcar mark and the car number.

“Manager Termination Event” means the occurrence of any event specified in the Management Agreement (and with respect to events that include a cure or grace period or notice requirement, following the elapsing of such period without cure or the delivery of such notice, as applicable) which gives the Issuer thereunder or its assignees the right to effect a replacement of the current Manager thereunder with a successor or replacement Manager

“Marks Company” means Trinity Marks Company, a Delaware business trust.

“Marks Company Trust Agreement” means the Amended and Restated Marks Company Trust Agreement, dated as of May 17, 2001, between TILC and Wilmington Trust Company.

“Marks Company Trust Supplement” means, with respect to any Additional Series, the related Supplement to the Marks Company Trust Agreement, substantially in the form of the Marks Company Trust Supplement 2006-1.

“Marks Company Trust Supplement 2006-1” means the Supplement 2006-1 to the Marks Company Trust Agreement, dated as of May 24, 2006, between TILC and Wilmington Trust Company.

“Marks Company Trustee” has the meaning set forth in the Marks Company Trust Agreement.

“Marks Servicing Agreement” means the Management and Servicing Agreement, dated as of May 17, 2001, between TILC and the Marks Company.

“Master Indenture” has the meaning set forth in the preamble hereof.

“Merger Transaction” has the meaning given to such term in Section 5.02(g) hereof.

“Mexican Lessee” is defined in the definition of Permitted Lessee.

“Mexico Concentration Restriction” means the conditions described in clause (a) and (b) of the proviso to the definition of Permitted Lessee, collectively.

“Minimum Principal Payment Amount” means, for each Class of Equipment Notes within a Series and for any Payment Date, the excess, if any, of (x) the sum of the then Outstanding Principal Balance of all Equipment Notes of such Class over (y) the Minimum Targeted Principal Balance of such Class for such Payment Date.

“Minimum Targeted Principal Balance” means, for each Class of Equipment Notes within a Series and for any Payment Date, the amount identified as such for that Class in the related Series Supplement, as it may be adjusted from time to time in accordance Section 3.18 of the Master Indenture.

“Modification Agreement” means any agreement between the Issuer (or the Manager acting on its behalf) and a Supplier for the purchase and/or installation of a Required Modification or an Optional Modification.

“Money” means “money” as defined in the UCC.

“Monthly Report” has the meaning given to such term in Section 2.13(a) hereof.

“Moody’s” means Moody’s Investors Service, Inc. or, if such corporation or its successor shall for any reason no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized rating agency designated by Issuer.

“National Reload Pool” means the autorack pool operated by TTX Company for the shared use of bi-level and tri-level autorack Railcars that have been supplied for such pool by participating Class 1 railroads.

“Net Disposition Proceeds” means, with respect to any Railcar Disposition, (a) in respect of a Railcar Disposition consisting of a sale, the aggregate amount of cash received by or on behalf of the seller in connection with such transaction after deducting therefrom (without duplication) (i) reasonable and customary brokerage commissions and other similar fees and commissions, and (ii) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of the seller and are properly attributable to such transaction or to the asset that is the subject thereof, and (b) in respect of a Railcar Disposition that is not a sale, payments received in respect of any applicable casualty or condemnation, including insurance proceeds, condemnation awards and payments received from Lessees or other third parties.

“Net Leases” means Leases pursuant to which a Lessee thereunder is responsible for maintenance and repair of the Portfolio Railcars leased thereunder.

“Net Proceeds” means, with respect to the issuance of a Series of Equipment Notes, the aggregate amount of cash received by Issuer in connection with such issuance after deducting therefrom (without duplication) all Issuance Expenses; provided that such amount shall not be less than zero.

“Net Stated Interest Shortfall” has the meaning given to such term in Section 3.04(c) hereof.

“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.

“Note Form” means, (a) with respect to a Class A Note, the form of Equipment Note attached hereto as Exhibit A, with such changes therein and such additional information as may be provided in the Series Supplement under which such Class A Note is issued, and (b) with respect to a Class B Note, the form of Equipment Note attached hereto as Exhibit B, with such changes therein and such additional information as may be provided in the Series Supplement under which such Class B Note is issued.

“Noteholder” or “Holder” means any Person in whose name an Equipment Note is registered from time to time in the Register for such Equipment Notes.

“Noteholder Indemnified Amounts” means, in respect of any Series of Equipment Notes, all amounts due to the Holders thereof for indemnification payments, as and to the extent specified in the Series Supplement that establishes such Series of Equipment Notes.

“Note Registrar” has the meaning given to such term in Section 2.03(a) hereof.

“Notices” has the meaning given to such term in Section 13.04 hereof.

“Officer’s Certificate” means a certificate signed (i) in the case of a corporation, by the President, any Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of such corporation, (ii) in the case of a partnership, by the Chairman of the Board, the President or any Vice President, the Treasurer or an Assistant Treasurer of a corporate general partner or limited liability company general partner (to the extent such limited liability company has officers), (iii) in the case of a commercial bank or trust company, by the Chairman or Vice Chairman of the Executive Committee or the Treasurer, any Trust Officer, any Vice President, any Executive or Senior or Second or Assistant Vice President, or any other officer or assistant officer customarily performing the functions similar to those performed by the persons who at the time shall be such officers, or to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and (iv) in the case of a limited liability company, any manager thereof and any President, Managing Director or Vice President thereof.

“Operating Expenses” means (i) Issuer Expenses, (ii) Ordinary Course Expenses and (iii) the costs of Required Modifications.

“Operative Agreements” means the Asset Transfer Agreement, Bills of Sale, Assignment and Assumptions, Enhancement Agreements, the Equipment Notes, the Master Indenture, the Series Supplements, each Officer’s Certificate of Issuer, Manager, any Seller, Administrator or TILC in any other capacity (including as settlor, Initial Beneficiary and SUBI Trustee under any Marks Company Trust Supplement) delivered pursuant to any Operative Agreements, the Management Agreement, the Insurance Agreement, the Administrative Services Agreement, the Service Provider Agreements, the Account Administration Agreement, the Parent Undertaking Agreement, the Marks Company Trust Agreement, each Marks Company Trust Supplement, and the Marks Servicing Agreement.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of the Manager or the Administrator or counsel to Issuer, that meets the requirements of Section 1.03 hereof.

“Optional Modification” means a modification or improvement of a Railcar, the cost of which is capitalized in accordance with U.S. GAAP, that (a) is not a Required Modification and (b) complies with the criteria set forth in Section 5.04(cc)(ii) hereof.

“Optional Redemption” means, with respect to any Class within a Series of Equipment Notes, a voluntary prepayment by Issuer of all or a portion of the Outstanding Principal Balance of such Series or Class in accordance with the terms of the Master Indenture and the applicable Series Supplement.

“Optional Reinvestment Account” has the meaning given to such term in Section 3.01(a) hereof.

“Ordinary Course Expenses” means, with respect to any Payment Date, all of the following expenses and costs, incurred by, or on behalf of the Issuer in connection with the ownership, use, leasing and/or operation of the Portfolio Railcars during the related Collection Period (and without duplication): (i) costs for routine maintenance and repairs (but not Optional Modifications) needed to return a Railcar to serviceable condition for use in interchange; (ii) the cost of repositioning a Railcar in connection with the origination or termination of a Lease; (iii) legal fees and court costs incurred in connection with enforcing rights under a Lease of a Railcar and/or repossessing such Railcar (but excluding legal fees incurred by the Manager in the negotiation and documentation of Future Leases or of amendments or renewals of Leases and Future Leases); (iv) the allocable cost of obtaining and maintaining contingent and off-lease insurance with respect to the Portfolio Railcars; (v) taxes, levies, duties, charges, assessments, fees, penalties, deductions or withholdings assessed, charged or imposed upon or against the use and operation of the Portfolio Railcars; (vi) the cost of storing an off-lease Railcar; (vii) expenses and costs (including legal fees) of pursuing claims against manufacturers or sellers of a Railcar; (viii) non-recoverable sales and value-added taxes with respect to a Railcar; and (ix) governmental filing fees necessary to perfect, or continue the perfection of, the security interest of the Indenture Trustee in a Railcar and/or a Lease.

“Ordinary Inspection” has the meaning given to such term in Section 5.04(bb)(iii) hereof.

“Outstanding” means with respect to the Equipment Notes of any Series at any time, all Equipment Notes of such Series theretofore authenticated and delivered by the Indenture Trustee except (i) any such Equipment Notes cancelled by, or delivered for cancellation to, the Indenture Trustee; (ii) any such Equipment Notes, or portions thereof, for which the payment of principal of and accrued and unpaid interest on which moneys have been deposited in the applicable Series Account or distributed to Noteholders by the Indenture Trustee and any such Equipment Notes, or portions thereof, for the payment or redemption of which moneys in the necessary amount have been deposited in the Redemption/Defeasance Account for such Equipment Notes; (iii) any such Equipment Notes in exchange or substitution for which other Equipment Notes, as the case may be, have been authenticated and delivered, or which have been paid pursuant to the terms of this Master Indenture (unless proof satisfactory to the Indenture Trustee is presented that any of such Equipment Notes is held by a Person in whose hands such Equipment Note is a legal, valid and binding obligation of Issuer); and (iv) for the limited purposes described in Section 1.04(c), any Equipment Note held by Issuer or any other Issuer Group Member. Notwithstanding the foregoing, any Equipment Note with respect to which any portion of principal of or interest thereon has been paid by a Series Enhancer pursuant to an Enhancement Agreement shall be deemed to be Outstanding for all purposes of the Operative Agreements until the applicable Series Enhancer has been reimbursed in full therefor in accordance with the related Enhancement Agreement.

“Outstanding Equipment Note” means an Equipment Note that is Outstanding.

“Outstanding Obligations” means, as of any date of determination, an amount equal to the sum of (i) the Outstanding Principal Balance of, and all accrued and unpaid interest (including without limitation, Additional Interest) payable on, all Equipment Notes and (ii) all other amounts owing from time to time to Noteholders, Series Enhancers or to any other Person under the Operative Agreements, including without limitation any amounts (including reimbursement amounts) owed to any Series Enhancer under any Enhancement Agreement or other Policy Provider Document.

“Outstanding Principal Balance” means, with respect to any Outstanding Equipment Notes, the sum of (a) the total principal balance of such Outstanding Equipment Notes unpaid and outstanding at any time and (b) any portion of the principal of such Equipment Notes that shall have been paid by a Series Enhancer pursuant to an Enhancement Agreement, to the extent such Series Enhancer shall not have been reimbursed therefor in accordance with the related Enhancement Agreement.

“Owners” means the holders of the Beneficial Interest, that is, the General Partner and the Limited Partner.

“Part” means any and all parts, avionics, attachments, accessions, appurtenances, furnishings, components, appliances, accessories, instruments and other equipment installed in, or attached to (or constituting a spare for any such item installed in or attached to) any Railcar.

“Parent Undertaking Agreement” means the Parent Undertaking Agreement from Trinity in favor of the Indenture Trustee and the Policy Provider, dated May 24, 2006.

“Partnership Agreement” means that certain Limited Partnership Agreement of the Issuer, dated as of May 10, 2006, between the General Partner and the Limited Partner.

“Partnership Default” has the meaning assigned thereto in Section 8.4 of the Management Agreement.

“Paying Agent” has the meaning given to such term in Section 2.03(a) hereof. The term “Paying Agent” includes any additional Paying Agent.

“Payment Date” means the 14th calendar day of each month, commencing on June 14, 2006; provided that if any Payment Date would otherwise fall on a day that is not a Business Day, such Payment Date shall be the first following day which is a Business Day.

“Payment Date Schedule” means the schedule prepared by the Administrator pursuant to Section 3.12(e) hereof.

“Payment Intangible” means all “payment intangibles” as defined in Article 9 of the UCC.

“Permitted Discretionary Sale” means the sale of a Portfolio Railcar by the Issuer pursuant to and in accordance with Section 5.03 of the Master Indenture.

“Permitted Encumbrance” means: (i) the ownership interests of the Issuer; (ii) the interest of the Lessee as provided in any Lease; (iii) any Encumbrance for taxes, assessments, levies, fees and other governmental and similar charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings so long as there exists no material risk of sale, forfeiture, loss, or loss of or interference with use or possession of the affected asset, and such contest would not result in the imposition of any criminal liability on the Issuer or any assignee thereof; (iv) in respect of any Railcar, any Encumbrance of a repairer, mechanic, supplier, materialman, laborer and the like arising in the ordinary course of business by operation of law or similar Encumbrance, provided that the proceedings relating to such Encumbrance or the continued existence of such Encumbrance does not give rise to any reasonable likelihood of the sale, forfeiture or other loss of the affected asset, and such contest would not result in the imposition of any criminal liability on the Issuer or any assignee thereof; (v) Encumbrances granted to the Indenture Trustee under and pursuant to the Master Indenture; (vi) any Encumbrances created by or through or arising from debt or liabilities or any act or omission of any Lessee in each case either in contravention of the relevant Lease (whether or not such Lease has been terminated) or without the consent of the relevant Lessor ( provided that if the Issuer becomes aware of any such Encumbrance, it shall use commercially reasonable efforts to have any such Encumbrance lifted, removed and otherwise discharged); (vii) salvage rights of insurers under insurance policies covering the affected asset; (viii) any sublease permitted under any Lease thereof; and (ix) Encumbrances which are released or extinguished upon the transfer of the related asset to the Issuer by the applicable transferee thereof.

“Permitted Holder” has the meaning given to such term in Section 5.02(i)(iii) hereof.

“Permitted Investments” means (a) marketable direct obligations issued by, or fully and unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any United States commercial bank having a long-term unsecured debt rating of at least “AA” by S&P or “Aa2” by Moody’s (or equivalent ratings by another nationally recognized credit rating agency if both such corporations are not in the business of rating long-term senior unsecured debt of commercial banks), (c) commercial paper of an issuer rated at the time of acquisition at least A-1+ by S&P or P1 by Moody’s, or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition, (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States Government, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A-1+ by S&P or P1 by Moody’s or carrying an equivalent rating by an internationally recognized rating agency, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 thereunder and that, at the time of such investment, are rated “Aaa” by Moody’s and/or “AAA” by S&P or invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Permitted Lease” means (a) each Existing Lease (including any renewal or extension thereof to the extent such renewal or extension complies with clauses (i), (iii), (iv) and (v) below) and (b) any agreement (other than an Existing Lease) constituting a Lease that meets all of the following requirements:

(i) the Lessee thereunder is a Permitted Lessee;

(ii) if such agreement permits the Lessee thereunder to sublease any of the Portfolio Railcars subject to such Lease, then such Lease shall require that any such sublease be conditioned on (A) the Lessee’s obtaining the Lessor’s prior consent to such sublease, (B) the Lessee agreeing that any such sublease will have provisions making it terminable (as to the sublessee) at the request of the Lessor or Lessee, as applicable, and prohibiting any further subleasing by the sublessee and will not contain any purchase option in favor of the sublessee, (C) the Lease providing that no such sublease shall relieve the Lessee from liability thereunder and (D) the applicable sublessee satisfying the requirements for a “Permitted Lessee” set forth below;

(iii) such agreement was entered into on an arm’s length basis with fair market terms on the date of its execution, and does not require any prepayment of rental payments throughout the term of such agreement;

(iv) such agreement does not contain any purchase option in favor of the Lessee thereunder, other than a purchase option provision complying with the definition of a Permitted Purchase Option;

(v) such agreement (or any related consent, acknowledgment of assignment, side letter or similar written instrument executed by such Lessee) permits the assignment, pledge, mortgage or other similar disposition of the Lease of the related Railcar without notice to or consent by the Lessee (or, in the case of a written instrument described in the foregoing parenthetical, any further notice to or consent by the Lessee), it being understood that the inclusion within such permission or written instrument of language to the effect that such Lessee consent is conditioned on the assignees’ agreement that it takes its interest in the Railcar and/or related Lease subject to the rights of the Lessee in such Railcar under the Lease, including the right of quiet enjoyment, shall not in and of itself be deemed to constitute the Lease as other than a Permitted Lease; and

(vi) such agreement contains a provision substantially similar to Article 6 in the Form of Net Lease or Article 4 in the Form of Full Service Lease; provided that this clause (vi) shall not apply if such agreement is subject to the terms of, or entered into pursuant to, an existing master lease agreement dated on or prior to the Initial Closing Date which does not contain such a provision.

“Permitted Lessee” means any of the following:

(i) a railroad company or companies (that is not a Credit Bankrupt, Trinity or any Affiliate of Trinity) organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada or any province thereof, or Mexico or any state thereof, upon lines of railroad owned or operated by such railroad company or companies or over which such railroad company or companies have trackage rights or rights for operation of their trains, and upon connecting and other carriers in the usual interchange of traffic;

(ii) a company with which the Manager would do business in the ordinary course of its business with respect to railcars which it owns or manages for its own account (other than railroad companies, Trinity, Affiliates of Trinity or Credit Bankrupts) for use in their business; and whose credit profile does not vary materially from the credit profile of lessees of other railcars owned, leased or managed by the Manager for its own account; or

(iii) wholly-owned Subsidiaries of Trinity organized under the laws of (x) Canada or any political subdivision thereof or (y) Mexico or any political subdivision thereof, in each case so long as such Leases are on an arm’s length basis;

provided, however, that a Person organized under the laws of Mexico or any state thereof (a “Mexican Lessee”) shall not constitute a Permitted Lessee unless after giving effect to the contemplated lease to such Mexican Lessee, (a) the percentage of Portfolio Railcars in the aggregate (as measured by Adjusted Value) leased (or subleased by a Lessee organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada or any province thereof to a sublessee organized under the laws of Mexico or any state thereof, as applicable) to all Mexican Lessees does not exceed 20% of the Adjusted Value of the Portfolio Railcars in the aggregate, and (b) such percentage does not exceed 15%, in respect of Lessees described in clause (a) whose long term senior unsecured debt is not rated by a Rating Agency or rated by any Rating Agency below BBB- or Baa3, as determined by S&P and Moody’s, as applicable.

“Permitted Purchase Option” has the meaning given such term in Section 5.01(z) of the Master Indenture.

“Permitted Railcar Acquisition” has the meaning given to such term in Section 5.03(c) hereof.

“Permitted Railcar Disposition” has the meaning given to such term in Section 5.03(a)(ii)(3) hereof.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any political subdivision thereof or any other legal entity, including public bodies.

“Policy” means, as the context may require, (a) the financial guaranty insurance policy issued by Ambac Assurance Corporation in respect of the Series 2006-1 Notes on the Initial Closing Date, or (b) a Comparable Policy.

“Policy Provider” means (a) Ambac Assurance Corporation and its successors and permitted assigns, as Series Enhancer and Policy Provider under the Series 2006-1 Supplement, and (b) where the context may require, a Series Enhancer for a Series of Additional Notes (or Class thereof) where the Series Enhancement so provided constitutes a Comparable Policy.

“Policy Provider Default” means the occurrence and continuance of any of the following events with respect to a Policy: (a) the Policy Provider shall have failed to pay any “Insured Amount” or comparable obligation as described or defined therein, required under the Policy in accordance with its terms; (b) the Policy Provider shall have (i) filed a petition or commenced any case or proceeding under any provision or chapter of the Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, (ii) made a general assignment for the benefit of its creditors, or (iii) had an order for relief entered against it under the Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization; or (c) a court of competent jurisdiction, the applicable state insurance department or other competent regulatory authority shall have entered a judgment or decree (i) appointing a custodian, trustee, agent or receiver for the Policy Provider or for all or any material portion of its property or (ii) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Policy Provider (or the taking of possession of all or any material portion of the property of the Policy Provider).

“Policy Provider Documents” has the meaning given such term in the applicable Series Supplement for the Series or Class thereof as to which the related Policy Provider has issued a Series Enhancement.

“Portfolio” means, at any time, all Portfolio Railcars and the Leases related to such Railcars.

“Portfolio Railcars” means, as of any date of determination, all Railcars then owned by Issuer that are subject to the Security Interest granted pursuant to the Master Indenture.

“Precedent Lease” has the meaning given to such term in Section 5.03(d)(ii) hereof.

“Principal Terms” means, with respect to any Series, all of the following information: (i) the name or designation of such Series and the Classes of Equipment Notes to constitute such Series; (ii) the initial principal amount of the Equipment Notes to be issued for such Series (or method for calculating such amount); (iii) the interest rate to be paid with respect to each Class of Equipment Notes for such Series; (iv) the Payment Date and the date or dates from which interest shall accrue and on which principal is scheduled to be paid; (v) the designation of any Series Accounts and the terms governing the operation of any such Series Accounts; (vi) the terms of any form of Series Enhancement with respect thereto; (vii) the Final Maturity Date for the Series; (viii) the Control Party with respect to such Series; (ix) the Scheduled Principal Payment Amounts and the Minimum Principal Payment Amounts for each Class of Equipment Notes within such Series, (x) the designation of such Series or the Classes therein as Class A Notes or Class B Notes, and (xi) any other terms of such Series.

“Private Placement Legend” means the legend initially set forth on the Equipment Notes in the form set forth in Section 2.02 hereof.

“Proceeding” means any suit in equity, action at law, or other judicial or administrative proceeding.

“Proceeds” means (a) all “proceeds” as defined in Article 9 of the UCC, (b) dividends, payments or distributions made with respect to any Investment Property and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected, converted or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Pro Forma Lease” has the meaning given to such term in Section 5.03(d) hereof.

“Prospective Operating Expenses” means, as of any date of determination, the Administrator’s (after consulting with the Manager) good faith estimate of significant anticipated Operating Expenses of the Issuer expected to be incurred over the next 12 Collection Periods.

“Prudent Industry Practice” means at a particular time and to the extent the same are generally known by those in the industry, the standard of operating and maintenance practices, methods and acts, including, but not limited to those required by the Field Manual of the AAR, FRA rules and regulations and Interchange Rules, which, in the light of the relevant facts is generally engaged in or approved by a significant portion of the owners, managers and operators of railcars in the United States that are similar to the Portfolio Railcars, could have been expected to accomplish the desired result consistent with good business practices, reliability, safety and expedition. Prudent Industry Practice is not intended to require optimum practice, method or acts, but rather a spectrum of possible practices, methods or acts that are generally engaged in by other owners, managers and operators of railcars in the United States which are similar to the Portfolio Railcars.

“Purchase Option Disposition” has the meaning given to such term in Section 5.03(a)(i).

“Purchase Option Notice” has the meaning given to such term in Section 4.12.

“Purchase Price” means (a) in the case of a Permitted Railcar Acquisition, the amount to be paid to the seller of a Railcar pursuant to the Acquisition Agreement or the Asset Transfer Agreement, and (b) in the case of a Required Modification or an Optional Modification, the cost of such Required Modification or Optional Modification, as provided in the Modification Agreement (if any) with the Supplier of such Required Modification or Optional Modification.

“Qualified Institutional Buyer” means a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act.

“Qualifying Replacement Railcars” has the meaning given such term in Section 5.03(a)(iii)(B).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Railcar” means an item of railroad rolling stock, including any autorack, together with (i) any and all replacements or substitutions thereof, (ii) any and all tangible components thereof and (iii) any and all related appliances, parts, accessories, appurtenances, accessions, additions, improvements to and replacements from time to time incorporated or installed in any item thereof.

“Railcar Disposition” means any sale, transfer or other disposition of any Railcar (or an interest therein), including by reason of such Railcar suffering a Total Loss.

“Railcar Disposition Agreement” means any lease, sublease, conditional sale agreement, finance lease, hire purchase agreement or other agreement (other than an agreement relating to maintenance, modification or repairs) or any purchase option granted to a Person other than Issuer to purchase a Railcar pursuant to a purchase option agreement, in each case pursuant to which any Person acquires or is entitled to acquire legal title to, or the economic benefits of ownership of, such Railcar.

“Railcar Type Concentration Limits” means the limits, based on the number of the applicable Portfolio Railcars within a particular type, as measured against the aggregate Adjusted Value of the Portfolio Railcars, set forth in Exhibit E of the Master Indenture and measured as of any particular date of determination. It is understood that the categories for Railcar types set forth on such Exhibit E are, as to any particular Railcar, determined by the Issuer in consultation with the Manager based on the most recent available information that the Issuer or Manager has as to the use of such Railcar by a Lessee, and such information may not reflect any change in or additional usage to which a particular Railcar has been subjected by a Lessee, which usages or types of usages are generally not within the Issuer’s or the Manager’s control or necessarily subjected to any regular or periodic monitoring by the Issuer or the Manager.

“Railroad Authority” means the STB, the AAR, and/or any other governmental authority which, from time to time, has control or supervision of railways or has jurisdiction over the railworthiness, operation and/or maintenance of a Railcar operating in interchange.

“Railroad Mileage Credits” means the mileage credit payments made by railroads under their applicable tariffs to the registered owner of identifying marks on the railcars.

“Rating Agency” means, with respect to any Series of Equipment Notes, the nationally recognized statistical rating organization selected by Issuer to issue a rating with respect to such Series of Equipment Notes or Class thereof as specified in the applicable Series Supplement; provided that such organizations shall only be deemed to be a Rating Agency for purposes of the Master Indenture with respect to Equipment Notes they are then rating, as specified in the related Series Supplement.

“Rating Agency Confirmation” means, with respect to any action or omission specified herein for which a Rating Agency Confirmation is required, both (x) a prior written confirmation from each Rating Agency then maintaining a rating on any Series of Equipment Notes (or Class thereof) then Outstanding that such action or omission in and of itself will not result in a lowering, qualification or withdrawal of the then current ratings on any such Series or Class and

(y) in the case of a Series or Class benefiting from any Series Enhancement consisting of a Policy, a prior written confirmation from each Rating Agency that issued to the applicable Series Enhancer an underlying rating for such Series or Class with respect to the risk secured by such Series Enhancement, that such action or omission in and of itself will not result in a lowering, qualification or withdrawal of the then current underlying rating with respect to such risk.

“Received Currency” has the meaning given to such term in Section 13.06(a) hereof.

“Record Date” means with respect to each Payment Date, the close of business on the fifth Business Day immediately preceding such Payment Date and, with respect to the date on which any Direction is to be given by the Equipment Noteholders, the close of business on the last Business Day prior to the solicitation of such Direction.

“Redemption” means an Optional Redemption.

“Redemption/Defeasance Account” means an account established by the Master Indenture Trustee pursuant to Section 3.10 hereof.

“Redemption Date” means the date, which shall in each case be a Payment Date (unless constituting a Refinancing), on which Equipment Notes of any Series are redeemed in whole or in part pursuant to a Redemption.

“Redemption Fraction” has the meaning given to such term in Section 3.18(b) hereof.

“Redemption Notice” means, a notice sent by the Indenture Trustee to each Holder of the Series of Equipment Notes or Class thereof to be redeemed, as described in Section 3.16(d) hereof.

“Redemption Premium” means, with respect to the principal amount of any Equipment Note to be prepaid on any prepayment date, an amount equal to the product obtained by multiplying (a) the excess, if any, of (i) the sum of the present values of all the remaining Scheduled Principal Payment Amounts and interest, based upon scheduled amortization, from the prepayment date to the fifteenth anniversary of the Issuance Date of such Equipment Note, discounted monthly on the day of each month at a rate equal to the Treasury Rate plus 0.50%, based upon a 360-day year of twelve 30-day months, over (ii) the aggregate Outstanding Principal Balance of such Equipment Note, based upon such scheduled amortization, plus any accrued but unpaid interest thereon by (b) a fraction, the numerator of which shall be the aggregate Outstanding Principal Balance of such Equipment Note to be prepaid on such Redemption Date and the denominator of which shall be the aggregate Outstanding Principal Balance of such Equipment Note; provided that the Outstanding Principal Balance of such Equipment Note for the purpose of clause (a)(ii) and (b) of this definition shall be determined after deducting the principal installment, if any, due on such Redemption Date.

“Redemption Price” means, with respect to any Series of Equipment Notes or Class thereof that will be the subject of a Redemption, an amount (determined as of the Determination Date for the Redemption Date for any Redemption) equal to, unless otherwise specified in the related Series Supplement, the Outstanding Principal Balance of the Series or Class of Equipment Notes being repaid together with all accrued and unpaid interest thereon and, if specified in the related Series Supplement, a Redemption Premium.

“Refinancing” means the issuance of an Additional Series of Equipment Notes for the purpose of an Optional Redemption of all, and not less than all, of an outstanding Series of Equipment Notes.

“Register” has the meaning given to such term in Section 2.03(a) hereof.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Book-Entry Notes” means the Unrestricted Book-Entry Notes and the Regulation S Temporary Book-Entry Notes.

“Regulation S Temporary Book-Entry Note” means Equipment Notes initially sold outside the United States in reliance on Regulation S, represented by a single temporary global note in fully registered form, without interest coupons, the form of which shall be substantially in the form of the applicable Note Form for such Equipment Note, with the legends required by Section 2.02 for a Regulation S Temporary Book-Entry Note inscribed thereon and with such changes therein and such additional information as may be specified in the Series Supplement pursuant to which such Equipment Note is issued.

“Reimbursable Services” has the meaning assigned thereto in Section 5.4 of the Management Agreement.

“Related Documents” means the Service Provider Agreements, any Acquisition Agreement, each Enhancement Agreement, this Master Indenture, the Equipment Notes, each Series Supplement and the Security Documents, together with all certificates, documents and instruments delivered pursuant to any of the foregoing.

“Related Party” means, with respect to any Person, an Affiliate of such Person and any director, officer, servant, employee, agent, successor or permitted assign of that Person or any such Affiliate.

“Relative Document” has the meaning given to such term in Section 5.04(bb)(i) hereof.

“Relative Document Inspection” has the meaning given to such term in Section 5.04(bb)(i) hereof.

“Relevant Information” means the information provided by the Service Providers to the Administrator that is required to enable the Administrator make the calculations contemplated by Section 3.12(a) through (e).

“Remaining Weighted Average Life” means, with respect to any date of prepayment or any date of determination of any Equipment Note, the number of days equal to the quotient obtained by dividing (a) the sum of the products obtained by multiplying (i) the Outstanding Principal Balance of such Equipment Note for each Payment Date in accordance with the Scheduled Targeted Principal Balance (in the case of a prepayment date, from the prepayment date to the first Payment Date occurring on or immediately following the fifteenth anniversary of the related Issuance Date) by (ii) the number of days from and including the prepayment date or date of determination to but excluding the scheduled payment date of such principal payment by (b) the Outstanding Principal Balance of such Equipment Note.

“Renewal Lease” has the meaning given to such term in Section 5.03(d) hereof.

“Replacement Exchange” means the acquisition by Issuer of one or more Qualifying Replacement Railcars with all or a portion of the Disposition Proceeds from a Permitted Discretionary Sale, a Purchase Option Disposition or an Involuntary Railcar Disposition, in each case within the Replacement Period applicable to such Railcar Disposition, as provided in Section 5.03.

“Replacement Period” means, with respect to the Issuer’s use of all or any portion of Disposition Proceeds as permitted in accordance with this Master Indenture, the period beginning on the date of such Railcar Disposition and ending on the earlier of (i) the 180 th day after the date of the Issuer’s receipt of all Disposition Proceeds from such Railcar Disposition and (ii) the occurrence of an Event of Default.

“Required Expense Amount” means, with respect to a Payment Date, an amount equal to the sum of (i) the Operating Expenses payable on such Payment Date, consisting of all Operating Expenses actually incurred by the Service Providers and not previously reimbursed and the amounts shown on all invoices received from the Service Providers for the reimbursement or payment of Operating Expenses due or to become due on or before such Payment Date and not previously paid or reimbursed, (ii) a reserve amount to be deposited for Operating Expenses that are due and payable during the Interest Accrual Period beginning on such Payment Date and (iii) a reserve amount to be deposited for Prospective Operating Expenses.

“Required Expense Deposit” has the meaning ascribed to such term in Section 3.12(a).

“Required Expense Reserve” means the sum of the amounts described in clauses (ii) and (iii) in the definition of “Required Expense Amount.”

“Required Modification” means any alteration or modification of a Portfolio Railcar required by the AAR, the FRA, the United States Department of Transportation or any other United States or state governmental agency or any other applicable law (including without limitation, the laws of Mexico, Canada or any of their respective states and territories (as applicable)) and required by such entity as a condition of continued use or operation of such Railcar in interchange.

“Required Transition Expense Amount” means (i) at any time that the rating of the long-term Dollar denominated unsecured debt obligations of Trinity Industries, Inc. is below BB- by S&P or below Ba3 by Moody’s, $500,000 (provided that such amount shall be reduced to $250,000 after the appointment of a back-up Manager meeting the requirements of a “Successor Manager” as set forth in Section 8.6 of the Management Agreement) and (ii) at any time that such rating is BB- by S&P and Ba3 by Moody’s or above, $0.

“Requisite Majority” means, with respect to any proposed action to be taken pursuant to the terms of this Master Indenture or any other Operative Agreement, that such action shall have been approved or directed by: (a) at any time a Policy (other than during the continuance of a Policy Provider Default with respect to such Policy) is then in effect with respect to any Class A Notes, Specified Series Enhancers (other than Defaulting Series Enhancers) representing more than fifty percent (50%) of the Outstanding Principal Balance of all Series of Class A Notes then enhanced by a Policy (excluding any such Outstanding Principal Balance with respect to any such Series enhanced by a Policy with respect to which a Policy Provider Default shall have occurred and be continuing), and (b) at any time other than as described in clause (a), Control Parties representing more than fifty percent (50%) of the sum of the then Outstanding Principal Balance of the Senior Class, provided that, in making such a determination under either clause (a) or clause (b), each Specified Series Enhancer or Control Party, as the case may be, shall be deemed to have voted the entire Outstanding Principal Balance of the related Senior Class for which it is the Specified Series Enhancer or Control Party in favor of, or in opposition to, such proposed action, as the case may be.

“Responsible Officer” means, with respect to the subject matter of any covenant, agreement or obligation of any party contained in any Operative Agreement, the President, or any Vice President, Assistant Vice President, Treasurer, Assistant Treasurer or other officer, who in the normal performance of his or her operational responsibility would have knowledge of such matter and the requirements with respect thereto; and with respect to the Indenture Trustee, any trust officer at its corporate trust office (or any other officer to whom any matter has been referred because of such officer’s knowledge and familiarity with the particular subject); and when used in connection with the Issuer, shall include any such officer of the Manager or the Insurance Manager or the Administrator acting on behalf of the Issuer under the applicable Service Provider Agreement, as the case may be.

“Rider” means a schedule or rider to a master lease agreement between the lessor thereunder and a lessee that evidences the lease transaction in respect of the individual railcars listed thereon, as contemplated in such master lease agreement.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or any successor to such corporation’s business of rating securities, or, if such corporation or its successor shall for any reason no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized rating agency designated by Issuer.

“Schedule” means a schedule or rider to a master lease agreement between the lessor thereunder and a lessee that evidences the lease transaction in respect of the individual railcars listed thereon, as contemplated in such master lease agreement.

“Scheduled Principal Payment Amount” means, for each Series of Equipment Notes or Class thereof on any Payment Date, the excess, if any, of (x) the sum of the then Outstanding Principal Balance of all Equipment Notes of such Series or Class (after giving effect to any payment of the Minimum Principal Payment Amount for such Series or Class of Equipment Notes actually paid on such Payment Date, over (y) the Scheduled Targeted Principal Balance for such Series or Class for such Payment Date.

“Scheduled Targeted Principal Balance” means, for each Class of Equipment Notes within a Series and for any Payment Date, the amount identified as such for that Class in the related Series Supplement, as it may be adjusted from time to time in accordance with Section 3.18 of the Master Indenture.

“Secured Obligations” has the meaning given such term in the Granting Clause hereof.

“Secured Parties” means the holders of and/or obligees in respect of the Secured Obligations, including without limitation the Noteholders and the Series Enhancers.

“Securities” means any obligations of an issuer or any shares, participations or other interests in an issuer or in property or an enterprise of an issuer that (i) are represented by a certificate representing a security in bearer or registered form, or the transfer of which may be registered upon books maintained for that purpose by or on behalf of the issuer, (ii) are one of a class or series or by its terms is divisible into a class or series of shares, participations, interests or obligations and (iii)(A) are, or are of a type, dealt with or traded on securities exchanges or securities markets or (B) are a medium for investment and by their terms expressly provide that they are a security governed by Article 8 of the UCC.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Accounts” means all “securities accounts” as defined in Article 9 of the UCC.

“Securities Entitlements” means all “security entitlements” as defined in Article 9 of the UCC.

“Security Documents” means this Agreement [and each other agreement that creates a Security Interest in favor of the Secured Parties].

“Security Interests” means the security interests and other Encumbrances granted or expressed to be granted in the Collateral pursuant to the Master Indenture.

“Seller” has the meaning given such term in the Asset Transfer Agreement.

“Senior Claim” has the meaning given thereto in Section 11.01(a) hereof.

“Senior Claimant” has the meaning given thereto in Section 11.01(a) hereof.

“Senior Class” means (a) initially, all Equipment Notes constituting Class A Notes then Outstanding, and (b) upon and after the occurrence of both (x) the payment in full of the Outstanding Principal Balance of all Class A Notes, all accrued interest thereon and any other Outstanding Obligations with respect to the Class A Notes, and (y) the termination of all Policies enhancing any Class A Notes, all Equipment Notes constituting Class B Notes then Outstanding.

“Series” means any series of Equipment Notes established pursuant to a Series Supplement.

“Series Account” has the meaning given to such term in Section 3.01(a) hereof.

“Series Allocation Rules” has the meaning given to such term in Section 3.14(c) hereof.

“Series Enhancement” means the rights and benefits provided to the Noteholders of any Series pursuant to any letter of credit, surety bond, financial guaranty insurance policy, insurance agreement, cash collateral or reserve account, spread account, guaranteed rate agreement, maturity liquidity facility or other similar arrangement. The subordination of any Class of Equipment Notes to that of another Class shall not be deemed to be a Series Enhancement.

“Series Enhancer” means, for each Series, the Person as set forth in the related Series Supplement then providing any Series Enhancement.

“Series Enhancer Expenses” means, with respect to any Series Enhancer, all amounts payable by the Issuer under the applicable Enhancement Agreements (including without limitation, to the extent payable by the Issuer under the applicable Enhancement Agreements, (i) costs and expenses of such Series Enhancer, (ii) legal fees, auditors’ fees and disbursements and similar fees payable by the Issuer, (iii) amounts payable in connection with any indemnification provisions set forth in the applicable Enhancement Agreements, (iv) interest on any payments made by such Series Enhancer pursuant to the applicable Enhancement Agreements and (v) interest on any of the foregoing amounts not paid when due pursuant to the applicable Enhancement Agreements), but specifically excluding (x) all payments made by such Series Enhancer pursuant to the applicable Enhancement Agreements and (y) all Enhancement Premium, Enhancement Prepayment Premium and Enhancement Step Up Premium Amount.

“Series Issuance Date” means, with respect to any Series, the date on which the Equipment Notes of such Series are issued in accordance with the provisions of Section 9.06 of this Master Indenture and the related Series Supplement.

“Series Supplement” means any supplement to this Master Indenture which sets forth the Principal Terms and other terms and conditions of the Series of Equipment Notes issued thereunder.

“Series 2006-1 Notes” means the Equipment Notes issued pursuant to the Series 2006-1 Supplement.

“Series 2006-1 Policy” means the financial guaranty insurance policy issued on the Initial Closing Date by the Policy Provider, as described in the Series 2006-1 Supplement.

“Series 2006-1 Supplement” means the Series Supplement, dated as of the Initial Closing Date, with respect to the Series 2006-1 Notes.

“Services Standard” has the meaning assigned thereto in Section 3.1 of the Management Agreement.

“Service Provider” means each of or all of (as the context may require) the Manager, the Insurance Manager, the Indenture Trustee and the Administrator.

“Service Provider Agreements” means, when used with respect to any Service Provider, the Management Agreement, the Insurance Agreement, the Administrative Services Agreement or the Master Indenture, in each case as applicable to such Service Provider which is party thereto, or any of the foregoing individually as the context requires.

“Service Provider Fees” means any fees and expenses due or reimbursable to Service Providers in accordance with the applicable agreements with such Servicer Providers (including the Related Documents), including, without limitation, the Indenture Trustee Fees due to the Indenture Trustee hereunder, but excluding any such amounts that constitute Operating Expenses.

“Servicing Agreement” means the Marks Servicing Agreement.

“Sold Railcars” has the meaning given to such term in Section 5.03(a)(iii)(D) hereof.

“Specified Provisions” mean any of the following provisions: (a) the definition of “Flow of Funds”, any provision described in such definition or any defined term referred to in any such provision, if and to the extent the effect of any amendment, modification, waiver or consent in respect of any such provision or defined term referred to therein changes the priorities of payments that are owing to any Series Enhancer or in respect of any Class A Notes, (b) the definition of “Series Allocation Rules” or any provision described in such definition, (c) the definitions of “Adjusted Value”, “Class A Issuance Condition”, “Class B Issuance Condition”, “Early Amortization Event”, “Rating Agency Confirmation”, “Requisite Majority” or “Specified Series Enhancers”, (d) Section 3.14 [Allocation Rules] , Section 4.01 [Events of Default] , Section 4.04 [Waiver of Existing Defaults] , Section 5.01(z) [Purchase Options ], Section 5.01(bb) [Concentration Limits] , Section 5.02(a) [No Release of Obligations] , Section 5.02(c) [Indebtedness] , Section 5.02(o) [Ratings on Equipment Notes] , Section 5.02(p) [Separate Entity Characteristics] , Section 5.03 [Portfolio Covenants] , Section 5.04(o) [Restriction on Amendments to Assigned Agreements and Certain Other Actions] , Section 5.04(r) [Organizational Documents] , Section 5.04(bb) [Inspection] , Section 6.11 [Certain Rights of the Control Party/Requisite Majority] or Section 9.06 [Issuance of Additional Equipment Notes] hereof, (e) the definition of “Manager Replacement Event,”, “Manager Termination Event” or “Manager Default” or Sections 8.2, 8.3, 8.5 or 8.6 of the Management Agreement, (f) the Account Administration Agreement or (g) this definition of “Specified Provisions”.

“Specified Series Enhancers” means, collectively, as of any date of determination, each Eligible Policy Provider that shall have provided Series Enhancement in respect of Outstanding Class A Notes pursuant to a Policy.

“Stated Interest” means, with respect to any Equipment Note, the amount of interest payable on such Equipment Note at the Stated Rate set forth in the related Series Supplement.

“Stated Interest Amount” means, with respect to any Series of Equipment Notes, that amount of Stated Interest due and payable on such Series of Equipment Notes (or Class thereof) on a Payment Date, including any Stated Interest due and payable on a prior Payment Date that was not paid on such Payment Date.

“Stated Interest Shortfall” has the meaning given to such term in Section 3.12(d).

“Stated Rate” means, as specified in the related Series Supplement, the rate of interest payable on a specific Equipment Note of the related Series or Class of Equipment Note within the related Series.

“STB” means the Surface Transportation Board of the United States Department of Transportation or any successor thereto.

“Stock” means all shares of capital stock, all beneficial interests in trusts, all partnership interests (general or limited) in a partnership, all ordinary shares and preferred shares and any options, warrants and other rights to acquire such shares or interests.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“SUBI Certificate” means, with respect to Railcars that are conveyed to the Issuer from time to time so as to become Portfolio Railcars and that bear Trinity Marks, a SUBI Certificate evidencing a SUBI interest in such Trinity Marks under the Marks Trust Agreement.

“Successor Administrator” has the meaning assigned thereto in Section 4(d) of the Administrative Services Agreement.

“Successor Insurance Manager” has the meaning assigned thereto in Section 6.3(b) of the Insurance Agreement.

“Successor Manager” has the meaning assigned thereto in Section 8.4 of the Management Agreement.

“Supplement” means a supplement to the Master Indenture, other than a Series Supplement.

“Supplier” means the Person that supplies or installs a Required Modification or Optional Modification and to whom payment for the Purchase Price of such Required Modification or Optional Modification is to be made.

“Supporting Obligation” means all “supporting obligations” as defined in Article 9 of the UCC.

“Tax” and “Taxes” mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) imposed or otherwise assessed by the United States or by any state, local or foreign government (or any subdivision or agency thereof) or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and similar charges; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, taxes on goods and services, gains taxes, license, registration and documentation fees, customs duties, tariffs, and similar charges.

“Third Party Event” has the meaning given to such term in Section 5.04 hereof.

“TILC” means Trinity Industries Leasing Company, a Delaware corporation.

“TILC Agreements” means the Operative Agreements to which TILC is or will be a party.

“TILC Fleet” means all railcars owned or leased by TILC as of any date of determination and does not include the Portfolio.

“Total Loss” means, with respect to any Railcar (a) if the same is subject to a Lease, an Event of Loss (as defined in such Lease) or the like (however so defined); or (b) if the same is not subject to a Lease, (i) its actual, constructive, compromised, arranged or agreed total loss, (ii) its destruction, damage beyond economic repair or being rendered unfit for commercial use for any reason whatsoever, (iii) its requisition for title, confiscation, restraint, detention, forfeiture or any compulsory acquisition or seizure or requisition for hire (other than a requisition for hire for a temporary period not exceeding 180 days) by or under the order of any government (whether civil, military or de facto) or public or local authority or (iv) its hijacking, theft or disappearance, resulting in loss of possession by the owner or operator thereof for a period of ninety (90) consecutive days or longer. A Total Loss with respect to any Railcar shall be deemed to occur on the date on which such Total Loss is deemed pursuant to the relevant Lease to have occurred or, if such Lease does not so deem or the relevant Railcar is not subject to a Lease, (A) in the case of an actual total loss or destruction, damage beyond economic repair or being rendered permanently unfit, the date on which such loss, destruction, damage or rendering occurs (or, if the date of loss or destruction is not known, the date on which the relevant Railcar was last heard of); (B) in the case of a constructive, compromised, arranged or agreed total loss, the earlier of (1) the date 30 days after the date on which notice claiming such total loss is issued to the insurers or brokers and (2) the date on which such loss is agreed or compromised by the insurers; (C) in the case of requisition for title, confiscation, restraint, detention, forfeiture, compulsory acquisition or seizure, the date on which the same takes effect; (D) in the case of a requisition for hire, the expiration of a period of 180 days from the date on which such requisition commenced (or, if earlier, the date upon which insurers make payment on the basis of a Total Loss); or (E) in the case of clause (iv) above, the final day of the period of 90 consecutive days referred to therein.

“Transition Expense Account” has the meaning given to such term in Section 3.01(a) hereof.

“Treasury Rate” means with respect to prepayment of each Equipment Note, a per annum rate (expressed as a monthly equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield), determined to be the per annum rate equal to the monthly yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), as published in H.15(519)). H.15(519) means “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the third Business Day preceding the scheduled prepayment date.

“Trinity” means Trinity Industries, Inc., a Delaware corporation.

“TRLT-II” means Trinity Rail Leasing Trust II, a Delaware statutory trust.

“TRLT-II Agreements” means the Operative Agreements to which TRLT-II is or will be a party.

“Trinity Marks” means the Marks owned by the Marks Company designated “TILX” and TIMX.”

“UCC” means the Uniform Commercial Code as enacted in the State of New York, or when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“Unit Inspection” has the meaning given to such term in Section 5.04(bb)(i) hereof.

“United States Person” and “U.S. Person” have the meanings given to such terms in Regulation S under the Securities Act.

“Unrestricted Book-Entry Note” shall have the meaning given to such term in Section 2.01(d)(iv) hereof, the form of which shall be substantially in the form of the applicable Note Form for such Equipment Note, with the legends required by Section 2.02 for an Unrestricted Book-Entry Note inscribed thereon and with such changes therein and such additional information as may be specified in the Series Supplement pursuant to which such Equipment Note is issued.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“U.S. Government Obligations” has the meaning given to such term in Section 12.02(a) hereof.

“Weighted Average Age” means, in respect of any portfolio or group of Railcars as to which the same is being determined, the weighted (by quantity of Railcars) average age in years of such portfolio or group. For purposes of determining the age of a Railcar in determining Weighted Average Age, age in years is measured from the date of manufacture.

“Weighted Average Life” in respect of a Class of Equipment Notes within a Series and as of their date of issuance, equals (i) the sum of the products on each Payment Date of (A) the principal payments assumed to be made in respect of such Class of Equipment Notes on each such Payment Date after the date of issuance, determined by reference to the Scheduled Targeted Principal Balances or the Minimum Targeted Principal Balances, as applicable, and (B) the number of years from the date of issuance of such Class of Equipment Notes to such Payment Date, divided by (ii) the initial principal balance of such Class of Equipment Notes. The remaining Weighted Average Life of any Series of Class thereof as of any date after their issuance is calculated in the same manner, but substituting the date of determination for the date of issuance.

“Wilmington Funds” means service shares of the Money Market Portfolios of WT Mutual Fund, a mutual fund for which Wilmington Trust Company serves as custodian and Rodney Square Management Corp., an affiliate of Wilmington Trust Company, serves as investment advisor or other available fund comprised of shares in any money market mutual fund registered under the Investment Company Act of 1940, as amended, that is rated in the highest rating category by any of Moody’s, S&P or Fitch.

“WTC” means Wilmington Trust Company, a Delaware banking corporation.